As filed with the staff of the Securities and Exchange Commission on October 12, 2001

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Versatel Telecom International N.V.

(Exact name of registrant as specified in its charter)

The Netherlands (State or other jurisdiction incorporation or organization)	4813 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)

Hullenbergweg 101
1101 CL Amsterdam-Zuidoost
The Netherlands
(31 20) 750 1000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
1633 Broadway
New York, NY 10019
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Jan van Berne Versatel Telecom International N.V. Hullenbergweg 101 1101 CL Amsterdam-Zuidoost The Netherlands (31 20) 750-1012	David J. Beveridge Shearman & Sterling Broadgate West 9 Appold Street London EC2A 2AP England (44 20) 7655-5000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Calculation of Registration Fee

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
Securities to be Registered(1)	Registered	per share(2)	offering price(3)	Registration Fee(3)

Ordinary Shares par value NLG 0.05 per share	153,387,899 shares	$0.69	$71,437,790	$17,859.45

(1)	American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the ordinary shares registered hereby will be registered pursuant to a separate Registration Statement on Form F-6.

(2)	Based on the average of the high and low sale prices on the Nasdaq National Market on October 9, 2001 of $0.69 per American Depositary Share.

(3)	For filing purposes, the proposed maximum aggregate offering price presented here represents the market value of the securities received by the registrant minus the cash to be paid by the registrant to the holders of the securities.

(4)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(f) under the Securities Act, based on the average of the bid and ask prices of the notes on October 9, 2001 minus the cash to be paid by the registrant to the holders of such securities.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION) DATED OCTOBER 12, 2001

EXCHANGE OFFER AND CONSENT SOLICITATION
in respect of all outstanding
$225,000,000 13 1/4% Senior U.S. Dollar Notes due 2008;
$150,000,000 13 1/4% Senior U.S. Dollar Notes due 2008;
$180,000,000 11 7/8% Senior U.S. Dollar Notes due 2009;
€120,000,000 11 1/4% Senior Euro Notes due 2009;
€300,000,000 11 1/4% Senior Euro Notes due 2010;
€300,000,000 4% Senior Convertible Notes due 2004; and
€360,000,000 4% Senior Convertible Notes due 2005
of

Versatel Telecom International N.V.

TERMS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION

•	We are offering to exchange up to 100% of our notes outstanding for cash and ordinary shares or American Depositary Shares (“ADSs”, and collectively with the ordinary shares, “shares”) of Versatel. Concurrently with the exchange offer, we are soliciting the consent from the holders of our high yield notes to amend the indentures that govern such notes and from the holders of our convertible notes to amend the terms and conditions of such notes.

•	If you decide to participate in the exchange offer, you will receive the following consideration for every $1,000 or €1,000, as the case may be, in principal amount of the high yield notes and initial principal amount of the convertible notes tendered:

Series:	Consideration:
$225,000,000 13 1/4% senior US dollar notes due 2008	$215 and 116.321 shares

$150,000,000 13 1/4% senior US dollar notes due 2008	$215 and 116.321 shares

$180,000,000 11 7/8% senior US dollar notes due 2009	$205 and 115.805 shares

€120,000,000 11 7/8% senior euro notes due 2009	€205 and 105.533 shares

€300,000,000 11 1/4% senior euro notes due 2010	€205 and 105.533 shares

€300,000,000 4% senior convertible notes due 2004	€150 and 70.982 shares

€360,000,000 4% senior convertible notes due 2005	€150 and 70.982 shares

In addition, we will pay accrued cash interest on the notes. No other consideration will be paid, including any accrued non-cash interest or in respect of any accretion on the initial principal amount of our convertible notes. Any notes not tendered and exchanged will remain outstanding.

•	The exchange offer is conditioned, among other things, on the receipt of tenders of at least 90% in aggregate initial principal amount of all notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding.

•	Subject to satisfaction of the conditions to the exchange offer, we will exchange all of your notes that you validly tender and do not withdraw.

•	You may withdraw any notes tendered for exchange at any time before the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York time (11:00 p.m., Amsterdam time), on , 2001, unless we extend the exchange offer.

•	The exchange of your notes for cash and shares may be a taxable exchange for U.S. federal income tax and Netherlands tax purposes.

•	Our ordinary shares are listed on Euronext Amsterdam and our ADSs are listed on the Nasdaq National Market under the symbol “VRSA”. The closing prices for our ordinary shares and our ADSs on October 9, 2001 were €0.82 and $0.69, respectively.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         This investment involves risks. We urge you to read the “Risk Factors” section of this prospectus beginning on page 15, which describes specific risks associated with the exchange offer and consent solicitation.

The Dealer Managers for the Exchange Offer are:

Lehman Brothers	Morgan Stanley

The date of this prospectus is                                , 2001.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PRESENTATION OF INFORMATION
FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND CONSENT SOLICITATION
TERMS AND CONDITIONS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION
RISK FACTORS
PURPOSE AND EFFECTS OF THE EXCHANGE OFFER AND CONSENT SOLICITATION
THE EXCHANGE OFFER
THE CONSENT SOLICITATION
MARKET AND TRADING INFORMATION
EXCHANGE RATE INFORMATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Unaudited pro forma consolidated balance sheet
Unaudited pro forma consolidated statements of operations
Unaudited pro forma consolidated statements of operations
Notes to unaudited pro forma consolidated financial information
USE OF PROCEEDS
CAPITALIZATION
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
THE COMPANY
MANAGEMENT
MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
TAXATION
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
GENERAL LISTING INFORMATION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
Report of independent public accountant
Report of independent public accountant
Report of independent public accountant
Consolidated balance sheets
Consolidated statements of operations
Consolidated statements of cash flows
Consolidated statements of changes in shareholders’ equity
notes to the consolidated financial statements
Interim unaudited consolidated balance sheet
Interim unaudited consolidated statements of operations
Interim unaudited consolidated statements of cash flows
Interim unaudited consolidated statement of changes in shareholders’ equity notes to the interim unaudited consolidated financial statements
STATEMENT RE COMPUTATION OF EARNINGS/FIXED CHARGES
LIST OF SUBSIDIARIES
CONSENT OF ARTHUR ANDERSEN
CONSENT OF BDO DEUTSCHE WARENTREUHAND AG
CONSENT OF BDO NORDWESTDEUTSCHE TREUHAND

         Versatel confirms that to the best of its knowledge and having made all reasonable inquiries the information contained in this prospectus is true and accurate in all material respects, and that to the best of the knowledge and belief of Versatel there are no other facts, the omission of which would, in the context of its offering, make any statement in this prospectus misleading in any material respect. Versatel is responsible for the accuracy and completeness of the information contained in this prospectus.

         You should rely only on the information contained in this prospectus and the documents incorporated therein by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering cash and our shares in exchange for your notes only in jurisdictions where this offer and exchange is permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus.

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This prospectus incorporates important business and financial information about us that is not included in this document. The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into this prospectus:

         •  Versatel’s Annual Report on Form 20-F for the year ended December 31, 2000 filed on March 30, 2001; and

         •  Versatel’s Reports on Form 6-K filed on April 27, May 15 and August 10, 2001.

         All documents that we file under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the exchange offer will be automatically incorporated by reference into this prospectus and be a part of this prospectus. Later statements in this prospectus or in documents incorporated by reference modify or replace earlier statements on the same subject, including those incorporated by reference above.

         We will provide any documents incorporated by reference without charge to each person to whom this prospectus is delivered upon the written or oral request of such person to: Investor Relations, Versatel Telecom International N.V., Hullenbergweg 101, 1101 CL Amsterdam-Zuidoost, The Netherlands, telephone: (31 20) 750 1231, facsimile: (31 20) 750 1019. In order to ensure timely delivery of documents, any request should be made no later than five business days prior to the expiration of the exchange offer.

PRESENTATION OF INFORMATION

         As of January 1, 2000, we have published our financial statements in euro. Prior to this date we published our financial statements in Dutch guilders. We have restated the financial statements and other financial data presented herein for the periods prior to January 1, 2000 in euro using the fixed conversion rate of NLG 2.20371 per €1.00 established with the implementation of the third stage of Monetary Union. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

         References to “euro” or “€” are to the currency introduced at the start of the third stage of Economic and Monetary Union pursuant to the Treaty establishing the European Economic Community, as amended by the Treaty on European Union, references to “Dutch guilders” or “NLG” are to the currency of The Netherlands, and references to “U.S. dollars” or “$” are to United States dollars. For a discussion of the effects of exchange rate fluctuations on Versatel, see “Operating and Financial Review and Prospects”.

         For the convenience of the reader, this prospectus contains translations of certain euro amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the euro amounts actually represent such U.S. dollar amounts or could be converted unto U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translations of euro amounts into U.S. dollars have been made at €1.00 per $0.8474, based on the noon buying rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York on June 29, 2001.

FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements relating to our business. Such forward-looking statements can often be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “are expected to”, “should”, “would be”, “seek” or “anticipate” or similar expressions or comparable terminology, or by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:

•	The impact of this exchange offer on our financial condition and results of operations, whether or not the exchange offer is successful,

•	Anticipated trends and conditions in our industry, including regulatory reforms and the liberalization of telecommunications services across Europe,

•	The impact of the recent slowdown in economic activity generally, and in the telecommunications industry in particular, on our business,

•	Our ability to compete, both nationally and internationally,

•	Our intention to introduce new products and services,

•	Our expectation of the competitiveness of our services,

•	The anticipated development of our network, and

•	Our expectation of the impact of this development on our revenue potential, cost basis and margins.

         In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS ABOUT
THE EXCHANGE OFFER AND CONSENT SOLICITATION

         The following are some questions you may have as a holder of notes and answers to those questions. The answers provided highlight information contained elsewhere in this prospectus and may not contain all the information you will need to make a decision regarding whether or not to tender your notes. You should read the entire prospectus carefully, including the “Risk Factors” section beginning on page 15, and we encourage you to read the documents to which we refer you in their entirety. You should also read the financial statements and the notes to those statements which are included in this prospectus. Unless we state otherwise in this prospectus or unless the context otherwise requires, references herein to “Versatel”, “the company,” “we”, “our” and “us” are to Versatel Telecom International N.V. and its subsidiaries, references herein to the “high yield notes” are to each series of our senior U.S. dollar notes and senior euro notes, references herein to the “convertible notes” are to each series of our senior convertible notes and references herein to the “notes” are to each series of our high yield notes and convertible notes. References herein to our “shares” are to our ordinary shares and ADSs.

Who is Versatel?

         We are a competitive communications network operator and a leading alternative to the former monopoly telecommunications carriers in our target market of the Benelux and northwest Germany. Our objective is to become the leading fully integrated alternative provider of local access facilities-based broadband services, including voice, data and Internet services, to business customers in our target market.

         Most of the initially planned construction of our backbone network has been completed. As of June 30, 2001, we had completed construction of approximately 2,029 kilometers of fiber-ready duct for the Benelux overlay sections. We had also completed the construction of 50 business park rings, 28 city rings and 69 “near overlay sections” as of June 30, 2001. Additionally, as of June 30, 2001 we had a total local access extension of 1,137 kilometers in the Benelux and 663 kilometers in Germany. We may continue to expand our backbone network if attractive business opportunities arise. Also, we had 1,228 buildings directly connected to our network in the Benelux and 315 buildings directly connected to our network in Germany.

         As of June 30, 2001, we had over 67,000 business customers and over 1,500 employees. Our revenues grew from €58.5 million for the year ended December 31, 1999, to €181.5 million for the year ended December 31, 2000, and from €75.7 million for the six months ended June 30, 2000, to €124.8 million for the six months ended June 30, 2001.

         Our principal executive office is located at: Versatel Telecom International N.V., Hullenbergweg 101, 1101 CL Amsterdam-Zuidoost, The Netherlands; telephone number: (31 20) 750 1000. For more information regarding Versatel and our business and operations, please see the sections in this prospectus entitled “Operating and Financial Review and Prospects” and “The Company”.

Why is Versatel making the exchange offer and consent solicitation?

         As of June 30, 2001, we had €1.79 billion of indebtedness, including long-term debt, and we incurred €186.3 million of annual interest expense in the twelve months to June 30, 2001. We generated negative Adjusted EBITDA (as defined in “Selected Consolidated Financial Information”) of €139.2 million for the twelve months ended June 30, 2001. As of June 30, 2001, we had €957.1 million of cash, cash equivalents and marketable securities on our balance sheet, which, together with anticipated cash flow from operations, should provide sufficient capital to fund our operations until the beginning of 2004. If current capital markets conditions prevail, under our current capital structure we believe that we may not be able to raise additional capital to fund our operations beyond the beginning of 2004. In addition, we may not be able to refinance our existing indebtedness when it becomes due, starting with approximately €380 million of our outstanding indebtedness which matures in December 2004.

         The principal purpose of the exchange offer is to eliminate substantially all of our outstanding indebtedness, which will decrease our interest expense. We believe that the exchange offer will allow us to continue to fund our operations and refinance any remaining debt as it becomes due. The principal purpose of the consent solicitation and the associated amendments is to eliminate or modify certain restrictive covenants and other provisions in order to enhance our future financial and operating flexibility.

         Under the terms of the exchange offer, holders of our notes will receive a combination of cash and shares, which, on a fully diluted basis, will dilute our existing shareholders by approximately 60%. We are offering to exchange up to 100% of our notes, subject to the receipt of tenders of at least 90% in aggregate initial principal amount of all notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding.

         We believe that the terms of the exchange offer and the consent solicitation are in the best interests of the company and the holders of all its securities, including shareholders. Upon completion of this exchange offer, we expect that our remaining cash balances, together with anticipated cash flow from operations, will provide us with sufficient capital to fund our existing operations for 30 to 36 months. If the exchange offer is successful and 90% of the aggregate initial principal amount of all notes currently outstanding and of each series of notes is tendered and accepted, we anticipate that our total outstanding debt would have been €210.5 million as of June 30, 2001.

What classes of securities are sought in the exchange offer and what is the consideration?

         We are offering to acquire all our outstanding high yield notes and convertible notes. If you decide to participate in the exchange offer, you will receive the following consideration for every $1,000 or €1,000, as the case may be, in principal amount of the high yield notes and initial principal amount of the convertible notes tendered:

Security					Exchange Offer

	Initial
Initial	Principal
Principal	Amount
Amount	Outstanding	Currency	Coupon	Maturity	Cash	Shares

High Yield Notes

$225 million	$215 million	U.S. dollars	13 1/4%	2008	$215	116.321

$150 million	$150 million	U.S. dollars	13 1/4%	2008	$215	116.321

$180 million	$177 million	U.S. dollars	11 7/8%	2009	$205	115.805

€120 million	€113 million	euro	11 7/8%	2009	€205	105.533

€300 million	€300 million	euro	11 1/4%	2010	€205	105.533

Convertible Notes

€300 million	€300 million	euro	4%	2004	€150	70.982

€360 million	€360 million	euro	4%	2005	€150	70.982

         In addition, we will pay accrued cash interest on the notes from the most recent date of payment of interest on each series of notes preceding the payment date to, but excluding, the payment date. No other consideration will be paid, including any accrued non-cash interest or in respect of any accretion on the initial principal amount of our convertible notes. No fractional shares will be issued and the number of shares to be issued to each exchanging holder will be rounded down to the nearest whole share. Notes may only be tendered in integral multiples of $1,000 or €1,000, as the case may be.

What are the benefits to you of accepting the exchange offer?

         If you tender your notes pursuant to the exchange offer and they are accepted, you will receive a combination of cash and shares in exchange for your notes.

         If the exchange offer is completed and we retire 90% of our outstanding indebtedness, there will be significantly less uncertainty about our ability to make interest payments, to finance our operations and to repay our debt in the future. In addition to the certainty of the cash received, the holders of the notes will also receive approximately 60% of Versatel’s shares on a fully diluted basis and will have the opportunity to participate in any future appreciation in the value of our business. The bondholders will thereby own a majority of the shares of a significantly de-leveraged company. Since we also intend to modify certain restrictive covenants and other provisions contained in the indentures that govern our high yield notes and certain terms and conditions of the convertible notes, you will own shares in a company that has significantly improved financial and operating flexibility.

What are the most significant conditions to the exchange offer?

         The exchange offer is conditioned on the receipt of tenders of at least 90% in aggregate initial principal amount of all notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding. In addition, in order to consummate the exchange offer we must obtain the approval by our general meeting of shareholders of the proposed amendment of the articles of association to increase our authorized share capital and the issuance of additional shares in connection with the exchange offer and certain other conditions must be satisfied. For more information regarding the conditions to the exchange offer, please see the section of this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer”.

How long do you have to decide whether to tender?

         The expiration date of the exchange offer shall be 5:00 p.m., New York time (11:00 p.m., Amsterdam time) on                    , 2001, unless it is extended by us.

Under what circumstances can the exchange offer be extended?

         We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extension of the exchange offer, notes that were previously tendered and not withdrawn will remain subject to the exchange offer and we may accept them for exchange unless they are thereafter withdrawn prior to the expiration date.

How will you be notified if the exchange offer is extended?

         If we decide to extend the exchange offer, we will notify the exchange agent of any extension. We also will issue a press release or make any other public announcement of the extension no later than 9:00 a.m., Amsterdam time, on the next business day after the previously scheduled expiration date.

How do you tender your notes?

         A holder of notes wishing to exchange notes in the exchange offer and to deliver consents pursuant to the solicitation must comply with one of the following procedures:

•	if you hold your position through The Depository Trust Company (“DTC”), a timely confirmation of a book-entry transfer of your notes into the account of the exchange agent at

DTC, plus either (1) a properly completed and executed letter of transmittal, or (2) an agent’s message in the case of a book-entry transfer;

•	if you hold your position through Euroclear and/or Clearstream, you must arrange for an electronic instruction to Euroclear and/or Clearstream instructing Euroclear and/or Clearstream to tender the notes on your behalf;

•	if you do not hold your position through DTC, Euroclear or Clearstream, certificates for your notes must be received by the exchange agent along with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), including any required signature guarantees; or

•	if you are a resident of The Netherlands and hold convertible notes, which are traded on Euronext Amsterdam, you can also contact your broker or dealer or bank in The Netherlands in order to exchange your notes.

         For additional information regarding the tender of your notes, please see the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Notes”.

What effect will there be upon the rights of the notes not tendered in the exchange offer?

         If the exchange offer is completed and the proposed amendments to the indentures governing the high yield notes and the terms and conditions of the convertible notes become effective, holders of any notes not exchanged pursuant to the exchange offer will no longer be entitled to the benefits of the restrictive covenants and certain other provisions contained in the indentures of the high yield notes and the terms and conditions of the convertible notes but will retain their debt claim against Versatel and will be entitled to scheduled payments of principal and interest. The modification of the restrictive covenants and certain other provisions would permit Versatel to take actions that could increase the credit risks, with respect to Versatel, faced by non-exchanging holders or that could otherwise be adverse to the interests of non-exchanging holders. As a result, there may be an adverse affect on the trading price of our notes.

What will be the effect of the exchange offer for the trading market of the notes that are not exchanged?

         We can provide no assurance as to the trading price of any notes which are not tendered if the exchange offer is completed. Our debt burden would be significantly reduced which may have a favorable impact on the trading price of any remaining outstanding debt. However, to the extent that notes are exchanged in the exchange offer, the trading markets for the notes that remain outstanding thereafter may become more limited. A debt security with a small outstanding principal amount available for trading, that is, a smaller “float”, may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for notes not exchanged may be affected adversely to the extent the amount of notes exchanged pursuant to the exchange offer reduces the float of the notes. The reduced float may also tend to make the trading price more volatile. There can be no assurance that any trading market will exist for the notes following the exchange offer.

What is the consent solicitation?

         If you tender your high yield notes in the exchange offer, you will also be consenting to amend the indentures that govern the high yield notes. These amendments will eliminate substantially all of the restrictive covenants contained in the indentures and certain other provisions, including:

•	the limitation on indebtedness;

•	the limitation on restricted payments;

•	the limitation on dividend and other payment restrictions affecting restricted subsidiaries;

•	the limitation on the issuance and sale of capital stock of restricted subsidiaries;

•	the limitation on the issuance of guarantees of indebtedness by restricted subsidiaries;

•	the limitation on transactions with shareholders and affiliates;

•	business of the company; restrictions on transfers of existing business;

•	the limitation on liens;

•	the limitation on asset sales;

•	the limitation on consolidation, merger and sale of assets;

•	the requirement to make an offer to purchase upon a change of control; and

•	the events of default relating to each of the asset sale covenant, the consolidation, merger and sale of assets covenant, the offer to purchase upon change of control covenant, the cross-default event of default and the voluntary bankruptcy and other similar acts event of default.

         If you tender your convertible notes in the exchange offer, you will also be consenting to amend the terms and conditions of the convertible notes. These amendments will eliminate the following provisions:

•	the requirement to make an offer to purchase upon change of control; and

•	the cross-acceleration and cross-default provisions of the events of default.

How do you deliver a consent?

         If you tender your high yield notes or convertible notes, you will automatically consent to amend the indentures that govern the high yield notes and the terms and conditions of the convertible notes, respectively. You cannot tender your high yield notes or convertible notes without being deemed to have consented to amend the indentures that govern the high yield notes and the terms and conditions of the convertible notes, respectively.

Can you withdraw previously tendered notes or revoke consents?

         Tenders of notes may be withdrawn any time at or prior to 5:00 p.m., New York time (11:00 p.m., Amsterdam time), on the expiration date of the exchange offer. If you make a valid withdrawal of your tendered notes at or prior to the expiration date, this will constitute the concurrent valid revocation of your related consent. You cannot revoke your consent without also withdrawing the tender of your notes. Tenders of notes may not be withdrawn and consents cannot be revoked following the expiration date.

How do you withdraw these notes?

         You may withdraw tenders of notes at any time prior to the expiration of the exchange offer. For a withdrawal to be effective:

•	a withdrawing holder who holds its position through DTC must comply with the appropriate procedures of DTC’s automated offer program;

•	a withdrawing holder who holds its position through Euroclear and/or Clearstream must comply with the appropriate procedures of Euroclear and/or Clearstream;

•	for other holders, the exchange agent must receive written notice of withdrawal at its address on the back cover page of this prospectus; or

•	if you are a resident of The Netherlands and hold convertible notes, which are traded on Euronext Amsterdam, you can also contact your broker or dealer or bank in The Netherlands in order to exchange your notes.

         For additional information on withdrawal rights, please see the section of this prospectus entitled “The Exchange Offer – Withdrawal Rights”.

What are the tax consequences of your participation in the exchange offer?

         United States Taxation. It is anticipated that the exchanges of our senior U.S. dollar notes and our senior euro notes pursuant to the exchange offer will be treated as a recapitalization for U.S. federal income tax purposes. As a consequence, a U.S. holder of such notes realizing a gain pursuant to the exchange offer generally will recognize such gain only to the extent of the amount of cash received in the exchange offer, and a U.S. holder of such notes that realizes a loss pursuant to the exchange offer will not be entitled to recognize such loss. It is anticipated that the exchange offer will be a fully taxable transaction with respect to our convertible notes and that recapitalization treatment will not apply. Special rules apply with regard to foreign currency gains and losses (if any), market discount and acquisition premium in respect of such notes. For further information, please see the discussion under “Taxation–United States Taxation”.

         Netherlands Taxation. In general the following Netherlands tax considerations apply with respect to the exchange of the notes and the holding of the shares.

         Taxation of Notes. For a holder (as defined under “Taxation – Netherlands Taxation of Note Holder”) the exchange of the notes will generally not lead to Netherlands (corporate) income tax. Corporate holders are only taxed if the notes are deemed to be held in connection with a Netherlands business or otherwise have Netherlands sources of income to which the notes are deemed to be connected. Individual holders are generally only taxed if the notes are part of a business activity or an activity that is treated as taxable under the Netherlands tax system (inkomsten uit overige werkzaamheden).

         Taxation of Shares. For corporate holders the ordinary shares received in return for the notes, will generally only lead to Netherlands corporate income tax (on gains or income) if such shares are deemed to be connected to a Netherlands business. For resident individual holders, the ordinary shares generate taxable income if they are part of a business activity or an activity that is treated as taxable under the Netherlands tax system (inkomsten uit overige werkzaamheden), otherwise, they are part of their assets on which the so-called deemed income of 4% is calculated. Non-resident individual holders are generally not taxed on their income or gains on shares, unless the shares are part of a business activity or an activity that is treated as taxable under the Netherlands tax system (inkomsten uit overige werkzaamheden) that is deemed to be carried out in The Netherlands. For further information, please see the discussion under “Taxation – Netherlands Taxation of Note Holder”.

         Holders of notes are urged to consult their own tax advisors with regard to the tax treatment of the exchange offer and the receipt of shares and cash pursuant to the exchange offer.

What are the tax consequences for Versatel if we complete this exchange offer?

         Upon exchange of the notes for cash and shares we will realize a significant extraordinary gain. We have requested a ruling from the Netherlands tax authorities to the effect that the gain made upon the exchange of the notes should be treated as cancellation of irrecoverable debt income (kwijtscheldingswinst). This would mean that the profit upon the exchange of the notes would in principle be taxable; however, it would be exempt from taxation insofar as it exceeds the tax losses made by Versatel through the year in which this profit is made.

         If we do not receive a favorable tax ruling that the gain can be treated as cancellation of irrecoverable debt income, we believe that we will have sufficient present and future operating losses and other tax losses that could be used to offset the gain. As a result, we do not expect that the exchange of the notes will have a material adverse effect on Versatel.

Whom do you contact if you have questions about the exchange offer?

         The information agent, the exchange agent and the dealer managers can help answer your questions. For further copies of this prospectus and other materials related to the exchange offer and consent solicitation, please contact the information agent, D.F. King & Co., Inc. For questions regarding the procedures to be followed for tendering your notes, please contact the exchange agent, The Bank of New York. For all other questions, please contact the dealer managers, Lehman Brothers International (Europe) and Morgan Stanley & Co. International Limited. The contact information for each of these parties is set forth on the back cover page of this document.

TERMS AND CONDITIONS OF
THE EXCHANGE OFFER AND CONSENT SOLICITATION

Securities for which we are making this Exchange Offer	We are making this exchange offer and consent solicitation for all our outstanding high yield notes and convertible notes:

The high yield notes	CUSIP	ISIN
$225,000,000 13 1/4% U.S. dollar notes due 2008	925301AB9	US925301AB92
$150,000,000 13 1/4% U.S. dollar notes due 2008	925301AG8	US925301AG89
$180,000,000 11 7/8% U.S. dollar notes due 2009	925301AH6	US925301AH62
€120,000,000 11 7/8% euro notes due 2009	925301AJ2	US925301AJ29
€300,000,000 11 1/4% euro notes due 2010	925301AM5	XS0117010438

The convertible notes	CUSIP	ISIN
€300,000,000 4% convertible notes due 2004	144A: 050686989	XS0105468424
	Reg S: 020550927	XS0105468341
€360,000,000 4% convertible notes due 2005	144A: 225520022	XS0109727288
	Reg S: 215520024	XS0109726710

The Exchange Offer	You will receive the following consideration for every $1,000 or €1,000, as the case may be, in principal amount of high yield notes and initial principal amount of convertible notes tendered:

Security					Exchange Offer

	Initial
Initial	Principal
Principal	Amount
Amount	Outstanding	Currency	Coupon	Maturity	Cash	Shares

High Yield Notes

$225 million	$215 million	U.S. dollars	13 1/4%	2008	$215	116.321

$150 million	$150 million	U.S. dollars	13 1/4%	2008	$215	116.321

$180 million	$177 million	U.S. dollars	11 7/8%	2009	$205	115.805

€120 million	€113 million	euro	11 7/8%	2009	€205	105.533

€300 million	€300 million	euro	11 1/4%	2010	€205	105.533

Convertible Notes

€300 million	€300 million	euro	4%	2004	€150	70.982

€360 million	€360 million	euro	4%	2005	€150	70.982

In addition, we will pay accrued cash interest on the notes from the most recent date of payment of interest on each series of notes preceding the payment date to, but excluding, the payment date. No other consideration will be paid, including any accrued non-cash interest or in respect of any accretion on the initial principal amount of our convertible notes. No fractional shares will be issued and the number of shares to be issued to each exchanging holder will be rounded down to the nearest whole share. Notes may only be tendered in integral multiples of $1,000 or €1,000, as the case may be.

Any notes not exchanged will remain outstanding. In order to be exchanged, your notes must be properly tendered before the expiration date. Subject to satisfaction of the conditions to the exchange offer, all notes that are validly tendered and not withdrawn will be accepted for exchange.

Upon completion of the exchange offer and assuming that 90% in aggregate initial principal amount of each series of notes currently outstanding is tendered and exchanged, approximately 60% of our ordinary shares on a fully diluted basis will be held by tendering holders of notes.

Expiration Date	The expiration date of the exchange offer shall be 5:00 p.m., New York time (11:00 p.m., Amsterdam time) on , 2001, unless extended.

Payment Date	The payment date will be as promptly as practicable after the expiration date.

Minimum Tender Threshold	The exchange offer is conditioned, among other things, on the receipt of tenders of at least 90% in aggregate initial principal amount of all notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding.

Consent Solicitation	High Yield Notes. If you tender your high yield notes in the exchange offer and they are accepted, you will be consenting to amend the indentures that govern the high yield notes. These amendments will eliminate substantially all of the restrictive covenants and certain other provisions contained in the indentures, including:

• the limitation on indebtedness;

• the limitation on restricted payments;

• the limitation on dividend and other payment restrictions affecting restricted subsidiaries;

• the limitation on the issuance and sale of capital stock of restricted subsidiaries;

• the limitation on the issuance of guarantees of indebtedness by restricted subsidiaries;

• the limitation on transactions with shareholders and affiliates;

• business of the company; restrictions on transfers of existing business;

• the limitation on liens;

• the limitation on asset sales;

• the limitation on consolidation, merger and sale of assets;

• the requirement to make an offer to purchase upon a change of control; and

• the events of default relating to each of the asset sale covenant, the consolidation, merger and sale of assets covenant, the offer to purchase upon change of control covenant, the cross-default event of default and the voluntary bankruptcy and other similar acts event of default.

Convertible Notes. If you tender your convertible notes in the exchange offer, you will be consenting to amend the terms and conditions of the convertible notes. These amendments will eliminate the following provisions:

• the requirement to make an offer to purchase upon a change of control; and

• the cross-acceleration and cross-default provisions of the events of default.

Minimum Consent Thresholds	Duly executed (and not revoked) consents to the proposed amendments from holders representing at least a majority of the outstanding amount of each series of the high yield notes are required to amend the indentures governing such high yield notes. Duly executed (and not revoked) consents to the proposed amendments from holders representing at least 66 2/3% of the outstanding amount of each series of convertible notes are required to amend the terms and conditions of the convertible notes.

Certain Other Conditions to the Exchange Offer	We will not be required to, but we reserve the right to, accept for exchange any notes tendered and may terminate the exchange offer if:

• our shareholders do not approve the proposed amendment of our articles of association to, among other matters, increase our authorized capital, or do not approve the issuance of additional shares in connection with the exchange offer; or

• any other condition of the exchange offer as described under “The Exchange Offer — Conditions to the Exchange Offer” remains unsatisfied.

Withdrawal Rights	Tenders of notes may be withdrawn any time at or prior to 5:00 p.m., New York time (11:00 p.m., Amsterdam time) on the expiration date by following the procedures described herein. If you make a valid withdrawal of your tendered notes at or prior to the expiration date, this will constitute the concurrent valid revocation of your related consent. Tenders of notes may not be withdrawn and consents cannot be revoked following the expiration date.

Required Approvals	No federal or state regulatory requirements must be complied with and no approvals need be obtained in the U.S. or The Netherlands in connection with the exchange offer, other than those with which we have complied or will comply, or those approvals which we have obtained or will obtain.

Appraisal Rights	There are no dissenters’ rights or appraisal rights with respect to the exchange offer.

Certain U.S. Federal Income Tax and Netherlands Tax Consequences for Note Holders	United States Taxation. It is anticipated that the exchange offer will be treated as a recapitalization for U.S. federal income tax purposes with respect to our senior U.S. dollar notes and with respect to our senior euro notes. A U.S. holder exchanging such notes pursuant to the exchange offer generally will not recognize any loss on the transaction and will recognize gain only to the extent of the amount of cash received in the exchange offer. Special rules apply with regard to foreign currency gain or loss (if any), market discount and acquisition premium in respect of such notes. It is anticipated that the exchange offer will be a fully taxable transaction with respect to our convertible notes and that recapitalization treatment will not apply. For further information, please see the section of this prospectus entitled “Taxation — United States Taxation”.

Netherlands Taxation. In general, the following Netherlands tax considerations apply with respect to the exchange of the notes and the holding of the shares.

Taxation of Notes. For a holder (as defined under “Taxation—Netherlands Taxation of Note Holders”) the exchange of the notes will generally not lead to Netherlands (corporate) income tax. Corporate holders are only taxed if the notes are deemed to be held in connection with a Netherlands business or otherwise have Netherlands sources of income to which the notes are deemed to be connected. Individual holders are generally only taxed if the notes are part of a business activity or an activity that is treated as taxable under the Netherlands tax system (inkomsten uit overige werkzaamheden).

Taxation of Shares. For corporate holders the shares received in return for the notes, will generally only lead to Netherlands corporate income tax (on gains or income) if such shares are deemed to be connected to a Netherlands business. For resident individual holders, the shares generate taxable income if they are part of a business activity or an activity that is treated as taxable under the Netherlands tax system (inkomsten uit overige werkzaamheden), otherwise, they are part of their assets on which the so-called deemed income of 4% is calculated. Non-resident individual holders are generally not taxed on their income or gains on shares, unless the shares are part of a business activity or an activity that is treated as taxable under the Netherlands tax system (inkomsten uit overige werkzaamheden) that is deemed to be carried out in The Netherlands. For further information, please see the discussion under “Taxation—Netherlands Taxation of Note Holders”.

Holders of notes are urged to consult their own tax advisors with regard to the tax treatment of the exchange offer and the receipt of shares and cash received pursuant to the exchange offer.

Brokerage Commissions	You are not required to pay any brokerage commissions to the dealer managers.

Dealer Managers	Lehman Brothers International (Europe) and Morgan Stanley & Co. International Limited

Information Agent	D.F. King & Co., Inc.

Exchange Agent	The Bank of New York

Further Information	For more information on Versatel, please read our Annual Report on Form 20-F and our most recent Quarterly Reports on Form 6-K incorporated herein by reference. Additional copies of this prospectus and other materials related to the exchange offer and consent solicitation may be obtained by contacting the information agent. For questions regarding the procedures to be followed for tendering your notes, please contact the exchange agent. For all other questions, please contact the dealer managers. The contact information for each of these parties is set forth on the back cover of this prospectus.

RISK FACTORS

         In addition to the other information contained in this prospectus, you should review carefully the following risk factors before tendering your notes in the exchange offer and delivering your consents in the consent solicitation.

Risks Related to the Exchange Offer and Receipt of Shares

         An investment in shares involves significantly different risks to an investment in notes.

         If you participate in this exchange offer, you will receive shares in addition to a cash payment. An investment in shares involves significantly different risks than an investment in notes. If we are unable to successfully pursue our business objectives following completion of the exchange offer, the value of our shares could decline significantly. Moreover, if in the future we are unable to finance our business operations or refinance our debt as it becomes due, or we choose or are forced to liquidate the company, the rights of holders of shares will be junior in ranking to the rights of creditors of the company.

         The price of our ordinary shares and ADSs will likely be very volatile.

         Completion of this exchange offer will have a significant impact on our existing capital structure and result in substantial dilution for holders of our currently outstanding shares. We cannot predict how the capital markets will perceive the prospects for our company and business operations following the exchange offer and, therefore, what the effect will be on the trading price of our shares. In addition, participants in the exchange offer may seek to liquidate their holdings of shares, which could have a negative effect on the trading price of the shares.

         In addition, stock markets in the United States and Europe have experienced significant price and volume fluctuations in recent years and the market prices of securities of telecommunications service providers and technology companies in particular have been highly volatile. Investors in such securities may lose all or part of their investment. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation in the United States has often been instituted against such a company. The institution of such litigation against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially adversely affect our business, results of operations and financial condition.

         We will need to obtain additional capital in order to expand our operations to take full advantage of business opportunities.

         If we complete this exchange offer, our existing cash balances will be substantially reduced. Upon completion of this exchange offer, we expect that our remaining cash balances, together with anticipated cash flow from operations, will provide us with sufficient capital to fund our existing operations for 30 to 36 months. In addition, if we wish to expand our local access network in order to take full advantage of attractive business opportunities, we will require additional capital. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of our business and may have an adverse effect on the valuation of our tangible and intangible fixed assets.

         Additional capital that we may raise is likely to include debt, preferred shares and/or other financing that ranks senior to our ordinary shares. You should be aware that, if we complete this exchange offer, our ability to incur additional indebtedness will no longer be constrained by the restrictive covenants in our indentures.

         If the public perception of this exchange offer is negative, it could have an adverse affect on our business.

         Regardless of whether this exchange offer is successful, the public perception of our company may be negatively impacted by this transaction. If, due to negative press articles or otherwise, our current and potential customers and suppliers perceive us as a company with financial difficulties they may decide not to purchase our products and services or to no longer supply us with their products or services or suppliers may decide to supply these products and services to us on less favorable terms. In particular, our ability to procure contracts with larger customers, including government related entities, which are usually awarded via bidding processes, may be compromised. Such a public perception could also adversely impact our future access to additional capital, make it more difficult to hire and retain key employees and have other material adverse affects on our business, results of operations and financial condition.

Risks Related to Non-Participating Holders of Notes if the Exchange Offer is Completed

         If you do not exchange your notes, your rights under the indentures that govern the high yield notes and under the terms and conditions of the convertible notes may be substantially diminished.

         If the exchange offer is completed and the proposed amendments to the indentures governing the high yield notes and the terms and conditions of the convertible notes become effective, any notes not exchanged pursuant to the exchange offer will no longer be entitled to the benefits of the restrictive covenants and certain other provisions contained in the indentures that govern the high yield notes and in the terms and conditions of the convertible notes. In particular, the elimination of the restrictive covenants contained in the indentures that govern our high yield notes would greatly enhance our future financial and operating flexibility. The modification of the restrictive covenants and other provisions would permit Versatel to take actions that could increase the credit risks, with respect to Versatel, faced by non-exchanging holders or that could otherwise be adverse to the interests of non-exchanging holders. For example, the current restrictions on the incurrence of additional indebtedness and payment of dividends contained in the indentures that govern our high yield notes would no longer apply. In addition, upon removal of these restrictive covenants and certain other provisions, it is possible that any new indebtedness that we may incur in the future may be at the level of one or more of our subsidiaries and that the notes that are held by the non-exchanging holders will thereafter be structurally subordinated to such new indebtedness. However, in no event will the changes effected by the proposed amendments alter our obligation to pay the principal of, or interest on, the notes, or alter the respective maturity dates of the notes. See “The Consent Solicitation — Proposed Amendments to the High Yield Notes” and “The Consent Solicitation — Proposed Amendments to the Convertible Notes”.

         If you do not exchange your notes, there may be a smaller public trading market for your notes.

         To the extent that notes are exchanged in the exchange offer, the trading markets for the notes that remain outstanding thereafter may become more limited. A debt security with a smaller “float” may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for notes not exchanged may be affected adversely to the extent the amount of notes exchanged pursuant to the exchange offer reduces the float of the notes. The reduced float may also tend to make the trading price more volatile. There can be no assurance that any trading market will exist for the notes following the exchange offer. The extent of the market for the notes following completion of the exchange offer would depend upon the number of holders that remain at such time, the interest in maintaining a market in the notes on the part of securities firms, and other factors.

Risks Related to our Business

         Our history of substantial net losses may continue indefinitely and make it difficult to fund our operations.

         For the six months ended June 30, 2001 we had a loss from operating activities of €119.2 million and negative Adjusted EBITDA (which consists of earnings (loss) before interest expense, income taxes, depreciation, amortization, restructuring expense, deferred compensation and foreign exchange gain (loss)) of €50.1 million. For the year ended December 31, 2000 we had a loss from operating activities of €257.0 million and negative Adjusted EBITDA of €158.5 million. For the year ended December 31, 1999, we had a loss from operating activities of €96.3 million and negative Adjusted EBITDA of €69.9 million. In addition, we had an accumulated deficit of €900.5 million as of June 30, 2001. Even if we complete the exchange offer, we expect to continue to incur significant further operating losses for the foreseeable future. You should be aware that we cannot be certain that we will achieve or, if achieved, be able to maintain operating profits in the future.

         Obstacles associated with the effective implementation of liberalization legislation in the European telecommunications markets may adversely affect our business.

         The European telecommunications industry is subject to a significant degree of regulation. The national governments of the EU Member States were required to pass legislation to liberalize the telecommunications markets within their countries to implement European Commission directives. Although most of the EU Member States have now implemented the required legislation, they have done so on an inconsistent, and sometimes unclear, basis. Implementation has also been slow in certain EU Member States, including those EU Member States in which we operate, as a result of such EU Member State’s failure to provide the requisite powers to the regulatory body in place. Our operations may also be affected by a less than vigorous enforcement of the legislation by such regulatory body. In Belgium, for example, we have experienced significant delays in the implementation of the Carrier Preselect Service (“CPS”) from Belgacom. The above factors and other potential obstacles associated with the effective implementation of liberalization legislation have had, and may continue to have, a material adverse affect on our ability to expand our telecommunications network and customer base.

         We have encountered delays in implementing elements of our business strategy, which could continue to adversely affect our growth.

         Our future success depends upon our ability to expand and operate our telecommunications network, to successfully implement our existing products and services and to develop and implement new products and services. Our success will depend specifically on our ability to obtain and maintain, among other things:

•	strong regulatory oversight and action by both EU and national agencies,

•	adequate and timely access to the local infrastructure of the former monopoly telecommunications services providers in the European Union, or Postal, Telephone and Telegraph Companies (“PTTs”) to deploy unbundled local loop technologies,

•	a scalable and flexible Operating Support System (“OSS”), including billing and provisioning systems that support future growth, product development and technology developments,

•	cost effective access technologies that can provide bundled voice, data and internet services to the mass market and meet the service demands of our customers, and

•	experienced and qualified management and staff.

         In particular, we have encountered delays in implementing elements of our business strategy as a result of a less than vigorous enforcement of the legislation intended to liberalize the telecommunications market by the relevant regulatory bodies in the countries in which we operate combined with national PTTs that are reluctant to give us access to their networks and difficulties that we have experienced in obtaining rights of way necessary to extend our network. Especially particular, the delays experienced in obtaining central office facilities have resulted in delays in the rollout of our Digital Subscriber Line (“DSL”) services.

         The further development of our DSL based services may pose significant technical and operational challenges.

         Our DSL based services are relatively new and we have limited operating and financial data upon which to evaluate these services. The further development of our DSL based services may pose significant technical and operational challenges. Some of the risks we face in establishing a successful DSL based service offering include:

•	our ability to succeed in securing the unbundled local loops (copper lines) that connect each DSL end-user to our equipment located in the central offices of the PTTs. PTTs have in the past imposed significant obstacles on our ability to efficiently install our services, and we expect that they will continue to do so, particularly as our DSL based services may be a source of significant competition for their lucrative business of providing leased lines. In particular, these PTTs must cooperate with us for (a) the provision and maintenance of transmission facilities, and (b) the use of their technology and capabilities to meet certain telecommunication needs of our customers and to maintain our service standards,

•	our ability to automate the provisioning of DSL based services,

•	our ability to provide for timely and accurate billing for our services,

•	our ability to identify, access and provide services to customers in our target regions, and

•	technical issues related to DSL technology, for example, interference concerns related to the use of some types of DSL technology. Such technical issues have been, and we expect may in the future continue to be, used by the PTTs as a reason to delay the development of our services.

         The market for DSL based services is very competitive. COLT Telecom, for example, has also significantly expanded its DSL based services in our target markets. In addition, competitors that offer, or are in the process of developing, competing technologies may prove to be more successful than companies that offer DSL products.

         The products that we intend to introduce in the near future may not be as successful as we expect them to be.

         We expect to derive a significant amount of revenues from new products and services to be introduced in the near future. For example, in The Netherlands we recently introduced bundled voice and Internet broadband services over DSL to our customers. If we experience delays in the roll out of these products and services or if these new products and services are not as successful as we expect them to be, this could have a material adverse effect on our business and our results of operations.

         The general economic downturn could have a material adverse effect on our business, results of operations and financial condition.

         In recent months there has been a downturn in economic conditions in Europe generally, and in the telecommunications industry in particular. Many telecommunication companies have not achieved their revenue goals and have been unable to obtain additional financing and are seeking to reduce the level of their indebtedness or have sought bankruptcy protection. If economic conditions do not improve, our business, results of operations and financial condition could be materially adversely effected. Moreover, the economic slowdown and the effect that it may have on our business could be exacerbated by the events of September 11, 2001 and the actions taken thereafter, which have adversely effected the transportation and insurance industries, among which we have many customers. The adverse impact these attacks have had on some of our customers may lead to a decline in demand for our products and services. If this were to occur, it could have a material adverse effect on our business, results of operations and financial condition.

         If we do not adapt to the rapid technological changes in the telecommunications industry, we could lose customers or market share.

         The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of Internet based technologies for voice and data transmission. Our success will depend substantially on our ability to predict which of the many possible current and future network products and services will eventually be successful. In particular, as we further expand and develop our network, we will become increasingly exposed to the risks associated with the relative effectiveness of our technology and equipment. The cost of implementation of emerging and future technologies, such as technologies relating to our DSL service technology and Internet Protocol based services, could be significant, and we cannot assure you that we will select appropriate technology and equipment or that we will obtain appropriate new technology on a timely basis or on satisfactory terms. Our failure to anticipate these technological changes may adversely effect our ability to offer competitive products and services and the viability of our operations and could result in our losing customers or market share.

         We may have difficulties in upgrading and protecting our network.

         The value of our network depends on our continued ability to provide high-quality telecommunication services by upgrading our systems and protecting our network from external damage. As we grow, the timing and implementation of these upgrades will become more important. We cannot guarantee you that the quality and availability of our services will not be disrupted because of our inability to make timely or error-free upgrades to our network. Also, our network may be subject to external damage, in particular from construction work, but also from events such as floods and other accidents that can disrupt service. While we have established design and management techniques to address any disruptions that may occur, any prolonged difficulty in accessing our network may threaten our relationship with our customers and have a material adverse impact on our business. For example, in connection with our acquisition of Versatel Deutschland GmbH & Co. KG, formerly known as VEW Telnet, we entered into a network maintenance agreement with VEW Telnet’s former parent VEW Energie and, as a result, we are dependent on VEW Energie to maintain and protect a portion of our network. In addition, a portion of Versatel’s backbone network consists of indefeasible rights of use (“IRUs” or onvervreembare gebruiksrechten). In the event that the companies with which we have entered into these agreements experience financial difficulties, we may lose connectivity across a portion of our network, or experience a downgrade in the quality of service that we can provide to customers who benefited from that connectivity. In either of these events, our financial and operating results could be adversely affected.

         Although we have initiated a corporate restructuring in order to achieve synergies and cost reductions in our operations, we may not be successful in obtaining these synergies and cost reductions.

         In March 2001, we initiated a corporate restructuring in order to reduce costs and to realize synergies existing in our operations resulting from our increased scale. For example, we are downsizing our operations in Belgium and are combining our back office operations in The Netherlands and Belgium. We are also combining the back office operations of Komtel and Versatel Deutschland in Germany. Although we continue to explore opportunities for synergies and cost reductions in order to reduce our selling, general and administrative expenses, we may not be able to achieve or fully achieve these synergies and cost reductions.

         The loss of, or failure to attract, key personnel could adversely affect our growth and future success.

         Our success depends in significant part on the continued employment of certain of our key executive officers, including Raj Raithatha, our chief executive officer and managing director. We do not have any “key person” insurance. We will also need to continue to hire additional qualified technical, sales and marketing, and support personnel to successfully implement our business plan. Because there is strong competition for qualified personnel in our industry in Europe, the limited availability of qualified individuals could become an issue in the future. Moreover, the performance of our stock price, the financial restructuring of our company contemplated by this exchange offer, the financial constraints imposed on our expansion plans and the need to provide management with incentives through the adoption of new stock option plans could also adversely affect our ability to attract and retain key employees. The loss of key executive officers or our inability to identify, attract and retain other necessary qualified personnel could adversely affect our business.

         We may encounter delays and operational problems if we are unable to acquire key equipment from our major suppliers.

         We are dependent on third party suppliers of hardware and software components. Although we attempt to maintain a number of vendors for each product, a failure by a supplier to deliver quality products to us on a timely basis or our inability to develop alternate sources if and as required could result in delays which could have a material adverse effect on us. In addition, several suppliers of telecommunications equipment are experiencing financial difficulties as a result of the recent downturn in the telecommunications industry. If one or more of our suppliers of key equipment were to discontinue its operations or refuse to deal with us on favorable terms, this could have a material adverse effect on our business, results of operations and financial condition.

         In particular, the operation of our network depends upon obtaining adequate supplies of DSL equipment and support services on a timely basis. At present, Copper Mountain Networks Inc. is a substantial supplier of our DSL equipment used in the Benelux. In addition, we rely on Copper Mountain and its agents for the technical support required in managing our DSL operations. Should Copper Mountain decide to cease its European operations or otherwise suffer financial hardship and be unable to provide equipment and support, we would need to find other suppliers and/or make capital expenditures to invest in replacement DSL equipment. In addition, our ability to provide DSL based services to our customers may be compromised. These occurrences would have a significant negative impact on the planned expansion of our DSL business and on our business, results of operations and financial condition.

         We are dependent on our competitors to provide our customers with access to our network.

         We do not own all the telecommunications transmission infrastructure that we presently use to connect our customers to our own network. We use the telecommunications transmission infrastructure of other carriers in the Benelux and Germany and we depend heavily on interconnection agreements with these carriers to connect our customers to our own network. Most of these carriers are our competitors. Our profitability significantly depends on our ability to achieve access, on a timely basis and at attractive rates, to the facilities of our competitors, who may try to limit such access. The expansion of our DSL based services also depends heavily upon access to central office facilities and existing copper infrastructure controlled by the PTTs. In Belgium, for example, Belgacom initially refused to give us access to its local loop on acceptable terms and we were forced to file a complaint with the competition authorities of the European Commission. As a result, we have not deployed DSL technology as rapidly as we intended. There can be no assurance that the PTTs will cooperate and give us access to their networks in a timely fashion in the future.

         In addition, a portion of Versatel’s network consists of both IRU and transmission agreements. In the event that the companies with which we have entered into these agreements experience financial difficulties, we may lose connectivity across a portion of our network, or experience a downgrade in the quality of service that we can provide to customers who benefited from that connectivity. In either of these events, our financial and operating results could be adversely affected.

         Our dependence on third parties to provide our customers with access to our network makes us susceptible to price fluctuations, service disruptions and cancellations that are outside of our control. These service disruptions historically have resulted in the loss of some customers and could result in customer losses in the future. Such disruptions may occur from time to time in the future. Interconnection rates also fluctuate and may be increased as a result of cost increases by the dominant providers.

         We encounter strong competition from dominant market participants and new entrants.

         The telecommunications industry is a very competitive market that is subject to both the continued dominance of PTTs and the arrival of new entrants. Recently, several relatively new entrants have been forced into bankruptcy or have otherwise withdrawn from the market in part as a result of the significant competitive advantages PTTs maintain over non-PTT market participants. These include:

•	cost advantages as a result of economies of scale,

•	greater financial resources, market presence and network coverage,

•	greater brand name recognition, customer loyalty and goodwill,

•	control over domestic transmission lines and control over the access to these lines by other participants, and

•	close ties to national regulatory authorities that may be reluctant to adopt policies that would adversely affect their competitive position.

         Historically, our policy in this competitive environment has been to price our products and services at a discount to the PTTs and to offer high-quality customer service, products and services. However, the prices of long distance calls in most of our markets have decreased substantially and our larger competitors have been able to use their greater financial resources to create severe price competition.

         Our competition in the Benelux and Germany also comes from newer market entrants including WorldCom, British Telecom, Energis, COLT Telecom and other more recent Internet-based competitors. Further, we believe that, as a result of the introduction of the euro, there has been a greater transparency in prices in our markets, which may lead to further price competition. Sustained price competition could have a material adverse effect on our business.

         The financial difficulties currently experienced by other participants in the telecommunications industry may result in some of our competitors being able to purchase the assets of these troubled companies at bargain prices which may increase the competition that we face. As a result of our financial difficulties, potential customers and suppliers may be unwilling to do business with us and may prefer to do business with competitors that have greater financial resources.

         We must further develop Zon and enhance its product offerings in order to compete effectively in the residential Internet service market.

         We believe that in order to further develop Zon, our residential Internet service provider, we must continue to invest marketing and other resources in order to maintain and enhance the Zon brand. In addition, the general trend in the market for residential Internet services is moving away from providing Internet access without a subscription charge (the customer pays local telephony charges on a per minute basis) to a business model where the customer pays a fixed monthly access fee to the Internet service provider but thereafter no longer has to pay any per minute connection charges. Zon’s customers (other than those who subscribe to the premium broadband Internet services that we recently introduced) currently do not have to pay any monthly access charge and we may lose many of Zon’s customers should we decide to start charging such a monthly access fee. Moreover, we must be successful in our introduction of broadband Internet services, such as DSL, to our Zon customers in order to maintain and expand our market position. If we are unable to successfully migrate Zon’s current customer base to the premium broadband Internet services that we recently started offering to our Zon customers, we will not be able to maintain the substantial growth in revenues that we derive from Zon’s customer base.

         We have been operating our residential Internet service under the Zon name since September 1999 and have applied for trademark registration of the “Zon” name and logo. Sun Microsystems has contested our use of the Zon name and we are currently in discussion with them on this matter. We are not certain that we will reach a satisfactory agreement with Sun Microsystems enabling us to continue to use the Zon name.

         The residential Internet services market is extremely competitive. Zon’s competitors include many large companies that have substantially greater market presence and greater financial, technical, marketing and other resources. Zon competes for registered and other users, and, consequently, e-commerce and advertising revenue, directly or indirectly, with the following categories of companies:

•	online service providers which charge for Internet access, such as AOL, CompuServe, Planet Internet, Chello, Sky Net and Online Internet,

•	online service providers which do not charge a monthly Internet access fee such as Tiscali, Freeler, Wanadoo, Wish-NOKNOK, and

•	universal and specialized Internet sites containing comprehensive information and services, or portals, consisting primarily of U.S. sites such as Yahoo!, Excite, Lycos, Infoseek and Netscape.

         Upon completion of this exchange offer we will have more limited financial resources with which to attempt to expand and develop Zon’s business. In addition, because Zon’s registered users have a variety of alternatives to our service that do not charge subscription fees, they may have more than one Internet account or may switch to another Internet access provider if they are unable to gain access to our service. As a result, usage of Zon’s services by registered users may decrease and/or our subscriber churn may increase. As a result of this competition, Zon’s user base and revenues may decrease, which could have a material adverse effect on our operations.

         The further development and implementation of our operational support and billing systems may pose significant technical and operational challenges.

         Sophisticated billing and information systems are vital to our growth and ability to provision services, to bill and to receive payments from customers, to reduce our credit exposure and to monitor costs. We have planned and budgeted enhancements of our operational support and billing systems to handle the growth in the size and complexity of our business, our customer base and product portfolio. As these enhancements and further developments and implementation of our operational support and billing systems are very complex and time consuming, they may pose significant technical and operational challenges which could have a material adverse effect on our business.

Other Risks Related to our Shares

         Anti-takeover provisions could delay or prevent a change in control.

         Our articles of association provide for the possible issuance of preference shares A, preference shares B and one priority share. Such shares may be issued pursuant to a resolution of the general meeting of shareholders. However, the general meeting of shareholders granted and our supervisory board approved, the management board the right to issue preference shares and the priority share, subject to the prior approval of the supervisory board. The issuance of preference shares or the priority share may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our ordinary shares.

         Preference shares A and preference shares B. Our management board has obtained authority from the general meeting of shareholders to issue, or grant rights to subscribe for, preference shares A and B, subject to prior approval of the supervisory board, until May 14, 2003. As a result, our management board has granted a call option on preference shares B, which will not exceed 100% of all our other outstanding shares, to an independent foundation, Stichting Continuïteit Versatel Telecom International, established under Dutch law. In the event of a threatened hostile take-over bid, this foundation may exercise its option. The issuance of preference shares B could in such event prevent or hinder a change of control.

         Priority share. Our management board has obtained authority from the general meeting of shareholders to issue, or grant a right to subscribe for, the priority share, subject to prior approval of the supervisory board, until May 14, 2003. As a result, our management board has granted and our supervisory board has approved a call option on the priority share to an independent foundation, Stichting Prioriteit Versatel Telecom International, established under Dutch law. In the event of a threatened hostile take-over bid, this foundation may exercise its option. The issuance of the priority share could in such event prevent or hinder a change of control.

         Under Netherlands corporate law we may be required to remove our shareholders’ right to elect our supervisory board.

         Under Netherlands law, we would be required to modify our system of corporate governance after the end of the third consecutive financial year following the year in which we continuously satisfy the requirements under Dutch corporate law for large companies (the “Large Company Rules”). The Large Company Rules shift authority from the shareholders to the supervisory board and grant employees a degree of codetermination of our affairs.

         We would be subject to the Large Company Rules and be required to revise our system of corporate governance three years after we or one of our subsidiaries institutes a work council under the Netherlands Works Council Act. Under Netherlands law, we are required to facilitate a works council for our employees, but no such works council currently exists. However, we expect to facilitate a works council in the future. We would be exempt from the Large Company Rules, however, if, among other things, the majority of our employees and those of our subsidiaries were employed outside The Netherlands. As of June 30, 2001, approximately 51% of our employees were employed in The Netherlands. However, if we were exempt for this reason, this would not automatically mean that all of our Dutch subsidiaries are also exempt.

         Under the Large Company Rules, members of our supervisory board would no longer be elected by the shareholders at the general meeting of shareholders, but would be appointed by the supervisory board itself. Each of the general meeting of shareholders and the employees, through a works council, would have the right to:

•	make non-binding recommendations for members of the supervisory board, and

•	object to proposed appointments of members of the supervisory board, but such appointment would still take place if the objection were declared unfounded by the Enterprise Chamber of the Amsterdam Court of Appeal. The general meeting of shareholders and the works council also must be informed by the supervisory board of the names of the persons to be appointed to the supervisory board before such appointments become final.

         Accordingly, if we became subject to the Large Company Rules, our shareholders would lose the ability to elect and remove our supervisory board. In addition, under the Large Company Rules the supervisory board appoints, and can suspend and dismiss, members of the management board. The supervisory board, however, cannot dismiss members of the management board until the general meeting of shareholders has been consulted. Currently, the general meeting of shareholders appoints the members of our management board.

         Our shareholders have delegated their authority to issue additional shares to our management board until May 14, 2003 which could result in a dilution of your interest in our company.

         Our shareholders have delegated their authority to issue, and to grant rights to subscribe for, ordinary shares as well as preference shares A and B and the priority share, to our management board, under prior approval of the supervisory board, until May 14, 2003. Therefore, it is possible that if you tender your notes in this exchange offer and receive our shares in exchange, your interest in our company will be diluted in the future, without the approval of a general shareholders’ meeting, if our management board, after approval of our supervisory board, uses its authority to issue or grant rights to subscribe for additional shares (up to the maximum authorized share capital under our articles of association).

         It is unlikely that dividends will be paid in the foreseeable future.

         We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations, expand our network, repay outstanding obligations and finance future acquisitions. Therefore, we do not expect to pay any dividends in the foreseeable future. In addition, we are generally prohibited by law from paying dividends except from retained earnings or other distributable reserves.

PURPOSE AND EFFECTS OF
THE EXCHANGE OFFER AND CONSENT SOLICITATION

         As of June 30, 2001, we had €1.79 billion of indebtedness, including long-term debt, and we incurred €186.3 million of annual interest expense in the twelve months to June 30, 2001. We generated negative Adjusted EBITDA (as defined in “Selected Consolidated Financial Information”) of €139.2 million for the twelve months ended June 30, 2001. As of June 30, 2001, we had €957.1 million of cash, cash equivalents and marketable securities on our balance sheet, which, together with anticipated cash flow from operations, should provide sufficient capital to fund our operations until the beginning of 2004. If current capital markets conditions prevail, under our current capital structure we believe that we may not be able to raise additional capital to fund our operations beyond the beginning of 2004. In addition, we may not be able to refinance our existing indebtedness when it becomes due, starting with approximately €380 million of our outstanding indebtedness which matures in December 2004.

         The principal purpose of the exchange offer is to eliminate substantially all of our outstanding indebtedness, which will decrease our interest expense. We believe that the exchange offer will allow us to continue to fund our operations and refinance any remaining debt as it becomes due. The principal purpose of the consent solicitation and the associated amendments is to eliminate or modify certain restrictive covenants and other provisions in order to enhance our future financial and operating flexibility.

         Under the terms of the exchange offer, holders of our notes will receive a combination of cash and shares, which, on a fully diluted basis, will dilute our existing shareholders by approximately 60%. We are offering to exchange up to 100% of our notes, subject to the receipt of tenders of at least 90% in aggregate initial principal amount of all notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding.

         We believe that the terms of the exchange offer and the consent solicitation are in the best interests of the company and the holders of all its securities, including shareholders. Upon completion of this exchange offer, we expect that our remaining cash balances, together with anticipated cash flow from operations, will provide us with sufficient capital to fund our existing operations for 30 to 36 months. If the exchange offer is successful and 90% of the aggregate initial principal amount of all notes currently outstanding and of each series of notes is tendered and accepted, our total outstanding debt would have been €210.5 million as of June 30, 2001.

THE EXCHANGE OFFER

Terms of the Exchange Offer

         Upon the terms and subject to the conditions described in this prospectus and in the related letter of transmittal, we will accept for exchange any notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. If you decide to participate in the exchange offer, you will receive the following consideration for every $1,000 or €1,000, as the case may be, in aggregate principal amount of the high yield notes and initial principal amount of the convertible notes tendered:

Security					Exchange Offer

Initial Principal	Initial Principal
Amount	Amount Outstanding	Currency	Coupon	Maturity	Cash	Shares

High Yield Notes

$225 million	$215 million	U.S. dollars	13 1/4%	2008	$215	116.321

$150 million	$150 million	U.S. dollars	13 1/4%	2008	$215	116.321

$180 million	$177 million	U.S. dollars	11 7/8%	2009	$205	115.805

€120 million	€113 million	euro	11 7/8%	2009	€205	105.533

€300 million	€300 million	euro	11 1/4%	2010	€205	105.533

Convertible Notes

€300 million	€300 million	euro	4%	2004	€150	70.982

€360 million	€360 million	euro	4%	2005	€150	70.982

         In addition, we will pay accrued cash interest on the notes from the most recent date of payment of interest on each series of notes preceding the payment date to, but excluding, the payment date. No other consideration will be paid, including any non-cash interest or in respect of any accretion on the principal amount of our convertible notes.

         Any notes not exchanged will remain outstanding. Notwithstanding the foregoing, no fractional shares will be issued and the number of shares to be issued to exchanging holders will be rounded down to the nearest whole share. Notes may be tendered only in integral multiples of €1,000 or $1,000, as the case may be.

         The ordinary shares or ADSs you receive in the exchange offer will be freely tradable. The cash to be paid in connection with the exchange offer will come from our existing cash balances.

         If 90% in initial principal amount of each series of notes currently outstanding are tendered in the exchange offer and accepted, we will issue 138.0 million shares and pay €287.2 million (excluding accrued cash interest) in exchange for such notes (based on an exchange rate of $0.8474 per $1.00, the noon buying rate of June 29, 2001).

         The tender of any notes pursuant to the exchange offer will also be deemed to be a consent to the proposed amendments in respect of such notes. See “Consent Solicitation”.

Period for Tendering Notes

         The exchange offer is being made to all holders of notes. The exchange offer will expire at 5:00 p.m., New York time (11:00 p.m., Amsterdam time) on      , 2001. In our sole and absolute discretion, we may extend the period of time during which the exchange offer is open. Assuming we have not previously elected to terminate the exchange offer, we will accept for exchange all of our notes which are properly tendered prior to the expiration of the exchange offer and not withdrawn as permitted below. The exchange offer is conditioned on the receipt of tenders of at least 90% in aggregate initial principal amount of all of our notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding. In addition, our obligation to accept notes in the exchange offer is subject to the conditions listed below under the caption “-Conditions to the Exchange Offer”.

         We will return to the registered holder, at our expense, any notes not accepted for exchange as promptly as practicable after the expiration or termination of the exchange offer. We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the consideration offered or return the notes tendered promptly after the termination or withdrawal of the exchange offer.

         Following completion of the exchange offer, subject to applicable securities laws, we may, in our sole and absolute discretion, seek to acquire notes not tendered in the exchange offer by means of open market purchases, privately negotiated acquisitions, redemptions or otherwise, or commence one or more additional exchange offers to those holders of notes who did not exchange their notes.

Extensions, Delay in Acceptance, Termination of Amendment

         We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any notes by giving oral or written notice of the extension to their holders. During any such extensions, all notes that have been previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

         To extend the exchange offer, we will notify the exchange agent of any extension. We will also issue a press release or make any other public announcement of the extension no later than 9:00 a.m., Amsterdam time, on the next business day after the previously scheduled expiration date.

         If any of the conditions described below under “-Conditions to the Exchange Offer” have not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

•	to terminate the exchange offer and as promptly as practicable to return all tendered notes to tendering note holders;

•	to extend the exchange offer and, subject to the withdrawal rights described in “-Withdrawal Rights”, to retain all tendered notes until the exchange offer expires;

•	to amend the terms of the exchange offer; or

•	to waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, to complete the exchange offer.

         Any such termination, extension or amendment, will be followed as promptly as practicable by oral or written notice thereof to the registered holders of notes. We will give oral or written notice of such termination, extension or amendment to the exchange agent. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a supplement to this prospectus. We will distribute the supplement to the registered holders of the notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer for at least the minimum period as required under the Exchange Act and in accordance with applicable regulations of Euronext Amsterdam.

         Without limiting the manner in which we may choose to make public announcements of any termination, extension or amendment of the exchange offer, we have no obligation to publish,

advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

         The exchange offer is conditioned on the receipt of tenders of at least 90% in aggregate initial principal amount of all notes currently outstanding and at least 90% in initial principal amount of each series of notes currently outstanding. For the purposes of this condition, the aggregate principal amount of notes tendered shall be calculated by aggregating the total initial principal amounts tendered of each series, converted into euro, as applicable, at a rate of $0.9113 per €1.00, the noon buying rate on September 30, 2001.

         In addition, the exchange offer is conditioned upon the approval by our general meeting of shareholders of the proposed amendment of the articles of association to increase our authorized capital and the issuance of additional ordinary shares in connection with the exchange offer. Notwithstanding any other provisions of the exchange offer, we are not required to accept any notes for exchange or to issue any ordinary shares or pay any cash in exchange for notes, and we may terminate or amend the exchange offer if, at any time before the acceptance of notes for exchange, any of the conditions described above is not satisfied or any of the following events occurs:

•	the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the U.S. Securities and Exchange Commission, the Stichting Toezicht Effectenverkeer (“STE” or Netherlands Securities Board), Euronext Amsterdam or the Luxembourg Stock Exchange;

•	an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer;

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	an order, stay, judgement or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

•	any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in The Netherlands and/or the United States;

•	any extraordinary or material adverse change in Netherlands and/or U.S. financial markets generally;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in The Netherlands or in the United States;

•	any limitation, whether or not mandatory, by any government entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

•	a commencement or escalation of a war or other national or international calamity directly or indirectly involving The Netherlands and/or the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	any of the situations described above exists at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer, with respect to some of all of our outstanding shares or other securities or any merger, acquisition or other business combination proposal involving Versatel or any or its subsidiaries shall have been proposed, announced or made by any person or entity; or

•	any event or events occur that have resulted or may result, in our judgment, in an actual or threatened adverse change in our business conditions, income, operations, stock ownership or prospects.

         The conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them. We may waive conditions in whole or in part at any time in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

         Moreover, we are free to terminate the exchange offer for any or no reason in our sole and absolute discretion, and not to accept any notes.

Procedures for Tendering Notes

         Only a holder of notes may tender notes in the exchange offer. To tender in the exchange offer, a holder must comply with either (1) the automated tender offer program procedures of DTC, (2) the procedures of Euroclear and/or Clearstream or (3) the procedures for physical tender, as described below.

•	If you hold your position through DTC, a timely confirmation of a book-entry transfer of your notes into the account of the exchange agent at DTC as described under the procedure for book-entry transfer below, plus either (1) a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), with any required signature guarantees, or (2) an agent’s message (as defined herein), in the case of a book-entry transfer, or a specific acknowledgement, in the case of a tender through DTC’s automated tender offer program, each as described under the procedure for book-entry transfer below, must be delivered or transmitted to, and received by, the exchange agent.

•	If you hold your position though Euroclear and/or Clearstream, you must arrange for an electronic instruction to be sent by the direct accountholder (participant) in Euroclear and/or Clearstream to Euroclear and/or Clearstream, as applicable, in accordance with their normal procedures, instructing Euroclear or Clearstream, as the case may be, to tender the notes on your behalf. The electronic instruction transmitted by Euroclear and/or Clearstream to the exchange agent must contain a computer generated message, by which you acknowledge receipt of the letter of transmittal and agree to be bound by it.

Any holder of notes tendering notes via this procedure must ensure that the above instructions transmitted through the Euroclear or Clearstream accountholder can be allocated to the exchange offer. Holders must submit a separate set of instructions for each letter of transmittal submitted, and the instructions so transmitted must cover the entire aggregate principal amount of notes tendered pursuant to such letter of transmittal. To the extent that instructions cannot be reconciled with the exchange offer, the tender may be deemed not to have been properly submitted.

Neither Versatel, the dealer managers, the exchange agent nor the information agent will be responsible for the communication of tenders by note holders to the direct accountholders in Euroclear or Clearstream through which they hold notes or by such accountholders to the exchange agent, Euroclear or Clearstream.

•	If you do not hold your position through DTC, Euroclear or Clearstream, certificates for your notes must be received by the exchange agent along with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), including any required signature guarantees.

•	If you are a resident of The Netherlands and hold convertible notes, which are traded on Euronext Amsterdam, you can also contact your broker or dealer or bank in The Netherlands in order to exchange your notes.

         Holders of notes will not be responsible for the payment of any fees or commission to the exchange agent or the dealer managers. Note holders should, however, consult with the direct accountholders in DTC, Euroclear or Clearstream as to any transaction fees.

         In all cases, payment for notes tendered and accepted for payment pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the notes (or a timely confirmation of the book-entry transfer of the notes into the exchange agent’s account at DTC as described above), a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), an agent’s message, in the case of a book-entry transfer, or a specific acknowledgment, in the case of a tender through DTC’s automated tender offer program, and any other documents required by the letter of transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR NOTES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT HOLDERS USE CERTIFIED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN NO EVENT SHOULD A NOTE HOLDER TENDERING NOTES SEND A LETTER OF TRANSMITTAL OR NOTES TO VERSATEL, THE DEALER MANAGERS OR THE INFORMATION AGENT.

         Certificates for notes, together with a properly completed letter of transmittal and any other documents required by the letter of transmittal, must be delivered to the exchange agent and not to us. Any documents delivered to us will not be forwarded to the exchange agent and will not be deemed to be properly tendered.

         Note holders who hold notes through brokers or banks are urged to consult these brokers or banks to determine whether transaction costs may apply if their notes are tendered through these brokers or banks and not directly to the exchange agent.

         Signature Guarantees. No signature guarantee is required if: (1) the letter of transmittal is signed by the registered holder of the notes (which term, for purposes of this section, will include any participant in DTC whose name appears on a security position listing as the owner of the notes) tendered and such holder has not completed either the box entitled “Special Delivery instructions” or the box entitled “Special Payment instructions” on the letter of transmittal; or (2) notes are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an “eligible institution”).

         If a certificate for a note is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made, or notes not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible institution.

         Book-Entry Delivery of Notes. The exchange agent will establish an account with respect to the notes for purposes of the exchange offer at DTC within two business days after the date that this prospectus is declared effective by the Securities and Exchange Commission, and any financial institution that is a participant in DTC’s system, such as Euroclear or Clearstream, may make book-entry delivery of the notes by causing DTC to transfer notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. Although delivery of notes may be effected through a book-entry transfer into the exchange agent’s account at DTC, either (1) a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), with any required signature guarantees, an agent’s message, in the case of a book-entry transfer, or a specific acknowledgement in the case of a tender through DTC’s automated tender offer program, and any other required documents must be transmitted to and received by the exchange agent at its address set forth on the back cover of this prospectus before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to DTC does not constitute delivery to the exchange agent.

         The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant.

         Participants in DTC may tender their notes in accordance with DTC’s automated tender offer program to the extent it is available to them for the notes they wish to tender. A holder tendering through DTC’s automated tender offer program must expressly acknowledge that the holder has received and agreed to be bound by the letter of transmittal and that the letter of transmittal may be enforced against such holder.

         Guaranteed Delivery. If a holder desires to tender notes pursuant to the exchange offer and the holder’s note certificates are not immediately available or cannot be delivered to the exchange agent before the expiration date (or the procedure for book-entry transfer of notes cannot be completed on a timely basis), or if time will not permit all required documents to reach the exchange agent before the expiration date, the notes still may be tendered, if all of the following conditions are satisfied:

•	the tender is made by or through an eligible institution;

•	the exchange agent receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the expiration date, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the letter of transmittal, including (where required) a signature guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery; and

•	the certificates for all tendered notes, in proper form for transfer (or confirmation of book-entry transfer into the exchange agent’s account at DTC), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile of the letter of transmittal), including any required signature guarantees, an agent’s message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through DTC’s automated tender offer program, and any other documents required by the letter of transmittal, are received by the exchange agent within three business days after the date of receipt by the exchange agent of the notice of guaranteed delivery.

Defective Tenders; Waiver of Defects; No Obligation to Give Notice of Defects

         All questions as to the validity, form, eligibility, including time of receipt, and acceptance of notes tendered for exchange will be determined by us in our sole and absolute discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all improperly tendered notes or not to accept the notes, the acceptance of which might be unlawful as determined by our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any notes either before or after the expiration of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender notes. Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration of the exchange offer, including the terms and conditions of the letter of transmittal and the accompanying instructions, will be final and binding.

         Unless waived, any defects or irregularities in connection with tenders of notes must be cured within a reasonable period of time, as determined by us. Neither we, the dealer managers, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor will we have any liability for failure to give this notification. Tenders of notes will not be deemed made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Acceptance of Notes for Exchange; Delivery of Shares and Payment of Cash

         Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, which we may do for any or no reason, in our sole and absolute discretion, we will accept, promptly after the expiration of the exchange offer, all notes properly tendered. We will deliver the shares and pay the cash in exchange for the tendered notes promptly after acceptance of these notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered notes for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice. Any notes not exchanged will remain outstanding.

         In all cases, the issuance of the shares and payment of cash in exchange for notes tendered and accepted for payment pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	the certificates evidencing such notes or a book-entry confirmation of transfer of the notes into the exchange agent’s account at DTC, as the case may be;

•	a properly completed and duly executed letter of transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message; and

•	any other documents required by the letter of transmittal. Accordingly, tendering holders of notes may be paid at different times depending upon when certificates evidencing notes or book-entry confirmations with respect to the notes are actually received by the exchange agent.

         If for any reason we do not accept any tendered notes, we will return the unaccepted notes without expense to the registered tendering holder. In the case of notes tendered by book-entry transfer into the exchange agent’s account at DTC or by electronic instruction by the direct accountholder (participant) to Euroclear and/or Clearstream by using the book-entry procedures described above, the unaccepted notes will be credited to an account maintained by the tendering holder with DTC or Euroclear and/or Clearstream. Any notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the exchange offer.

         The ordinary shares or ADSs you will receive in connection with the exchange offer will be listed on Euronext Amsterdam or the Nasdaq National Market, respectively. Such ordinary shares or ADSs will be entitled to our dividends, if any, as from the date of issuance, although we do not envisage any payment of any such dividends to be made in the foreseeable future.

Withdrawal Rights

         You may withdraw tenders of notes at any time prior to the expiration of the exchange offer.

         For a withdrawal to be effective:

•	the withdrawing holder must comply with the appropriate procedures of DTC’s automated tender offer program;

•	the withdrawing holder must comply with the appropriate procedures of Euroclear and/or Clearstream; or

•	the exchange agent must receive written notice of withdrawal at its address on the back cover page of this prospectus.

         Any offer of withdrawal must:

•	specify the name of the person who tendered the notes to be withdrawn,

•	identify the notes to be withdrawn, including the registration number or numbers and the principal amount of such notes,

•	be signed by the person who tendered the notes in the same manner as the original signature on the letter of transmittal used to deposit those notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

•	specify the name in which notes are to be registered, if different from that of the person who tendered the notes.

         Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal. In the case of notes tendered by book-entry transfer into the exchange agent’s account at DTC by using the book-entry transfer procedures described above, any withdrawn notes will be credited to the tendering holder’s account at DTC. In the case of notes tendered by book-entry transfer via Euroclear or Clearstream, any withdrawn notes will be returned in accordance with the procedures of Euroclear or Clearstream, as the case may be.

         If we extend the exchange offer, are delayed in our acceptance for payment of notes or are unable to accept notes for payment pursuant to the exchange offer for any reason, without prejudice to our rights under the exchange offer, the exchange agent may, nevertheless, on our behalf, retain tendered notes and such notes may not be withdrawn except to the extent that tendering holders of notes are entitled to withdraw tenders of notes as described herein. Any such delay will be accompanied by an extension of the exchange offer to the extent required by law or applicable stock exchange regulations.

         Withdrawals of tenders of notes may not be rescinded, and notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. However, withdrawn notes may be tendered again prior to the expiration date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. None of Versatel, the dealer managers, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Exchange Agent

         We have appointed The Bank of New York as the exchange agent. All completed letters of transmittal and agent’s messages should be directed to the exchange agent at the address, and requests for assistance in tendering your notes should also be directed to the exchange agent at the telephone number or the address, below:

By regular or certified mail, overnight courier or by hand:

The Bank of New York	The Bank of New York

attn. Sunjeeve Patel	attn. Enrique Lopez

One Canada Square	1 Campus Drive

London E14 5AL	Pleasantville, NY 10570

England	U.S.A.

(registered or certified mail recommended)	(registered or certified mail recommended)

By facsimile:	By facsimile:

(Eligible Guarantor Institutions Only)	(Eligible Guarantor Institutions Only)

(44 20) 7964 6399	(1 914) 773 5036

To confirm by Telephone	To confirm by Telephone

or for information call:	or for information call:

(44 20) 7964 6337	(1 914) 773 5735

         DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT’S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THAT LETTER OF TRANSMITTAL OR AGENT’S MESSAGE.

         Requests for additional copies of this prospectus, the enclosed letter of transmittal or the enclosed notice of guaranteed delivery may be directed to either the exchange agent at the telephone number or the address listed above or to the information agent at the telephone number or the address listed on the back cover page of this prospectus.

Recommendation

         We are not making any recommendation regarding whether you should tender your notes, and, accordingly, you must make your own determination as to whether to tender your notes for exchange and accept the shares and cash we are offering. We encourage you to consult with your financial advisers prior to making this determination.

Dealer Managers

         Lehman Brothers International (Europe) and Morgan Stanley & Co. International Limited are acting as financial advisors and dealer managers for Versatel in connection with the exchange offer and will receive a fee of up to $15.0 million, assuming the exchange offer is successful, plus an additional $250,000 per month during the first six months of their engagement. Affiliates of the dealer managers currently own a limited amount of our securities. The dealer managers have in the past rendered and are expected to render in the future various investment banking and other advisory services to Versatel and its subsidiaries. The dealer managers have received, and will continue to receive, customary compensation from Versatel and its subsidiaries for such services.

Transfer Taxes

         You will not be obligated to pay any transfer tax in connection with the tender of notes in the exchange offer unless you instruct us to register your exchange shares in the name of, or request that notes not tendered or not accepted in the exchange offer, be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Brokerage Commissions

         You will not be required to pay any brokerage commissions to the dealer managers if you decide to tender your notes.

Required Approvals

         No federal or state regulatory requirements must be complied with and no approval need be obtained in the U.S. or The Netherlands in connection with the exchange offer, other than those with which we have complied or will comply, or those approvals which we have obtained or will obtain.

Appraisal Rights

         There are no dissenter’s rights or appraisal rights with respect to the exchange offer.

THE CONSENT SOLICITATION

         Concurrently with the exchange offer, we are soliciting consents from the holders of the high yield notes to the proposed amendments to the indentures governing each series of high yield notes and from the holders of the convertible notes to the proposed amendments to the terms and conditions of each series of convertible notes.

         Holders of notes may give their consent to the proposed amendments only by tendering their notes in the exchange offer and will be deemed to have given their consent by so tendering. The delivery of an agent’s message with respect to a holder’s notes will constitute the delivery of a consent with respect to their notes.

Required Consents

         Consents from holders of a majority in principal amount outstanding of each series of high yield notes must be received in order to amend each indenture governing the high yield notes in the manner contemplated by the consent solicitation. Consents from holders of at least 66-2/3% in principal amount outstanding of each series of convertible notes must be received in order to amend the terms and conditions of the convertible notes in the manner contemplated by the consent solicitation.

Execution of Supplemental Indentures in respect of the High Yield Notes

         If the required consents are received with respect to each series of high yield notes, then Versatel and the trustee under each indenture will execute a supplemental indenture setting forth the proposed amendments with respect to the high yield notes and each indenture, as so supplemented, will become effective on the date we complete the exchange offer. Each non-exchanging holder of high yield notes will be bound by the supplemental indenture even if the holder did not give its consent. Each indenture, without giving effect to the proposed amendments, will remain in effect until the proposed amendments become effective upon the completion of the exchange offer. If the exchange offer is terminated or withdrawn, the proposed amendments will not become effective and all consents will be deemed revoked.

Execution of Supplemental Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreements in respect of the Convertible Notes

         If the required consents are received with respect to each series of convertible notes, then Versatel and the registrar, paying agent, conversion agent and conversion calculation agent under each principal paying agent, conversion agent, conversion calculation agent and registrar agreement, will execute a supplement to that agreement, setting forth the proposed amendments with respect to the convertible notes, and such agreement, as so supplemented, will become effective on the date we complete the exchange offer. Each non-exchanging holder of convertible notes will be bound by the supplemental agency agreement even if the holder did not give its consent. Each principal paying agent, conversion agent, conversion calculation agent and registrar agreement, without giving effect to the proposed amendments, will remain in effect until the proposed amendments become effective upon the completion of the exchange offer. If the exchange offer is terminated or withdrawn, the proposed amendments will not become effective and all consents will be deemed revoked.

Revocation of Consents

         Consents may be revoked at any time prior to the expiration date by the withdrawal of a tender of the notes in accordance with the instructions for withdrawal. See “The Exchange Offer—Withdrawal Rights”. Any withdrawal of tendered notes prior to the expiration date will be deemed to be a revocation of the related consents. You may not revoke your consent without also withdrawing the tender of your notes. Consents cannot be revoked following the expiration date.

Proposed Amendments to the High Yield Indentures

         We are soliciting the consent of the holders of the high yield notes to the proposed amendments to the indentures governing such notes. The proposals, if adopted and effected, will eliminate substantially all of the restrictive covenants and certain other provisions in the indentures. The following is a list that gives a summary of the covenants and other provisions proposed to be deleted. For more complete information regarding these covenants and provisions and the effects of the proposed amendments, we urge you to review the supplemental indentures in their entirety, which will be filed as exhibits to the registration statement filed in connection with this exchange offer with the Securities and Exchange Commission.

Deletion of Restrictive Covenants

         The supplemental indentures would, in substance, eliminate the following from each of the indentures governing the high yield notes:

Section 4.3	Limitation on Restricted Payments. Subject to certain exceptions, Versatel will not, and will not permit any of its subsidiaries to (i) declare or pay any dividend or make any distribution, including any dividend or distribution payable in connection with any merger or consolidation, (ii) purchase, redeem or retire capital stock, and all warrants or options to acquire capital stock of Versatel or any subsidiary, (iii) make any principal payment or redeem or repurchase, any indebtedness of Versatel that is subordinated in right of payment to the high yield notes, or (iv) make any investment in any company.

Section 4.4	Limitation on Indebtedness. Subject to certain exceptions, Versatel will not, and will not permit any of its subsidiaries to incur any indebtedness; provided, however, that if no default or event of default shall have occurred and be continuing at the time, or would occur as a consequence of the incurrence of any such indebtedness, Versatel may incur indebtedness if immediately thereafter the ratio of (i) the aggregate principal amount of indebtedness of Versatel and its subsidiaries on a consolidated basis outstanding as of the transaction date to (ii) the pro forma consolidated cash flow for the preceding two fiscal quarters multiplied by two, determined on a pro forma basis as if any such indebtedness had been incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than or equal to 5.0 to 1.

Section 4.12	Limitation on Transactions with Shareholders and Affiliates. Subject to certain exceptions, Versatel will not, and will not permit any of its Subsidiaries to enter into any transaction with any holder of 5% or more of any class of capital stock of Versatel or any subsidiary, unless: (i) such transaction is on terms that are no less favorable to Versatel or such subsidiary than could reasonably be obtained in a comparable arm’s-length transaction with a company that is not such a holder, (ii) if such transaction involves aggregate consideration in excess of $2.0 million, then Versatel shall deliver a resolution to United States Trust Company of New York set forth in a certificate signed on behalf of Versatel by two Versatel officers adopted by a majority of the Board of Directors, approving such transaction and certifying that such transaction comply with Section 4.12(i) above, and (iii) if such transaction involves aggregate consideration in excess of $5.0 million, Versatel will deliver a written opinion to United States Trust Company of New York as to the fairness to Versatel of such transaction from a financial point of view from an internationally recognized investment banking firm.

Section 4.13	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Subject to certain exceptions, Versatel will not, and will not permit any subsidiary to create any consensual encumbrance on the ability of any subsidiary to: (i) pay dividends or make any other distributions permitted by applicable law on the capital stock of such subsidiary owned by Versatel or any other subsidiary, (ii) pay any indebtedness owed to Versatel or any other subsidiary, (iii) make loans or advances to Versatel or any other subsidiary, or (iv) transfer any of its property or assets to Versatel or any other subsidiary.

Section 4.14	Limitation on Liens. Subject to certain exceptions, Versatel will not, and will not permit any subsidiary to create, incur, assume or suffer to exist any encumbrance in respect of any asset or property of Versatel or any subsidiary without making effective provisions for all of the high yield notes and all other amounts due under the indenture governing the high yield notes to be directly secured equally and ratably with the obligation or liability secured by such encumbrance.

Section 4.15	Change of Control. Subject to certain exceptions, upon the occurrence of a change of control, Versatel will make an offer to purchase all or any part of the high yield notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, thereon to the date of repurchase, plus additional amounts, if any, to the date of repurchase.

Section 4.16	Limitation on Asset Sales. Subject to certain exceptions, Versatel will not, and will not permit any subsidiary to make any sale of all or any of the capital stock, property or assets of any subsidiary unless (i) Versatel or the subsidiary, receives consideration at the time of such sale at least equal to the fair market value of the assets sold or disposed of and (ii) at least 80% of the consideration received for such sale consists of cash or cash equivalents or replacement assets or the assumption of indebtedness which ranks pari passu in right of payment with the high yield notes.

Section 4.17	Limitation on Issuance of Guarantees of Indebtedness by Restricted Subsidiaries. Subject to certain exceptions, Versatel shall not permit any subsidiary, to guarantee, assume or in any other manner become liable with respect to any indebtedness of Versatel unless such subsidiary simultaneously executes and delivers a supplemental indenture to the indenture governing the high yield notes providing for a guarantee of all of Versatel’s obligations under the high yield notes and the indenture governing the high yield notes on terms substantially similar to the guarantee of such indebtedness.

Section 4.18	Business of the Company; Restriction on Transfers of Existing Business. Subject to certain exceptions, Versatel will not, and will not permit any restricted subsidiary to, be principally engaged in any business or activity other than a permitted business. In addition, Versatel and any restricted subsidiary will not be permitted to, directly or indirectly, transfer to any unrestricted subsidiary (i) any of the licenses, permits or authorizations used in the permitted business of Versatel and any restricted subsidiary or (ii) any material portion of the “property and equipment” (as such term is used in Versatel’s consolidated financial statements) of Versatel or any restricted subsidiary used in the licensed service areas of Versatel and any restricted subsidiary.

Section 4.19	Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. Subject to certain exceptions, Versatel will not, and will not permit any subsidiary to sell or otherwise dispose of any shares of capital stock of such subsidiary or any other subsidiary to any company unless (i) immediately after giving effect to such sale, such subsidiary would no longer constitute a subsidiary and (ii) any investment in such company remaining after giving effect to such sale would have been permitted to be made under Section 4.3 (Limitation on Restricted Payments) if made on the date of such sale.

Section 5.1	Consolidation, Merger and Sale of Assets. Subject to certain exceptions, neither Versatel nor any of its subsidiaries will consolidate with or merge with or into, any company, unless: (i) Versatel will be the continuing company or the company (if other than Versatel) formed by such consolidation or merger will be a corporation organized under the laws of The Netherlands, Germany, France, Belgium, the United Kingdom or the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of the obligations of Versatel with respect to the high yield notes, (ii) immediately after giving effect to such transaction, no event of default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, Versatel, or the successor company shall have a consolidated net worth equal to or greater than the consolidated net worth of Versatel immediately prior to such transaction, (iv) immediately after the transaction on a pro forma basis Versatel, or the successor company, (A) prior to the third anniversary of the issue date, have an indebtedness to consolidated cash flow ratio no greater than such ratio immediately prior to such transaction or (B) on or after the third anniversary of the issue date, could incur at least $1.00 of indebtedness under Section 4.4(a) (Limitation on Indebtedness), (v) Versatel delivers an opinion of counsel to the United States Trust Company of New York stating that such merger complies with the indenture governing the high yield notes, and (vi) Versatel shall have delivered an opinion of tax counsel to the United States Trust Company of New York stating that holders will not recognize income, gain or loss for U.S. federal or Netherlands income tax purposes as a result of such transaction. The proposed amendments would delete conditions (ii), (iii), (iv) and (vi) referred to above.

Section 6.1	Events of Default. Section 6.1 of the indenture governing the high yield notes provides that, upon the occurrence of certain events, the principal amount of the high yield notes may become due and payable. The proposed amendments to the indentures governing the high yield notes would delete sections 6.1(c), (d), (f) and (i). Such sections in pertinent part state the following: pursuant to Section 6.1 (c), an event of default occurs upon a default in the payment of principal or interest of the high yield notes required to by purchased under the asset sale offer or the change of control offer described in the indenture governing the high yield notes; pursuant to Section 6.1(d), an event of default occurs upon a failure to perform or comply with Article V (Successor Corporation) of the indenture governing the high yield notes; pursuant to Section 6.1(f), an event of default occurs upon a default of any other indebtedness of Versatel or any subsidiary; and pursuant to Section 6.1(i), an event of default occurs upon Versatel or any of its subsidiaries (A) commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law or consenting to the entry of an order for relief in an involuntary case under any such law, (B) consenting to the appointment of a receiver, liquidator, trustee, or similar official for all or substantially all of the property and assets of Versatel or any of its subsidiaries, or (C) effecting any general assignment for the benefit of creditors.

         In addition, a number of conforming changes will be made to the indentures to reflect the deletion of these provisions.

         In no event will the changes effected by the proposed amendments to the indentures alter our obligation to pay the principal of, or interest on, the high yield notes, or alter the respective maturity dates of the high yield notes.

Proposed Amendments to the Terms and Conditions of the Convertible Notes

         We are soliciting the consent of the holders of the convertible notes to the proposed amendments to the terms and conditions of such notes. The proposals, if adopted and effected, will eliminate some of the events of default and the change of control offer provision contained in the terms and conditions of the convertible notes. The following is a list that gives a summary of the provisions proposed to be deleted. For more complete information regarding these provisions and the effects of the proposed amendments, we urge you to review the amendments to the terms and conditions of the convertible notes in their entirety, which are filed as part of the registration statement filed in connection with this exchange offer with the Securities and Exchange Commission.

         The amendments would, in substance, eliminate the following provisions from the terms and conditions of each series of the convertible notes:

Section 5(3)	Redemption, Purchase and Conversion – Change of Control. In the event of a change of control of the company, each holder of convertible notes will have the right to require Versatel to redeem all (but not less than all) of such holder’s convertible notes on the date that is 30 days after the date on which such change of control occurs at the principal amount together with accrued and unpaid interest to, but excluding, the redemption date. Versatel shall give each holder of convertible notes notice of such change of control in accordance with the provisions of Condition 10 of the terms and conditions of the convertible notes (Notices) not later than 10 days after the date on which such change of control occurs.

Section 8(e)	Cross-Acceleration and Cross-Default. With respect to cross-acceleration and cross-defaults, the terms and conditions of the convertible notes state that (i) if an acceleration has occurred, or (ii) if a default occurs, then any convertible note may, by written notice addressed by the holder to Versatel, become immediately due and payable at its principal amount together with accrued interest.

         However, in no event will the changes effected by the proposed amendments alter our obligation to pay the principal or accreted principal of, or interest on, the convertible notes, or alter the respective maturity dates of the convertible notes.

MARKET AND TRADING INFORMATION

Share Price Information

         The 4% senior convertible notes due 2004 are convertible into ordinary shares of Versatel at a share price of €43.40. The 4% senior convertible notes due 2005 are convertible into ordinary shares of Versatel at a share price of €60.76. Our ordinary shares and our ADSs have been traded on Euronext Amsterdam and the Nasdaq National Market, respectively, under the symbol “VRSA” since July 23, 1999, the date of our initial public offering.

         The following table sets forth, for the periods indicated, the high and low closing bid prices per ordinary share in euro as reported on Euronext Amsterdam.

	High	Low

	€	€
1999

Third quarter(1)	14.75	10.15
Fourth quarter	41.20	10.10

2000

First quarter	80.35	28.60
Second quarter	48.70	26.60
Third quarter	45.30	26.10
Fourth quarter	26.30	8.45

2001

First quarter	18.00	5.45
Second quarter	6.65	3.00
Third quarter	3.18	0.49
April	5.57	3.73
May	6.65	4.82
June	4.85	3.00
July	3.18	1.66
August	1.75	0.73
September	0.82	0.49
October (through October 9)	0.82	0.61

(1)	Since July 23rd, 1999, the date of our initial public offering.

         The closing bid price for our ordinary shares as reported on Euronext Amsterdam on October 9, 2001, was €0.82.

         The following table sets forth, for the periods indicated, the high and low closing bid prices per ADS as reported on the Nasdaq National Market.

	High	Low

	$	$
1999

Third quarter (1)	15.38	10.63
Fourth quarter	37.50	10.88

2000

First quarter	77.25	30.00
Second quarter	48.25	22.75
Third quarter	43.94	23.00
Fourth quarter	22.94	7.50

2001

First quarter	16.87	4.81
Second quarter	5.96	2.50
Third quarter	2.69	0.42
April	5.06	3.37
May	5.96	4.11
June	4.16	2.50
July	2.69	1.43
August	1.58	0.70
September	0.78	0.42
October (through October 9)	0.69	0.50

(1)	Since July 23rd, 1999, the date of our initial public offering.

         The closing bid price for the ADSs as reported on the Nasdaq National Market on October 9, 2001, was $0.69.

Market Prices of the Notes

         The high yield notes are traded in the U.S. inter-dealer market and the convertible notes are listed and traded on Euronext Amsterdam. The $225,000,000 13-1/4% senior U.S. dollar notes due 2008 and the $150,000,000 13-1/4% senior U.S. dollar notes due 2008 are listed, but not regularly traded, on the Luxembourg Stock Exchange, which posts a price for the notes not more frequently than monthly. The following table sets forth, for the periods indicated, the high and low bid prices of each series of the notes in the U.S. inter-dealer market, expressed as a percentage of initial face amount:

			$150,000,000				€120,000,000		€300,000,000
	$225,000,000 13 1/4%		13 1/4%		$180,000,000 11 7/8%		11 7/8%		11 1/4%
	Senior U.S. Dollar		Senior U.S. Dollar		Senior U.S. Dollar		Senior Euro		Senior Euro
	Notes due 2008		Notes due 2008		Notes due 2009		Notes due 2009		Notes due 2010
	High	Low	High	Low	High	Low	High	Low	High	Low

1999

First quarter	105.250	99.000	105.250	99.000	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
Second quarter	108.000	103.000	108.000	103.000	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
Third quarter	105.500	98.500	105.500	98.500	99.250	95.000	99.250	92.500	n.a.	n.a.
Fourth quarter	107.000	98.000	107.000	98.000	102.500	92.000	106.500	92.500	n.a.	n.a.

2000

First quarter	108.500	102.500	108.500	102.500	104.500	98.000	109.500	101.250	98.537	97.500
Second quarter	102.500	93.500	102.500	93.500	98.500	87.000	102.000	88.000	98.500	82.000
Third quarter	103.000	90.000	103.000	90.000	100.000	88.000	97.500	88.000	96.000	86.000
Fourth quarter	90.000	61.000	90.000	61.000	88.000	60.000	88.000	58.000	86.000	57.500

2001

First quarter	86.500	61.000	86.500	61.000	83.000	59.000	86.000	58.000	83.500	58.000
Second quarter	61.000	34.000	61.000	34.000	61.000	34.000	58.000	35.000	59.000	35.000
Third quarter	39.000	24.000	39.000	24.000	37.000	22.000	39.000	22.000	38.000	22.000
Fourth quarter (through October 9)	26.000	24.000	26.000	24.000	25.000	22.000	25.000	22.000	25.000	22.000

         The last bid price of each series of the high yield notes as set forth above as reported on the U.S. inter-dealer market on October 9, 2001, expressed as a percentage of initial face amount, was 26%, 26%, 25%, 25% and 25%, respectively.

	4% Senior Convertible Notes		4% Senior Convertible Notes
	due 2004		due 2005

	High	Low	High	Low

1999

First quarter	n.a.	n.a.	n.a.	n.a.
Second quarter	n.a.	n.a.	n.a.	n.a.
Third quarter	n.a.	n.a.	n.a.	n.a.
Fourth quarter	115.338	97.000	n.a.	n.a.

2000

First quarter	192.000	93.000	115.000	100.000
Second quarter	126.500	80.750	104.250	74.000
Third quarter	117.250	86.500	94.250	80.125
Fourth quarter	87.125	55.000	80.000	52.500

2001

First quarter	73.375	51.000	69.625	50.000
Second quarter	52.000	27.000	50.500	27.000
Third quarter	28.500	17.000	27.500	15.000
Fourth quarter (through October 9)	18.000	17.500	19.000	18.000

         The last bid price of each series of the convertible notes as set forth above as reported on the U.S. inter-dealer market on October 9, 2001, expressed as a percentage of initial face amount, was 19% and 18%, respectively. In the case of the convertible notes, the initial face amount is not equal to the current accreted principal amount for such notes.

EXCHANGE RATE INFORMATION

U.S. Dollars to Euro

         The table below sets forth, for the periods and dates indicated, certain information concerning the noon buying rates for euro expressed in U.S. dollars per euro. On October 9, 2001, the noon buying rate for U.S. dollars per euro was $0.9150 per €1.00.

			Period
Period	High	Low	Average	Period End

1999	1.1812	1.0016	1.0653	1.0070

2000	1.0335	0.8270	0.9232	0.9388

First quarter 2001	0.9535	0.8794	0.9220	0.8794

Second quarter 2001	0.9032	0.8425	0.8736	0.8474

Third quarter 2001	0.9310	0.8370	0.8897	0.9099

April 2001	0.9032	0.8814	0.8925	0.8874

May 2001	0.8937	0.8455	0.8753	0.8455

June 2001	0.8628	0.8425	0.8530	0.8474

July 2001	0.8797	0.8370	0.8615	0.8752

August 2001	0.9194	0.8775	0.9014	0.9090

September 2001	0.9310	0.8868	0.9114	0.9099

October 2001 (through October 9)	0.9181	0.9141	0.9158	0.9150

         Fluctuations in the exchange rate between the euro and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

Dutch Guilders to U.S. Dollars

         The Netherlands has adopted the euro as of January 1, 1999 at the fixed conversion rate of NLG 2.20371 per €1.00 established with the implementation of the third stage of monetary union. The table below sets forth, for the periods and dates indicated, certain information concerning the noon buying rates for Dutch guilders expressed in Dutch guilders per U.S. dollar through December 31, 1998.

			Period
Period	High	Low	Average(1)	Period End

1996	1.76	1.61	1.69	1.73

1997	2.12	1.73	1.95	2.03

1998	2.09	1.81	1.98	1.88

(1)	The average of the noon buying rates on the last day of each full month during the period.

         Netherlands law does not impose restrictions that would affect the remittance of dividends or other payments to nonresident holders of the ordinary shares or any other foreign exchange controls.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following selected financial data of Versatel as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of Versatel, which have been audited by Arthur Andersen, independent public accountants. Arthur Andersen, independent public accountants, did not audit the financial statements of VEW Telnet GmbH as of and for the year ended December 31, 1999, which are not presented separately herein. Arthur Andersen, independent public accountants, did not audit the financial statements of Komtel Gesellschaft für Kommunikations– und Informationdienste mbH as of and for the year ended December 31, 2000, which are not presented separately herein. These financial statements (VEW Telnet GmbH and Komtel Gesellschaft für Kommunikations-und Informationsdienste mbH) for the above mentioned periods were audited by BDO Nordwestdeutsche Treuhand Gesellschaft mit beschränkter Haftung Wirschaftsprüfungsgesellschaft Steuerberatungsgesellschaft. The selected financial data for Versatel as of and for the six month periods ended June 30, 2000 and 2001 is unaudited, but in the opinion of management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with “Operating and Financial Review and Prospects” and the historical audited financial statements of Versatel included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,

	1996	1997	1998	1999	2000	2000	2001

	€	€	€	€	€	€	€
	(in thousands, except per share amounts)

Statement of Operations Data:

Operating revenue (1)	2,917	8,574	17,952	58,537	181,469	75,679	124,774

Operating expenses:

Cost of revenue, excluding depreciation and amortization (2)	2,248	7,898	14,439	45,657	133,565	55,284	79,540

Selling, general and administrative	2,489	7,953	21,660	82,807	213,394	89,728	91,547

Restructuring expense	—	—	—	—	—	—	7,500

Depreciation and amortization	205	1,469	2,937	26,412	91,518	36,653	65,412

Total operating expenses	4,942	17,320	39,036	154,876	438,477	181,665	243,999

Operating loss	(2,025)	(8,746)	(21,084)	(96,339)	(257,008)	(105,986)	(119,225)

Interest expense, net	122	242	11,712	58,512	111,132	49,648	64,381

Results from investing activities	—	—	—	—	3,131	2,267	147

Other expenses (3)	—	—	—	—	18,214	—	—

Foreign currency exchange (losses) gains, net	—	(24)	2,335	(43,684)	(32,695)	(25,325)	(61,730)

Loss before income taxes, minority interest and extraordinary item	(2,147)	(9,012)	(30,461)	(198,535)	(422,180)	(178,692)	(245,189)

Credit from (provision for) income taxes	—	—	(3)	437	41	41	—

Net loss before minority interest and extraordinary item	(2,147)	(9,012)	(30,464)	(198,098)	(422,139)	(178,651)	(245,189)

Minority interest	—	—	—	168	792	792	—

Net loss before extraordinary item	(2,147)	(9,012)	(30,464)	(197,930)	(421,347)	(177,859)	(245,189)

Extraordinary item(4)	—	—	—	—	—	—	5,872

Net loss	(2,147)	(9,012)	(30,464)	(197,930)	(421,347)	(177,859)	(239,317)

Net loss per share before extraordinary item basic and diluted	(0.21)	(0.50)	(0.93)	(3.89)	(4.92)	(2.14)	(2.71)

Net loss per share after extraordinary item basic and diluted	(0.21)	(0.50)	(0.93)	(3.89)	(4.92)	(2.14)	(2.65)

Weighted average number of basic shares outstanding (5)	10,008	18,084	32,622	50,929	85,661	83,016	90,397

	Year Ended December 31,					Six Months Ended June 30,

	1996	1997	1998	1999	2000	2000	2001

	€	€	€	€	€	€	€
	(in thousands, except per share amounts)

Financial Data:

Adjusted EBITDA (6)	(1,820)	(7,277)	(18,147)	(69,927)	(158,456)	(69,333)	(50,061)

Capital expenditures	1,165	6,587	35,057	173,804	466,884	177,152	139,349

Dividends per share	—	—	—	—	—	—	—

Balance Sheet Data at Period End:

Cash, restricted cash and marketable securities	2,016	678	264,813	1,050,831	1,203,876	1,580,907	957,143

Working capital (excluding cash, restricted cash and marketable securities)	(1,227)	(11,242)	(21,260)	(103,419)	(216,157)	(132,431)	(211,587)

Capitalized finance cost, net	—	—	13,046	28,255	41,435	44,920	38,043

Property, plant and equipment, net	1,062	6,180	17,520	232,694	591,391	373,714	686,946

Construction in progress	—	—	20,882	81,803	175,766	115,831	187,838

Goodwill, net	—	—	2,067	196,973	245,663	252,499	232,016

Total assets	3,703	8,772	328,263	1,663,120	2,417,640	2,519,869	2,245,007

Total long-term obligations (including current portion)	1,899	3,854	312,562	1,008,678	1,712,993	1,702,569	1,789,826

Total shareholders’ equity (deficit)	66	(8,266)	(15,462)	507,669	341,318	574,020	107,664

Cash Flow Data:

Net cash provided by/ (used in) operating activities	(780)	2,616	(16,932)	(70,093)	(191,039)	(92,651)	(104,685)

Net cash used in (from) investing activities	(1,165)	(6,587)	(50,839)	(472,531)	(560,405)	(1,230,577)	73,434

Net cash provided by financing activities	3,889	2,635	235,969	1,358,591	944,529	929,150	23,430

(1)	In March 2000, we acquired Komtel in Germany. Until March 31, 2001, we accounted for the fees from certain premium dial-in services offered by Komtel on a gross basis. Gross billings (including all fee amounts received for the premium dial-in services offered by Komtel) for the six months ended June 30, 2001 amounted to €130.3 million.

(2)	Total costs relating to gross billings for the six months ended June 30, 2001 amounted to €85.0 million.

(3)	Consists of asset impairments of €12.8 million relating to VersaPoint and other write-offs for a total amount of €5.4 million.

(4)	Represents the extraordinary gain related to the repurchase of high yield notes.

(5)	As adjusted to give effect to a 2-to-1 stock split on April 13, 1999.

(6)	Adjusted EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization, deferred compensation and foreign exchange gain (loss). Adjusted EBITDA is included because management believes it is a useful indicator of a company’s ability to incur and service debt. Adjusted EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of our results of operations or liquidity. Funds depicted by this measure may not be available for management’s discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA contained herein may not be comparable to other similarly titled measures of other companies. Please note that the definition of Adjusted EBITDA as applied in the audited financial statements for the years 1996, 1997, 1998, 1999 and 2000 is different from the above definition. In the new definition for adjusted EBITDA, deferred compensation is excluded.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited pro forma consolidated financial information is derived from our audited consolidated financial statements and interim unaudited consolidated financial information included elsewhere in this prospectus. The accompanying unaudited pro forma consolidated balance sheet information as of June 30, 2001, gives effect to the exchange offer as if it had occurred on that date. The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001, give effect to the exchange offer as if it had occurred on January 1, 2000. The pro forma financial information presented assumes that 90% in aggregate initial principal amount of each series of notes outstanding as of June 30, 2001 are tendered and exchanged as this represents the minimum tender threshold and thus presents the maximum amount of indebtedness that we will have immediately following the exchange offer. The pro forma financial information also assumes a value for the shares equal to their closing price on Euronext Amsterdam on October 9, 2001 of €0.82 per ordinary share. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

         The following unaudited pro forma consolidated financial information has been presented for illustrative purposes only and does not purport (a) to represent what Versatel’s results of operations or financial condition would have actually been had the exchange offer in fact occurred at the date or for the periods presented or (b) to project Versatel’s results of operations for any future period or Versatel’s financial condition for any future date. The unaudited pro forma income statements for the year ended December 31, 2000 and for the six months ended June 30, 2001 do not include extraordinary and non-recurring items that are expected to arise upon the completion of this exchange offer. It is expected that an extraordinary gain of €644.5 million and a non-recurring additional interest expense of €134.2 million relating to the induced conversion of the convertible notes will arise as a result of this exchange offer. For further information, please see footnote 10.

         The following unaudited pro forma consolidated financial information should be read in conjunction with “Operating and Financial Review and Prospects”, “Capitalization” and the audited consolidated financial statements and interim unaudited consolidated financial information included in this prospectus.

VERSATEL TELECOM INTERNATIONAL N.V.

Unaudited pro forma consolidated balance sheet
as of June 30, 2001

(Amounts in thousands, except for share and per share amounts)

	As of June 30, 2001

	Actual	Adjustments(1)(2)		Pro Forma

	€	€		€
ASSETS

Current Assets:

Cash, cash equivalents and marketable securities	957,143	(350,167	)(3)	606,976

Accounts receivable, net	78,044	–		78,044

Inventory, net	13,079	–		13,079

Unbilled revenues	9,808	–		9,808

Prepaid expenses and other	36,421	–		36,421

Total current assets	1,094,495	(350,167)		744,328

Fixed Assets:

Property, plant and equipment, net	686,946	–		686,946

Construction in progress	187,838	–		187,838

Total fixed assets	874,784	–		874,784
Investment, at cost	120	–		120

Capitalized finance costs, net	38,043	(34,239	)(4)	3,804

Other non-current assets	5,549	–		5,549

Goodwill, net	232,016	–		232,016

Total assets	2,245,007	(384,406)		1,860,601

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	129,370	–		129,370

Accrued liabilities	199,679	(39,924	)(5)	159,755

Unearned revenue	18,468	–		18,468

Current portion of capital lease obligations	1,422	–		1,422

Total current liabilities	348,939	(39,924)		309,015

Capital lease obligations, net of current portion	6,010	–		6,010

Long-term liabilities	27,564	–		27,564

Long-term debt	1,754,830	(1,579,348	)(6)	175,482

Total liabilities	2,137,343	(1,619,272)		518,071

Shareholders’ Equity:

Ordinary shares, NLG 0.05 par value per share, 91,331,737 issued and outstanding as of June 30, 2001(7)	2,073	3,160	(8)	5,233

Additional paid-in capital	1,021,271	721,387	(9)	1,742,658

Warrants	336	–		336

Deferred compensation	(15,517)	–		(15,517)

Accumulated deficit	(900,499)	510,319	(10)	(390,180)

Total shareholders’ equity	107,664	1,234,866		1,342,530

Total liabilities and shareholders’ equity	2,245,007	(384,406)		1,860,601

VERSATEL TELECOM INTERNATIONAL N.V.

Unaudited pro forma consolidated statements of operations
for the six months ended June 30, 2001

(Amounts in thousands, except for per share amounts)

		Adjustments		Pro Forma
	For the	for the		for the
	Six Months	Six Months		Six Months
	Ended	Ended		Ended
	June 30,	June 30,		June 30,
	2001	2001(2)(11)		2001

	€	€		€
Operating Revenue:	124,774	–		124,774

Operating Expenses:

Cost of revenues, excluding depreciation and amortization	79,540	–		79,540

Selling, general and administrative	91,547	–		91,547

Restructuring expense	7,500	–		7,500

Depreciation and amortization	65,412	–		65,412

Total operating expenses	243,999	–		243,999

Operating loss	(119,225)	–		(119,225)

Other Income (Expenses):

Foreign currency exchange (losses) gains, net	(61,730)	58,173	(12)	(3,557)

Interest income	26,308	(8,078	)(13)	18,230

Interest expense	(90,689)	86,947	(14)	(3,742)

Result from investing activities	147	–		147

Other asset impairments	–	–		–

Other	–	–		–

Total other expenses, net	(125,964)	137,042		11,078

Loss before income taxes and extraordinary item	(245,189)	137,042		(108,147)

Credit from/(provision for) income taxes	–	–		–

Net loss before extraordinary item and non recurring item	(245,189)	137,042		(108,147)

Net loss per share (basic and diluted) before extraordinary item	(2.71)	–		(0.47)

Weighted average number of shares outstanding:

Basic	90,397	139,237	(8)	229,634

Diluted	109,052	139,237	(8)	248,289

VERSATEL TELECOM INTERNATIONAL N.V.

Unaudited pro forma consolidated statements of operations
for the year ended December 31, 2000

(Amounts in thousands, except for per share amounts)

		Adjustments		Pro Forma
	For the	for the		for the
	Year	Year		Year
	Ended	Ended		Ended
	December 31,	December 31,		December 31,
	2000	2000(2) (10)		2000

	€	€		€
Operating Revenue:	181,469	–		181,469

Operating Expenses:

Cost of revenues, excluding depreciation and amortization	133,565	–		133,565

Selling, general and administrative	213,394	–		213,394

Restructuring expense	–	–		–

Depreciation and amortization	91,518	–		91,518

Total operating expenses	438,477	–		438,477

Operating loss	(257,008)	–		(257,008)

Other Income (Expenses):

Foreign currency exchange (losses) gains, net	(32,695)	38,020	(15)	5,325

Interest income	57,629	(12,554	)(16)	45,075

Interest expense	(168,761)	153,697	(17)	(15,064)

Result from investing activities	(3,131)	–		(3,131)

Other asset impairments	(12,751)	–		(12,751)

Other	(5,463)	–		(5,463)

Total other expenses, net	(165,172)	179,163		13,991

Loss before income taxes, minority interest and extraordinary item	(422,180)	179,163		(243,017)

Credit from/(provision for) income taxes	41	–		41

Loss before minority interest and extraordinary item	(422,139)	179,163		(242,976)

Minority interest	792	–		792

Net loss before extraordinary item and non recurring items	(421,347)	179,163		(242,184)

Net loss per share (basic and diluted) before extraordinary item	(4.92)	–		(1.08)

Weighted average number of shares outstanding:

Basic	85,661	139,237	(8)	224,898

Diluted	105,231	139,237	(8)	244,468

VERSATEL TELECOM INTERNATIONAL N.V.

Notes to unaudited pro forma consolidated financial information

(in thousands of euro, except for share and per share amounts)

1.	Represents adjustments made to give effect to the exchange offer as if it had occurred on June 30, 2001.

2.	Upon exchange of the notes for cash and shares we will realize a significant extraordinary gain. Even if we do not receive a favorable tax ruling that the gain can be treated as cancellation of irrecoverable debt income, we believe that we will have sufficient present and future operating losses and other tax losses that could be used to offset the gain. As a result, we have made no adjustments to reflect any tax liability arising from the exchange offer. See "Taxation—Netherlands Taxation of Versatel".

3.	Represents the following adjustments to cash and marketable securities:

Adjustment made to reflect the capital tax payable with respect to the issuance of the ordinary shares	(628)

Adjustment made to reflect the payment of transaction costs	(20,000)

Adjustment made to reflect the cash portion used to purchase the high yield notes	(200,515)

Adjustment made to reflect the cash portion used to purchase the convertible notes	(89,100)

Adjustment made to reflect the cash portion used to pay accrued interest on the high yield and convertible notes	(39,924)

(350,167)

4.	Represents the following adjustment to capitalized finance costs:

Adjustment to release the book value of the finance costs incurred in connection with the issuance of the high yield and convertible notes	34,239

5.	Represents the adjustment of €39,924 made to reflect the cash portion used to pay accrued interest on the high yield and convertible notes.

6.	Represents the following adjustments to long-term debt:

Adjustment made to reflect the repurchase of the book value of the high yield notes	(957,009)

Adjustment made to reflect the repurchase of the book value of the convertible notes	(632,165)

Adjustment made to reflect the release of discounts on the high yield notes	9,826

(1,579,348)

7.	As of June 30, 2001, 230.6 million ordinary shares would have been issued and outstanding on a pro forma basis.

8.	Represents the following adjustments to ordinary shares:

	Shares	€

Adjustment representing the increase in issued and paid-in capital as the result of the issuance of ordinary shares offered to:

The high yield note holders	97,074,104	2,203

The convertible note holders	42,163,308	957

	139,237,412	3,160

9.	Represents the following adjustments to additional paid-in capital:

Adjustment to release the book value of the finance costs incurred in connection with the issuance of the convertible notes	(11,691)

Adjustment made to reflect the capital tax payable with respect to the issuance of the ordinary shares	(628)

Adjustment representing the difference between the fair value and the par value of the issuance of the ordinary shares issued to the high yield note holders	77,398

Adjustment representing the difference between the fair value and the par value of the ordinary shares issued upon conversion	656,308

721,387

10.	Represents the following adjustments to accumulated deficit:

Adjustment representing the extraordinary gain from purchasing the high yield notes	676,893

Adjustment to release the book value of the finance costs incurred in connection with the issuance of the high yield notes	(22,548)

Adjustment made to reflect the release of premiums and/or discounts on the high yield notes	(9,826)

Adjustment representing the fair value of the shares to be issued and the cash consideration in excess of the fair value of the shares issuable pursuant to the original conversion terms of the convertible notes and the transaction cost(a)	(134,200)

510,319

(a)	As a result of Versatel offering an inducement related to the convertible notes the provisions of SFAS No. 84 “Induced Conversions of Convertible Debt” are applicable. Therefore, Versatel will be required to recognize an interest expense (non-recurring) equal to the fair value of the ordinary shares and the cash transferred in the transaction in excess of the fair value of the ordinary shares issuable pursuant to the original conversion terms. This amount is €114,200 plus transaction costs of €20,000.

11.	Represents adjustments made to give effect to the exchange offer as if it had occurred on January 1, 2000.

12.&15.	Represents the following adjustment made to reflect foreign currency exchange losses:

For the Year
	For the Six	Ended
	Months Ended	December
	June 30, 2001	31, 2000

Adjustment to release the currency exchange losses incurred with respect to the principal amount of the senior U.S. dollar notes and the related interest accruals	58,173	38,020

13.&16.	Represents the following adjustment to interest income:

For the Year
	For the Six	Ended
	Months Ended	December
	June 30, 2001	31, 2000

Adjustment made to reflect the lower interest income resulting from the decrease in our cash balances as cash is used to purchase the high yield and convertible notes	8,078	12,554

14.& 17.	Represents the following adjustments to interest expense:

		For the Year
	For the Six	Ended
	Months Ended	December
	June 30, 2001	31, 2000

Adjustment made to reverse the interest expense related to the high yield and convertible notes	69,594	123,430

Adjustment made to reverse the amortization of capitalized issuance costs incurred in connection with the issuance of the high yield and convertible notes	3,053	5,463

Adjustment made to reverse the amortization of the premium and/or discounts and accreted interest relating to the high yield and convertible notes	14,300	24,804

	86,947	153,697

USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the ordinary shares offered in exchange for the notes. We will pay all expenses in connection with the exchange offer.

CAPITALIZATION

         The following table sets forth our historical cash position and capitalization as of June 30, 2001. The information set forth in the following table should be read in conjunction with our financial statements incorporated by reference in this prospectus. The pro forma column gives effect to the exchange offer assuming that 90% in initial principal amount of each series of notes outstanding as of June 30, 2001 are tendered in the exchange offer and accepted. As a result, the pro forma column gives effect to the issuance of 139.2 million shares and a reduction in cash of €350.2 million (including €289.6 million to pay the cash portion of the exchange offer). Based on our notes currently outstanding and assuming 90% in initial principal amount of each series of notes are tendered in the exchange offer and accepted, we will be required to issue 138.0 million shares and we will pay €287.2 million to our bondholders to consummate the exchange offer. All U.S. dollar amounts have been translated to euros based on an exchange rate of $0.8747 per €1.00, the noon buying rate on June 29, 2001. The pro forma financial information presented assumes that 90% in aggregate initial principal amount of each series of notes currently outstanding are tendered and exchanged as this represents the minimum tender threshold and thus presents the maximum amount of indebtedness that we will have immediately following the exchange offer.

	As of June 30, 2001

	Actual	Adjustments	Pro Forma

	€	€	€

	(in thousands, except for share and per share amounts)

Cash, cash equivalents and marketable Securities	957,143	(350,167)	606,976

Current maturities of long term debt	1,422	—	1,422

Notes:

$225,000,000 13 1/4% senior U.S. dollar notes due 2008(1)	258,310	(232,479)	25,831

$150,000,000 13 1/4% senior U.S. dollar notes due 2008	171,008	(153,907)	17,101

$180,000,000 11 7/8% senior U.S. dollar notes due 2009	207,650	(186,885)	20,765

€120,000,000 11 7/8% senior euro notes due 2009(1)	119,296	(107,367)	11,929

€300,000,000 11 1/4% senior euro notes due 2010	296,161	(266,545)	29,616

€300,000,000 4% senior convertible notes due 2004	321,693	(289,524)	32,169

€360,000,000 4% senior convertible notes due 2005	380,712	(342,641)	38,071

Total notes	1,754,830	(1,579,348)	175,482

Capital lease obligations, net of current portion	6,010	—	6,010

Long-term debt (less current portion)	27,564	—	27,564

Total debt	1,789,826	(1,579,348)	210,478

Shareholders’ equity:

Ordinary shares, NLG 0.05 par value per share, 91,331,737 shares issued and outstanding on June 30, 2001	2,073	3,160	5,233

Additional paid-in capital	1,021,271	721,387	1,742,658

Warrants	336	—	336

Deferred compensation	(15,517)	—	(15,517)

Accumulated deficit	(900,499)	510,319	(390,180)

Total shareholders’ equity	107,664	1,234,866	1,342,530

Total capitalization	1,897,490	(344,482)	1,553,008

(1)	On August 8, 2001, Versatel purchased $5.0 million principal amount of the $225,000,000 13 1/4% senior U.S. dollar notes due 2008 and €7.0 million principal amount of the €120,000,000 11 7/8% senior euro notes due 2009, which has not been reflected in the table above. There have been no other material changes in capitalization since June 30, 2001.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview

         We are a competitive communications network operator and a leading alternative to the former monopoly telecommunications carriers in our target market of the Benelux and northwest Germany. Our objective is to become the leading fully integrated alternative provider of local access, facilities-based broadband services, including voice, data and Internet services, to business customers in our target market. We provide high-quality, competitively priced telecommunications, data and Internet services to three targeted market segments:

•	Direct Access Services — high bandwidth business and residential telecommunications subscribers that are directly connected to our network either through our own fiber, DSL, other copper access technologies or leased lines.

•	Indirect Access Services — business and residential telecommunications subscribers that are indirectly connected to our network through carrier preselection or our “1611” carrier select code.

•	Carrier Services — other telecommunications, data and Internet service providers.

         In addition to our core business of providing broadband services to business customers in the Benelux and northwest Germany, we operate Zon, our Internet service provider, to participate in the growing market for consumer Internet services in The Netherlands.

         Our growth is driven by our focus on providing bundled broadband services to business customers. Historically, we have focused on providing services to small- and medium-sized businesses. However, as we continue to expand our service offering and local access network we are also able to provide services to larger businesses with more sophisticated service requirements, such as the GAK Group and Achmea. We continually strive to develop new products and services, which we are able to provide to both existing and new customers. We believe providing a bundled service offering comprised of voice and Internet access over DSL will be crucial to increasing our market share in the small- and medium-sized business market. Another key component of our growth is our expansion into northwest Germany which significantly expanded our addressable market. A further key component of our growth is the continued development of our network. We have invested in developing a dense network in our target markets which allows us to rapidly connect customers to our network and to provide multiple services through a single connection. Currently, we focus on connecting customers to our network primarily through our own fiber, DSL and leased lines. However, we will continue to evaluate other opportunities. Once a customer is connected to our network, we can generally expand services to such customer without incurring substantial additional investment costs.

         As we have developed our operations, we have incurred substantial losses. We anticipate that net losses will continue to be significant. We have incurred substantial losses both as a result of our operating expenses and expenses related to our outstanding indebtedness. Our operating expenses are comprised primarily of the leasing of access and transmission capacity, originating and terminating costs for voice traffic, selling, general and administrative expenses related to the expansion of our business and increasing depreciation and amortization costs associated with the continuing build-out of our network. We have incurred substantial interest expenses associated with our outstanding debt and foreign exchange losses as a result of currency fluctuations between the euro and U.S. dollar as a result of our U.S. dollar denominated indebtedness. Fluctuations between the U.S. dollar and the euro may continue to adversely affect our results to the extent that we continue to have U.S. dollar denominated indebtedness.

         In March 2001, we initiated a corporate restructuring which is expected to lead to a reduction of approximately 300 positions. We have implemented our corporate restructuring in order to realize synergies existing in our operations resulting from our increased scale, such as integrating back office functions of the operations of Versatel Deutschland (formerly VEW Telnet) and Komtel. As a result of this restructuring, Versatel recognized a one-time charge of approximately €7.5 million in the first quarter of 2001 to cover employee termination costs.

         The proposed exchange offer would significantly reduce the annual interest payments associated with our notes as well as significantly reduce the risk of future foreign exchange losses from our existing senior U.S. dollar notes. Also, this proposed exchange offer would result in a significant extraordinary gain.

Revenues

         Generally, our services can be characterized as voice, data and Internet services. As such, we derive our revenues from both minutes of communications traffic carried by our network which are variable by customer from period to period (generally voice) and fixed monthly fees for services provided to our customers (generally Internet and data). We allocate our revenues to the period in which the traffic was generated. The composition of our customer base, service offerings and geographical focus has continued to evolve as a result of the further development of our network, acquisitions (including Svianed, VEW Telnet and Komtel) and the expansion of our product offering. As a result, we have significantly increased the portion of our revenues generated from fixed monthly fees, expanded our geographical focus to include northwest Germany and expanded our customer base to include larger customers.

         Historically, we have priced our variable communications services (voice) at a discount to the local PTTs and expect to continue this pricing strategy as we expand our operations. In general, prices for communications services have decreased over the last several years, both for voice traffic as well as for data and Internet services. In The Netherlands, KPN Telecom reduced its prices per minute of telecommunications traffic several times in recent years, most recently in October 2000. Such reductions have had an adverse impact on our margins as we have responded by reducing our prices. In Belgium, Belgacom introduced several discount programs for selected customer groups, which we subsequently matched. In Germany, we have experienced similar levels of price reductions, which we have matched. In addition, the introduction of the euro has made pricing more transparent in the European telecommunications market, which may lead to further competition and price decreases. Our data and Internet services continue to be priced at competitive market levels, but are less influenced by the pricing power of the incumbent operators.

         A substantial portion of our revenues is attributable to fixed monthly fees, primarily through the provision of data and Internet services such as Internet connectivity, Internet Web-hosting and local area network to local area network (“LAN-to-LAN”) Interconnect services. For the six months ended June 30, 2001, 44.2% of our revenues were generated from the provision of data and Internet services. Our variable revenues are generated by minutes of communications billed for voice telephony services originated by our customers, terminating voice telephony traffic to customers directly connected with our network and the termination of dial-up Internet traffic onto our network for both Zon and other Internet service providers. Our consumer Internet division generates revenues from the termination of minutes of traffic onto our network as described above, selling advertising on our portals and to a lesser extent receiving a percentage of some of the e-commerce revenue generated by our subscribers. We also recently began providing broadband Internet access to Zon’s customers through DSL for a fixed monthly fee.

         In March 2000, we acquired Komtel in Germany. Komtel’s activities include certain premium dial-in services. For these services, Versatel collects per minute fees from Deutsche Telekom and then passes a portion of these fees on to a local content provider. As of April 1, 2001, we report these fees on a net basis, whereby reported revenues only include that portion of the fees from Deutsche Telekom that are not passed on to a local content provider. Until March 31, 2001, we accounted for these services on a gross basis and recognized as revenue all fee amounts received because we determined that it was not materially different than if reported on a net basis and there was no impact on operating loss, loss before income taxes and net loss (after taxes).

         We believe gross billings are an important indicator of the volume of these premium dial-in services and assist comparability to prior periods. Accordingly, this document also discusses the level of gross billings for all periods presented and the cost relating to gross billings which includes the costs passed on to local content providers. References herein to gross billings include all our revenues, plus fee amounts passed on to local content providers for the premium dial-in services offered by Komtel.

         The following table sets forth the total revenues attributable to our operations for the years ended December 31, 1998, 1999 and 2000, and for the six months ended June 30, 2000 and 2001.

				Six Months Ended
	Years Ended December 31,			June 30,

	1998	1999	2000	2000	2001

	(euro in thousands)
Revenues

Business customers

Voice	15,643	31,695	70,833	31,780	42,885

Data	—	14,109	25,909	12,412	24,275

Internet	407	4,942	26,378	13,253	20,557

Residential customers

Voice	175	405	9,012	3,277	7,462

Internet	—	286	11,650	2,447	5,964

Carrier Services customers

Voice(1)	1,727	5,194	18,098	6,590	8,966

Data	—	1,906	10,982	2,550	4,365

Other	—	—	8,607	3,370	10,300

Total(2)	17,952	58,537	181,469	75,679	124,774

(1)	In March 2000, we acquired Komtel in Germany. Until March 31, 2001, we accounted for the fees from certain premium dial-in services offered by Komtel on a gross basis. Gross billings from voice services to carrier services customers (including all fee amounts received for the premium dial-in services offered by Komtel) for the six months ended June 30, 2001 amounted to €14.5 million.

(2)	Total gross billings for the six months ended June 30, 2001 amounted to €130.3 million.

Geographical focus

         We generate revenues in The Netherlands, Belgium and Germany. The geographical composition of our revenues for the years ended December 31, 1998, 1999 and 2000, and for the six months ended June 30, 2000 and June 30, 2001 was as follows:

	Years Ended December 31,			Six Months Ended
				June 30,

	1998	1999	2000	2000	2001

	(euro in thousands)
Revenues

The Netherlands	17,844	52,323	116,804	45,562	75,857

Belgium	108	4,417	21,634	8,744	17,432

Germany(1)	—	1,797	43,031	21,373	31,485

Total(2)	17,952	58,537	181,469	75,679	124,774

(1)	In March 2000, we acquired Komtel in Germany. Until March 31, 2001, we accounted for the fees from certain premium dial-in services offered by Komtel on a gross basis. Gross billings in Germany (including all fee amounts received for the premium dial-in services offered by Komtel) for the six months ended June 30, 2001 amounted to €37.0 million.

(2)	Total gross billings for the six months ended June 30, 2001 amounted to €130.3 million.

Customers

         Historically, we generated our revenues from small- and medium-sized business customers. Beginning in 1999, we started to generate revenues from larger customers, such as the GAK Group, which represented 6.7% of our revenues for the year ended December 31, 2000 and 5.9% of our revenues for the six months ended June 30, 2001. We have extended a portion of the GAK contract until May of 2003 and the remainder of the contract until the end of 2003. Additionally, we are currently negotiating as a member of a group to extend the contract beyond 2003. Another large customer that we have obtained through a similar bidding process has been Achmea from which we expect to generate revenues in the first half of 2002. Although we continue to participate in such bidding processes and believe we are well positioned to be awarded such contracts as a result of our network and service offerings, it has been more difficult to compete in such processes due to the current concern of many potential customers regarding our funding position.

         Historically, in the Benelux, Versatel has approached the residential voice market by providing carrier services such as carrier select hosting to resellers, who themselves target the residential voice market. Recently, we have limited the services we provide to other telecommunications service providers who solely focus on the voice resale market. This is as a result of recent financial difficulties experienced by certain of these service providers. Also, in The Netherlands, Versatel offers Internet services directly to the residential Internet market through Zon. In Germany, we believe market dynamics, including the high penetration of Integrated Services Digital Network (“ISDN”) services, justify offering services directly to the residential market in select situations. As a result, our German operations service residential customers, which has resulted in a substantial increase in our residential customer base.

         As our network has expanded, we have increased our marketing efforts in the carrier services segment to increase the use of our network and to capture additional revenues. We actively monitor our credit exposure to other carriers and we have actively taken steps to reduce this risk in the past. We currently provide services such as leased lines, transmission, IP uplink, central office and voice origination to other service providers such as COLT Telecom and Worldcom.

         As a result of our continued growth, our total number of business customers, including data and Internet customers was more than 67,000, as of June 30, 2001. The following table sets forth the total number of customers for our services, as of December 31, 1999 and December 31, 2000, and as of June 30, 2000 and June 30, 2001:

	As of December 31,		As of June 30,

	1999	2000	2000	2001

Customers (1)

Business

Benelux

Direct	119	589	233	1,832

Indirect	11,303	23,881	18,198	23,202

Web-hosting	10,535	21,707	14,000	27,000

Germany

Direct	522	4,472	2,754	6,113

Indirect	3,899	7,962	6,490	9,373

Residential	1,533	31,790	28,946	36,850

Carrier services	45	146	84	162

(1)	Excluding Zon subscribers.

         The number of subscribers to Zon, our free Internet Service Provider, has increased to 1,197,000 on June 30, 2001 from 968,000 on December 31, 2000.

Cost of Revenues

         Our costs of revenues are comprised of fixed network costs and variable costs associated with the origination and termination of minutes of communication traffic. To date, our fixed network costs have primarily consisted of leased lines for sections of our backbone network, leased lines for directly connecting customers to our network, fees to other Internet service providers for the termination of Internet traffic, interconnection charges, and subscription charges. Origination and termination costs represent the cost of carrying minutes of communication traffic from our customers to our network and from our network to the final destination, respectively.

         We are experiencing a reduction in the costs associated with leased lines as we replace leased lines with our own local access and backbone network. However, we will continue to deploy leased lines to directly connect customers to our network in order either to accelerate such customer’s connection to our network, in which case we will replace the leased line with our own fiber, or to connect a customer with transaction volumes that do not justify the investment cost associated with a direct connection on our own fiber, or a customer that is located too far from our network infrastructure to economically justify a direct connection on our own fiber. As a percentage of revenue, we expect fixed network costs in the long run to decline due to the continuing build out of our local access network, technological improvements, further liberalization of the European telecommunications market and increased availability of transmission capacity.

         We have experienced a decline in the variable costs associated with minutes of communications traffic on a per minute basis for several factors, including: (a) the incremental build out of our network, which increases the number of points at which we interconnect with the PTTs and the number of carriers with which we interconnect, (b) the increase of minutes we originate and terminate, which leads to higher volume discounts available to us, (c) more rigorous implementation of the European Community directives requiring cost-based termination rates and leased line rates and (d) the emergence of new telecommunication service providers and the construction of new transmission facilities, which results in increased competition. However, there can be no assurance that the trend of decreasing variable costs will continue. If reductions in variable costs do not in fact outpace reductions in variable revenues, we may experience a substantial reduction in our margins on minutes of communication traffic which, absent a significant increase in billable minutes of traffic carried, increased charges for other services, or a shift in the mix of subscription and variable revenues to more subscription revenues, would have a material adverse effect on our business and financial results.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses are comprised primarily of salaries, employee benefits, rental and administrative expenses, professional and consulting fees and marketing costs for both our core business and our consumer Internet business. These expenses have increased as we have developed and expanded our operations, but they have started to decline in the first and second quarters of 2001, both as a percentage of revenue and in absolute terms. Although we expect selling, general and administrative expenses both as a percentage of revenue and in absolute terms, to vary from period to period, we expect to realize total annual savings in previously incurred selling, general and administrative expense items of approximately €15.0 million due to the corporate restructuring announced in March 2001, with €10.0 million of these savings expected to be realized in 2001. Although we will continue to seek additional synergies in our operations, we cannot predict the timing of any savings, if any, that may be achieved by such efforts.

Depreciation and Amortization

         We capitalize and depreciate our fixed assets, including switching and transmission equipment, routers, fiber optic cable and rights of use, over periods ranging from three to 20 years taking residual values into account. Historically, we have capitalized and amortized the cost of installing dialers at customer sites. The development of our network, including construction, indefeasible rights of use, and equipment, will require large capital expenditures resulting in larger depreciation charges in the future. In addition, the goodwill associated with our acquisitions will account for a substantial portion of our depreciation and amortization charge. We capitalize interest charges for the costs related to that portion of our network which is under construction, which among other things consists of overlay sections, network equipment, and city rings, using the average interest rate of our outstanding indebtedness. In addition, we capitalize selling, general and administrative expenses to the extent that they relate to network development activities, IT development or product development. Additional capital expenditures will adversely affect our future operating results due to increased depreciation charges.

Foreign Exchange

         A significant portion of our indebtedness is denominated in U.S. Dollars, but our revenues are generated and costs incurred almost entirely in countries that have adopted the euro. We have not implemented any hedging arrangements and are therefore exposed to fluctuations in the U.S. dollar and the euro, which may result in foreign exchange gains and/or losses, and our ability to pay interest and principal due on our indebtedness will be affected by changes in the exchange rate between the U.S. dollar and the euro. A number of equipment purchases and consultancy activities are billed to us in currencies other than those linked to the euro. The euro weakened by 7.6% in 2000 from $1.0155 per €1.00 on January 1, 2000, to $0.9388 per €1.00 on December 31, 2000 and by a further 9.7% in the first six months of 2001 to $0.8474 per €1.00 on June 29, 2001. Completion of the exchange offer would significantly reduce our foreign exchange exposure as a result of the retirement of at least 90% of our senior U.S. dollar notes.

Results of Operations

         The following discussion, insofar as it relates to revenues and cost of revenues for the six months ended June 30, 2001, is more extensive than the discussion relating to the same topics contained in the Form 6-K filed on August 10, 2001.

For the six months ended June 30, 2001 compared to the six months ended June 30, 2000

         Revenues increased by €49.1 million to €124.8 million for the six months ended June 30, 2001 from €75.7 million for the six months ended June 30, 2000. Gross billings increased by €54.6 million to €130.3 million for the six months ended June 30, 2001, from €75.7 million for the six months ended June 30, 2000, representing an increase of 72.1%. This increase is due to autonomous growth and acquisitions. New revenues were generated primarily through the connection of new customers, the provision of additional voice, data and Internet services to existing customers in The Netherlands, Belgium, and Germany, and an increase in carrier services sales. The acquisition of Komtel in Germany, acquired on March 24, 2000, and Klavertel N.V. and its wholly owned subsidiaries Compath N.V., Keys-Tone N.V. and MDDI N.V. in Belgium, acquired on June 9, 2000 also contributed to this increase. Included in the revenues for the six months ended June 30, 2001, are sales from Komtel of €18.4 million (€9.3 million for the six months ended June 30, 2000), and Klavertel and its wholly owned subsidiaries Compath, Keys-Tone and MDDI in Belgium of €8.2 million for the six months ended June 30, 2001 (€1.0 million for the six months ended June 30, 2000). During the six months ended June 30, 2001, we did not recognize €1.3 million of revenue from a financially troubled voice reseller due to the unlikely recovery of payment.

         Included in the revenues are data and Internet service revenues amounting to €55.2 million for the six months ended June 30, 2001, up from €30.7 million for the six months ended June 30, 2000, representing an increase of 79.8%. Our voice revenues increased to €59.3 million in the six months ended June 30, 2001, from €41.6 million in the six months ended June 30, 2000. Gross voice billings increased by €23.1 million to €64.8 million for the six months ended June 30, 2001 from €41.7 million for the six months ended June 30, 2000, representing an increase of 55.4%. We also made other data related sales of €10.3 million in the six months ended June 30, 2001, compared to €3.4 million in the six months ended June 30, 2000.

         Our total number of business customers increased to more than 67,000 on June 30, 2001 compared to 41,500 on June 30, 2000. As of June 30, 2001, Zon had more than 1,197,000 registered subscribers in The Netherlands compared to more than 639,000 on June 30, 2000.

         Cost of revenues increased by €24.2 million to €79.5 million for the six months ended June 30, 2001 from €55.3 million for the six months ended June 30, 2000. Costs related to gross billings have increased by €29.7 million to €85.0 million for the six months ended June 30, 2001, from €55.3 million for the six months ended June 30, 2000, representing an increase of 53.7%, primarily reflecting an increase in billable minutes, purchases of increased interconnect capacity, additional leased lines to central office facilities and Internet termination charges. Our acquisition of Komtel in Germany added €14.0 million to cost of revenues for the period (€7.2 million for the six months ended June 30, 2000) and our acquisition of Klavertel and its wholly owned subsidiaries, Compath, Keys-Tone and MMDI in Belgium added €7.0 million (€0.9 million for the six months ended June 30, 2000).

         Our cost of revenues have also been negatively impacted as Dutch mobile phone operators have instituted call-blocking to prevent us from utilizing lower international terminating alternatives compared to their higher cost termination charges for fixed to mobile communications minutes.

         However, our cost of revenues were positively impacted by a relative reduction in our dependency on leased lines to connect our customers directly on to our backbone network.

         Selling, general and administrative expenses increased by €1.8 million to €91.5 million for the six months ended June 30, 2001, from €89.7 million for the six months ended June 30, 2000, representing an increase of 2.0%. The modest increase can primarily be attributed to savings achieved due to the restructuring plan that was implemented at the end of March 2001.

         Included in these expenses is a non-cash charge of €3.8 million related to the issuance of employee stock options.

         Restructuring expense amounted to €7.5 million for the six months ended June 30, 2001 as a result of the restructuring initiated by Versatel in March 2001. Under the restructuring plan, Versatel identified approximately 300 positions to be terminated. The restructuring was initiated to enable Versatel to realize synergies resulting from its increased operations.

         Depreciation and amortization expenses increased by €28.7 million to €65.4 million for the six months ended June 30, 2001, from €36.7 million for the six months ended June 30, 2000. Depreciation of fixed assets increased by €26.8 million to €51.2 million for the six months ended June 30, 2001 from €24.4 million for the six months ended June 30, 2000. This increase is primarily related to depreciation resulting from capital expenditures incurred in connection with the expansion of our network, an increase in the number of buildings connected to our network and the purchase of computer equipment and office furniture for our new headquarters and datacenter. Also included in the depreciation and amortization expenses is the amortization of goodwill of €14.2 million for the six months ended June 30, 2001, compared to €12.3 million for the six months ended June 30, 2000. The increase in the amortization of goodwill is primarily due to the additional goodwill incurred in connection with the acquisitions of Komtel and Klavertel and its subsidiaries.

         Currency exchange losses, net, increased by €36.4 million to €61.7 million for the six months ended June 30, 2001 from €25.3 million for the six months ended June 30, 2000. The increase is attributed to an increase in the devaluation of the euro to the dollar from $0.9388 per €1.00 as of December 31, 2000 to $0.8474 per €1.00 as of June 30, 2001, a devaluation of 9.7% compared to a devaluation of 4.4% in the six months ended June 30, 2000.

         Interest income increased by €2.8 million to €26.3 million for the six months ended June 30, 2001, from €23.5 million for the six months ended June 30, 2000. This increase is primarily attributed to our increased positive cash balance as a result of our debt and equity offerings at the end of March 2000, partially offset by a decrease in our cash balance since these offerings.

         Interest expense increased by €17.5 million to €90.7 million for the six months ended June 30, 2001, from €73.2 million for the six months ended June 30, 2000. This increase is primarily related to the accrual of interest expense on the notes issued as a result of our debt offerings at the end of March 2000.

         Results from investments decreased by €2.2 million from €2.3 million for the six months ended June 30, 2000, to €0.1 million for the six months ended June 30, 2001, as a result of a book gain on the sale of Telebel GmbH, Germany and the application of the equity accounting method of our investment in VersaPoint realized in the six months ended June 30, 2000, whilst a book gain of €0.1 million was realized in the six months ended June 30, 2001, relating to the sale of Keys-Tone in Belgium.

         Extraordinary Item amounted to €5.9 million for the six months ended June 30, 2001. The company extinguished some of its long-term debt instruments and realized an extraordinary profit of €5.9 million on these transactions.

For the year ended December 31, 2000 compared to the year ended December 31, 1999

         Revenues increased by €123.0 million to €181.5 million for the year ended December 31, 2000 from €58.5 million for the year ended December 31, 1999, representing an increase of 210%. The growth in revenues resulted primarily from the acquisitions of Svianed, VEW Telnet and Komtel, the addition of new customers, the provision of additional data and Internet services in The Netherlands, Belgium and Germany, and an increase in carrier services. Versatel acquired Svianed on June 1, 1999 and VEW Telnet on December 1, 1999. Included in the revenues for 2000 are revenues from Svianed of €26.7 million for the full year (€18.8 million in 1999 for the seven months), and from VEW Telnet of €26.2 million for the full year (€1.8 million in 1999 for one month). Included in the revenues for the year ended December 31, 2000 are revenues of Klavertel and its wholly owned subsidiaries Compath, Keys-Tone and MMDI (acquired on June 9, 2000) of €3.7 million and Komtel

(acquired March 24, 2000) of €27.7 million. We also made one-time sales of excess duct capacity of €8.6 million during 2000.

         Included in the revenues are data and Internet service revenues amounting to €74.9 million for the year ended December 31, 2000 up from €21.2 million for the year ended December 31, 1999, representing an increase of 253.3%. The per minute revenue of voice telecommunications has been negatively impacted by frequent price reductions resulting from competitive pressures. However, these per minute declines have been more than offset by an increase in billable minutes. As a result, our voice revenues increased by 162% to €97.9 million in 2000 from €37.3 million in 1999.

         Our total number of business customers increased to more than 58,000 as of December 31, 2000. As of December 31, 2000, Zon had more than 968,000 registered subscribers in The Netherlands.

         Cost of revenues increased by €87.9 million to €133.6 million for the year ended December 31, 2000 from €45.7 million for the year ended December 31, 1999, an increase of 192%, primarily reflecting an increase in billable minutes, purchases of increased interconnect capacity, additional leased lines to central office facilities and Internet termination charges. Our acquisitions of Klavertel N.V. and its wholly owned subsidiaries, Compath, Keys-Tone and MMDI in Belgium and Komtel in Germany added €3.2 million and €11.8 million, respectively, to cost of revenues for the period.

         Included in the cost of revenues are non-recurring expenses of approximately €8.0 million related to interconnect charges for the consumer Internet service of Sonne in Germany. Our flat fee consumer Internet service in Germany has been terminated and all charges associated with terminating these services have been recognized as cost of revenues.

         Our cost of revenues have also been negatively impacted as Dutch mobile phone operators have instituted call-blocking to prevent us from utilizing lower international terminating alternatives compared to their higher cost termination charges for fixed to mobile communications minutes.

         However, our cost of revenues were positively impacted by a relative reduction in our dependency on leased lines to connect our customers directly on to our backbone network.

         Selling, general and administrative expenses increased by €130.6 million to €213.4 million for the year ended December 31, 2000 from €82.8 million for the year ended December 31, 1999, representing an increase of 157.7%. This primarily resulted from an increase in the cost of staff (including temporary personnel and consultants) in the areas of network operations, customer service, sales and marketing, installation services, accounting personnel, additional facilities cost, expenses related to the expansion of our Belgium operations and additional expenses as a result of the acquisitions of Svianed, VEW Telnet and Komtel.

         Included in these expenses are a non-cash charge of €7.0 million related to the issuance of employee stock options, non-recurring charges for a restructuring provision of €5.0 million and a write-off of future marketing, advertising and related costs amounting to €10.0 as a result of the suspension of our flat fee consumer Internet service in Germany.

         Depreciation and amortization expenses increased by €65.1 million to €91.5 million for the year ended December 31, 2000 from €26.4 million for the year ended December 31, 1999. This increase was primarily related to depreciation resulting from capital expenditures incurred in connection with the expansion of our network, an increase in the number of buildings connected to our network, an increase in the number of dialers installed, the purchase of computer equipment and office furniture for our new headquarters and datacenter. Also included is the amortization of goodwill of €26.7 million.

         Currency exchange losses, net, decreased by €11.0 million to €32.7 million for the year ended December 31, 2000, from a loss of €43.7 million for the year ended December 31, 1999. The decrease can primarily be attributed to a decrease in the devaluation of the euro to the dollar by 8% from $1.02 per €1.00 to $0.94 per €1.00 in 2000, compared to a decrease of 14% from $1.18 per €1.00 to $1.02 per €1.00 in 1999.

         Interest income increased by €44.7 million to €57.6 million for the year ended December 31, 2000, from €12.9 million for the year ended December 31, 1999. This increase was primarily related to our positive cash balance as a result of our debt and equity offerings in 2000.

         Interest expense increased by €97.4 million to €168.8 million for the year ended December 31, 2000, from €71.4 million for the year ended December 31, 1999. This increase is primarily related to the accrual of interest expense on the notes issued as a result of our debt offerings in 2000.

         Result from investing activities amounted to a loss of €3.1 million for the year ended December 31, 2000. Included in this amount is our pro-rata result from our 50% equity stake in the VersaPoint participation for the period April 29, 2000 to December 29, 2000, a loss of €9.1 million. We realized a profit with the sale of Telebel in Germany of €4.1 million, and a profit with the sale of Speedport of €1.9 million. We did not realize any profits or losses from investments during 1999.

         Other asset impairments amounted to €12.8 million and relate to Versatel’s share in the fixed assets written off by VersaPoint as a result of the integration of VersaPoint within Versatel. We did not incur any other asset impairments during 1999.

         Other expenses amounted to €5.4 million and relate to a write off of our investments in Hot Orange and Consumer Desk amounting to €2.3 million. An additional €3.1 million of dialer equipment was written off due to the introduction of carrier pre-select during 2000 in The Netherlands. We did not incur any other expenses during 1999.

For the year ended December 31, 1999 compared to the year ended December 31, 1998

         Revenues increased by €40.6 million to €58.5 million for the year ended December 31, 1999 from €17.9 million for the year ended December 31, 1998, representing an increase of 226.1%. The growth in revenues resulted primarily from the addition of new customers, the introduction of national long distance data and Internet services in The Netherlands, the acquisition of Svianed, the introduction of national and international long distance services in Belgium and an increase in wholesale traffic. Included in the revenues for the year ended December 31, 1999 are the revenues of Svianed, from the date of the acquisition (June 1, 1999) of €18.8 million and the revenues of VEW Telnet, from the date of the acquisition (December 1, 1999) of €1.8 million. Revenues for the year ended December 31, 1999 as compared to the same period in 1998 were negatively impacted by frequent price reductions resulting from competitive pressures.

         The number of customers for telephony services increased by 10,686 to 19,028 as of December 31, 1999 from 8,342 as of December 31, 1998. As a result of acquisitions, the total number of customers increased to more than 30,000 as of December 31, 1999.

         Cost of revenues increased by €31.3 million to €45.7 million for the year ended December 31, 1999 from €14.4 million for the year ended December 31, 1998, representing an increase of 216.2%. This increase is primarily the result of an increase in operations, including increases in billable minutes, interconnect capacity and short-term network capacity requirements (leased lines) in Belgium, Internet uplinks and international leased lines to London and Frankfurt. Leased line costs also increased as a result of using leased lines to connect customers directly to our backbone network as demand for services exceeded our ability to build out these customer connections without unreasonable delay to the customer. We also experienced delays in migrating Svianed traffic from leased lines to our backbone network. Finally, cost of revenues also has increased as Dutch mobile operators instituted call blocking to prevent lower cost international refiling alternatives for fixed-to-mobile calls. The acquisitions of Svianed and VEW Telnet added €9.5 million and €1.2 million, respectively, to cost of revenues for the period.

         Selling, general and administrative expenses increased by €61.2 million to €82.8 million for the year ended December 31, 1999 from €21.6 million for the year ended December 31, 1998, representing a 282.3% increase. The increase was partially due to a one-time, non-cash charge of €12.6 million during the second quarter of 1999 related to a revaluation of employee stock options. Excluding this one-time charge the selling, general and administrative expenses increased by €48.7 million to €70.2 million, representing an increase of 224.3%, primarily as a result of an increase in the cost of staff (including temporary personnel and consultants, the use of which increased significantly during the current year) in the areas of network operations, customer service, sales and marketing, installation services, accounting personnel, additional facilities cost, expenses related to the expansion of our Belgium operations, additional expenses as a result of the acquisitions of VEW Telnet, Svianed, Vuurwerk, ITinera and start-up expenses related to Zon.

         Depreciation and amortization expenses increased by €23.5 million to €26.4 million for the year ended December 31, 1999 from €2.9 million for the year ended December 31, 1998. This increase primarily resulted from the expansion of the network, including the expansion of the Nortel DMS-100 switch in Amsterdam and the deployment of a Nortel DMS 100 switch in Antwerp and Rotterdam and CISCO data switches in Amsterdam, Rotterdam and Antwerp. The increase in depreciation and amortization expense also resulted from the purchase of additional IT-equipment for new customer support systems, an increase in the number of dialers, the purchase of computer equipment and office furniture for new employees as well as amortization of goodwill of €9.1 million and €0.2 million as a result of the respective acquisitions of Svianed and VEW Telnet.

         Interest income increased by approximately €7.5 million to €12.9 million for the year ended December 31, 1999 from €5.4 million for the year ended December 31, 1998. This increase was primarily related to Versatel’s positive cash balance as a result of its debt and equity offerings.

         Interest expense increased by €54.3 million to €71.4 million for the year ended December 31, 1999 from €17.1 million for the year ended December 31, 1998. This increase is primarily related to the accrual of interest expense on its indebtedness.

         Currency exchange losses, net, increased by €46.0 million to € 43.7 million for the year ended December 31, 1999 from a net gain of €2.3 million for the year ended December 31, 1998 due to currency exchange losses on Versatel’s U.S. dollar denominated liabilities resulting from appreciation of the U.S. dollar against the euro.

Liquidity and Capital Resources

         We have incurred significant operating losses and negative cash flows as a result of the development of our business and network. Prior to May 1998, we financed our growth primarily through equity and subordinated loans from our shareholders. Since then, we have raised an aggregate of approximately €2.6 billion in proceeds, net of offering expenses, in a series of debt and equity offerings, as follows:

•	In May 1998, we issued $225,000,000 13-1/4% senior U.S. dollar notes due 2008 and warrants to purchase 3.0 million ordinary shares.

•	In December 1998, we issued $150,000,000 13-1/4% senior U.S. dollar notes due 2008 and warrants to purchase 2.0 million ordinary shares.

•	In July 1999, we issued $180,000,000 11-7/8% senior U.S. dollar notes due 2009, €120,000,000 11-7/8% senior euro notes due 2009 and 22.2 million ordinary shares in our initial public offering.

•	In December 1999, we issued €300,000,000 4% senior convertible notes due 2004 and 15.0 million ordinary shares.

•	In March 2000, we issued €300,000,000 11-1/4% senior euro notes due 2010, €360,000,000 4% senior convertible notes due 2005 and 5.1 million ordinary shares.

         We have used a significant amount of the net proceeds of these debt and equity offerings to make capital expenditures related to the expansion and development of our network, to acquire various companies, to fund operating losses and for other general corporate purposes. Our capital expenditure for each of the years ended December 31, 2000, December 31, 1999 and December 31, 1998 was €466.8 million, €173.8 million and €35.1 million, respectively. Our capital expenditure for the six months ended June 30, 2001 was €139.3 million. We expect total capital expenditure for 2001 to be between €250 million and €275 million. We expect total capital expenditure for 2002 to be significantly below 2001 levels. However, these amounts are highly dependent on conditions during the remainder of 2001 and 2002, including the product needs of our customers and the infrastructure needed to support them.

         As of June 30, 2001, we had negative working capital (excluding cash, cash equivalents and marketable securities) of €211.6 million. In the future we expect our working capital needs to increase. This is largely due to an expected increase in our revenues and a related increase in accounts receivable, at the same time that we expect a significant reduction in our accounts payable as a result of payments that are due with respect to equipment and services purchased in connection with the construction of our now largely completed network.

         As of June 30, 2001, our cash balances amounted to €957.1 million. If we do not complete this exchange offer, then we believe that these cash balances, together with anticipated cash flows from operations, should provide us with sufficient capital to fund planned capital expenditures, the introduction of new services, anticipated losses and working capital requirements until the beginning of 2004.

         Upon the completion of this exchange offer, assuming that 90% in aggregate initial principal amount of each series of notes currently outstanding are tendered, we will have issued 139.2 million shares and paid €350.2 million in cash. We believe that our remaining cash balance and our anticipated cash flows from operations should provide us with sufficient capital to fund planned capital expenditures, the introduction of new services, anticipated losses and working capital requirements for the next 30 to 36 months. However, we may require additional capital earlier than anticipated if we wish to significantly expand our operations and may, therefore, seek to raise capital. This additional capital could be in the form of equity or debt raised in the private or public markets or from financial institutions. A failure to acquire additional capital on acceptable terms may seriously and adversely affect the growth of our business and may have an adverse effect on the valuation of our tangible and intangible fixed assets.

         The general rate of inflation has been low in the Benelux and Germany in recent years. We do not expect that inflationary pressures in the future, if any, will have a material impact on our results of operations or financial condition.

         Net cash used in operating activities was €104.7 million for the six months ended June 30, 2001, compared to €92.7 million for the six months ended June 30, 2000. For the year ended December 31, 2000, net cash used in operating activities was €191.0 million, compared to €70.1 million during the year ended December 31, 1999. This increase was primarily the result of an increase in operating losses and the increase in accounts receivable as a result of increased revenues.

         Net cash used in investing activities was €73.4 million for the six months ended June 30, 2001, primarily as a result of a net divestment in marketable securities of €212.9 million and capital expenditures of €139.3 million, compared to €1,230.6 million from investing activities for the six months ended June 30, 2000. For the year ended December 31, 2000, net cash used in investing activities was €560.4 million, compared to €472.5 million in the year ended December 31, 1999.

         Included in the cash used in investing activities for the six months ended June 30, 2000 are non-recurring finance costs due to our offerings of high yield notes and convertible notes in March 2000 of €19.7 million, and €93.8 million paid in connection with the acquisition of and investment in new businesses, which mainly consist of €61.6 million paid to the former shareholder of Komtel, €25.0 million invested in VersaPoint, €4.3 million paid for our investment in Klavertel and its subsidiaries, €1.4 million paid in connection with our investment in Hot Orange B.V., and €1.0 million paid for Consumer desk B.V. Net disinvestment in marketable securities for the six months ended June 30, 2001 amounted to €212.9 million primarily due to cash requirements from operating activities and capital expenditures incurred in connection with customer connections. For the six months ended June 30, 2000, the net investment in marketable securities amounted to €939.9 million, primarily due to the successful debt and equity offerings during March of 2000.

         Net cash provided by financing activities was €23.4 million for the six months ended June 30, 2001 compared to €929.2 million provided by financing activities for the six months ended June 30, 2000. For the year ended December 31, 2000, net cash provided by financing activities was €944.5 million, primarily as a result of the equity and debt offerings in March 2000, compared to €1,358.6 million during the year ended December 31, 1999. Included in the cash provided by financing activities for the six months ended June 30, 2000 are non-recurring proceeds from the offerings of high yield notes and convertible notes of €667.3 million, and the offering of ordinary shares of €241.1 million.

         During the six-month period ended June 30, 2001, Versatel repurchased in the open market €9.3 million in principal amount outstanding of its long term debt securities. In August 2001, we repurchased an additional €12.6 million in principal amount of indebtedness in the open market.

Quantitative and Qualitative Disclosures About Market Risk

         Our financial department manages our funding, liquidity and exposure to foreign exchange rate risks. It is our policy not to enter into any transactions of a speculative or trading nature.

         Our debt obligations that are denominated in U.S. dollars expose us to risks associated with changes in the exchange rates between the U.S. dollar and the euro in which our revenues are denominated.

         The notes issued in the two high yield offerings in 1998, $225,000,000 13-1/4% senior U.S. dollar notes and $150,000,000 13-1/4% senior U.S. dollar notes will mature on May 15, 2008. The high yield notes issued in July 1999 of $180,000,000 11-7/8% senior U.S. dollar notes and €120,000,000 11-7/8% senior euro notes will mature on July 15, 2009, and the high yield notes issued in March 2000, €300,000,000 11-1/4% senior euro notes will mature on March 30, 2010. Our convertible notes, €300,000,000 4% senior convertible notes due 2004, and €360,000,000 4% senior convertible notes due 2005 will mature on December 17, 2004 and March 30, 2005, respectively. Unless previously redeemed or converted, we are not required to make any mandatory redemption (other than an offer to repurchase these notes upon a change in control of Versatel) prior to maturity of these notes. Since the interest rate on each of the notes issued in the high yield offerings is fixed and the effective interest rate on our convertible notes increases at fixed increments, we have limited our exposure to risks due to fluctuations of interest rates. At October 9, 2001, the market value of the notes issued in the high yield offerings was approximately €331.9 million and the market value of our convertible notes was approximately €178.2 million.

         The costs and expenses relating to the development of our network and of our sales and marketing resources will largely be in euro. Therefore, the development of our network and of our sales and marketing resources will also be subject to currency exchange rate fluctuations as we exchange the proceeds from the remaining proceeds from our dollar denominated offerings to pay our development costs. However, as of June 30, 2001, we had exchanged all but $13.6 million of the proceeds from these offerings into Dutch guilders or euro. Prior to the application of the net proceeds from these offerings, such funds have been invested in short-term investment grade securities.

         Versatel does not hedge its foreign currency risk. In addition, we may become subject to greater foreign exchange fluctuations as we continue to develop our operations outside The Netherlands and receive more revenues denominated in currencies other than Dutch guilders, although the introduction of the euro has largely eliminated these risks as all three Benelux countries and Germany have adopted the euro as their legal currency.

Research and Development, Patents and Licenses

         We did not incur or capitalize any costs for research and development, patents and licenses during 2000 and have not done so during the first half of 2001. We purchase the technology required for our network from independent third party suppliers.

Trend Information

         For a discussion of the trends affecting our business please see “Operating and Financial Review and Prospects—Overview” and “Risk Factors”.

THE COMPANY

History and Development

         Versatel was incorporated under the laws of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as besloten vennootschap met beperkte aansprakelijkheid or a B.V. Versatel converted its legal structure from a B.V. to a public company with limited liability, referred to as naamloze vennootschap or an N.V., on October 15, 1998. Versatel has its corporate seat in Amsterdam, The Netherlands and is registered under number 33272606 at the Commercial Register in Amsterdam, The Netherlands. Our principal executive offices are located at Hullenbergweg 101, 1101 CL Amsterdam-Zuidoost, The Netherlands and our telephone number is (31 20) 750 1000.

         We started as a switchless reseller of voice telecommunications services in The Netherlands. In 1998, we started the build-out of our broadband fiber network designed to provide local access to our customers throughout our target market.

         Prior to May 1998, we financed our growth primarily through equity and subordinated loans from our shareholders. Since then, we have raised an aggregate of approximately €2.6 billion, net of offering expenses, in a series of debt and equity offerings. In the three years ended December 31, 2000, we had made capital expenditures of €657.7 million related to the build-out of our network. In addition, we had invested €387.4 million in a series of acquisitions and strategic relationships. Our acquisitions to date have served to expand our product portfolio, primarily in the data and Internet sectors, and expand the geographic reach of our network, primarily in northwest Germany.

Business Overview

         We are a competitive communications network operator and a leading alternative to the former monopoly telecommunications carriers in our target market of the Benelux and northwest Germany. Our objective is to become the leading fully integrated alternative provider of local access, facilities-based broadband services, including voice, data and Internet services, to business customers in our target market. We provide high-quality, competitively priced telecommunications, data and Internet services to three targeted market segments:

•	Direct Access Services — high bandwidth business and residential telecommunications subscribers that are directly connected to our network either through our own fiber, DSL, other copper access technologies or leased lines.

•	Indirect Access Services — business and residential telecommunications subscribers that are indirectly connected to our network through carrier preselection or our “1611” carrier select code.

•	Carrier Services — other telecommunications, data and Internet service providers.

         In addition to our core business of providing broadband services to business customers in the Benelux and northwest Germany, we operate Zon, our residential Internet service provider, to participate in the growing market for residential Internet services in The Netherlands.

         Our network has been designed to pass through all the major business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network’s design consists of three fully integrated elements:

•	Backbone Infrastructure — multiple, integrated fiber optic rings connecting major population and business centers in our target market.

•	Local Access Infrastructure — fiber optic business park rings, city rings and “near overlay sections” as well as DSL infrastructure, ISDN infrastructure and points of presence that allow us to cost-effectively connect customers directly to our network utilizing our own fiber, DSL and leased lines.

•	International Infrastructure — fiber optic rings connecting our network with points of presence in cities, including London, Dusseldorf, Frankfurt and Paris.

         As of June 30, 2001, we had completed construction of approximately 2,029 kilometers of fiber-ready duct for the Benelux overlay sections. We had also completed the construction of 50 business park rings, 28 city rings and 69 “near overlay sections” as of June 30, 2001. Additionally, as of June 30, 2001, we had a total local access extension of 1,137 kilometers in the Benelux and 663 kilometers in Germany. To date, most of the initially planned construction of our backbone infrastructure has been completed. In addition, we have an IRU for approximately 400 kilometers of backbone fiber in the north of The Netherlands and we may continue to expand our backbone network if attractive business opportunities arise.

         As of June 30, 2001, we had over 67,000 customers and over 1,500 employees. Our revenues grew from €58.5 million for the year ended December 31, 1999, to €181.5 million for the year ended December 31, 2000, and from €75.7 million for the six months ended June 30, 2000, to €124.8 million for the six months ended June 30, 2001.

Business Strategy

         Our objective is to become the leading fully integrated, alternative provider of local access, facilities-based broadband services, including voice, data and Internet services, to customers in our target market. The principal elements of our strategy are:

•	Continue to Connect Customers to our Network. We intend to continue to seek to directly connect as many customers as possible to our network using our own fiber, DSL, leased lines and other technologies to the extent such technologies become effective and available. We believe directly connected customers represent a long-term asset. We further believe that we can better control the quality of our service and the amount and types of services that we provide to directly connected customers as opposed to indirectly connected customers.

•	Provide Bundled Services. We intend to continue to expand the number of customers we serve through direct connections to our network and enhance our ability to provide bundled services (voice, data and Internet) over a single connection. We believe providing multiple services over a single connection to a customer provides a competitive advantage in our target markets and allows us to provide additional or enhanced services with limited incremental expenditures.

•	Maintain Focus on Targeted Customer Segments. Historically, we have focused on providing services to small- and medium-sized businesses. However, as we continue to expand our service offering and local access network we are also able to provide services to large businesses with more sophisticated service requirements, such as the GAK Group and Achmea. We believe we are well positioned to successfully compete in the bidding processes generally conducted for these larger customers as a result of our service capabilities and cost advantages associated with our dense local network. We will continue to pursue the small- and medium-sized business market with a bundled service offering to appeal to the general market and generate large volume of sales. We will also continue to leverage our networks to provide services to other credit worthy carriers.

•	Leverage our Existing Network. We have deployed a network in the Benelux consisting of 2,029 km of backbone network, 1,137 km of local access network and 105 central offices operational for the deployment of DSL. Our network in Germany consists of 3,114 km of backbone network, 663 km of local access network and 202 central offices outfitted for ISDN and/or DSL deployment. As a result, we believe we are uniquely positioned to cost effectively deliver local access services to a broad range of the business market in the Benelux and Northwest Germany.

•	Focus on Superior Customer Service. We strive to maintain a competitive advantage by providing superior customer service in terms of responsiveness, accuracy and quality. We believe that our target market has historically been underserved by the PTTs and that providing a high level of customer service is a key element to attracting and retaining customers. We intend to continue investing in our customer care and operational support systems to enable us to maintain a competitive advantage.

•	Continue to Seek Operational Synergies. We have announced several initiatives since March 2001 in order to create operational synergies as the result of our increased scale. These initiatives include combining certain back office functions of our Versatel Deutschland and Komtel operations and a similar initiative combining our back office functions in Belgium with those in The Netherlands. We are also currently undertaking to upgrade our existing OSS and billing platforms which we believe will lead to additional cost saving opportunities. We also expect to continue to deploy capital in the most efficient manner by selecting the appropriate access technology to connect new customers based on their service requirements.

Our Network

         Our high bandwidth network has been designed and built to provide flexible, broadband local access to major business customers and population centers in the Benelux and northwest Germany and to certain international destinations. Our network carries voice, data and Internet traffic and supports all major protocols, including Frame Relay, Asynchronous Transfer Mode (“ATM”) and Internet Protocol (“IP”). We connect with the major Internet exchanges in Amsterdam, Brussels, London, Paris and Frankfurt and have increased the number and quality of peering arrangements with carriers of IP traffic to enhance our presence in the rapidly expanding European Internet services market.

         Our network consists of the following integrated elements:

•	Backbone Infrastructure. Our backbone infrastructure carries voice, data and Internet traffic and supports all major protocols, including IP, ATM and Frame Relay. It extends to all major commercial and population centers in the Benelux and northwest Germany, including most interconnection points with PTTs, other telecommunications network operators and major Internet exchanges. As of June 30, 2001, we have completed construction of approximately 2,029 kilometers of fiber-ready duct in the Benelux for the Benelux overlay sections.

•	Local Access Infrastructure. Fiber optic business park rings, city rings and “near overlay sections” as well as DSL infrastructure, ISDN infrastructure and points of presence allow us to cost effectively connect customers directly to our network utilizing our own fiber, DSL and leased lines. As of June 30, 2001, we have completed construction of 50 business park rings, 28 city rings and 69 “near overlay sections”. Additionally, as of June 30, 2001, we had a total local access extension of 1,137 kilometers in the Benelux and 663 kilometers in Germany. In addition, as of September 30, 2001, we had 105 operational central office facilities in The

Netherlands and over 202 in Germany, allowing us to deploy DSL and ISDN connections to end customers in those regions.

•	International Infrastructure. We have established a dark fiber based international network extending our backbone infrastructure to the major interconnection and Internet Exchange points in Western Europe. We have points of presence in London, Paris, Frankfurt and Düsseldorf with extensive Synchronous Digital Hierarchy (“SDH”) and IP connectivity to Amsterdam, Brussels, Dortmund and our high bandwidth network in the Benelux and Germany. We have also extended our network to New York City with capacity on AC-1 and AC-2 transatlantic cable systems to transport interconnect and Internet traffic to and from the United States. Our network reach in Germany has been extended by having SDH capacity from Düsseldorf to eight major cities in Germany (Hamburg, Berlin, Leipzig, Dresden, Nuremberg, München, Stuttgart and Cologne).

Service Platforms

         Our network incorporates service platforms to deliver each of the major service categories we offer or plan to offer. A digital circuit-switching platform delivers voice and ISDN services. A data communications platform based on ATM supports all major data protocols with high quality service. An IP platform supports the Internet services we provide to end-users and our offering of outsourced services to Internet service providers (“ISPs”) and content providers. An SDH transmission platform provides highly reliable transmission capacity for our other services and for capacity leased to other operators, service providers and customers. In parallel, we have an additional platform of IP equipment connected directly to fiber, which currently supports our Internet and data services and we intend to eventually support all types of services, including voice. We believe that by integrating the functions of SDH, ATM and circuit switching, this platform will eventually provide a lower cost and a more flexible design than the traditional SDH transmission platform.

Network Management

         We monitor our network 24 hours a day, seven days a week, at our network operations center. Our network operations center is able to identify network interruptions as soon as they occur and allows us to reroute traffic to ensure high quality service. Our network operations center also has an uninterrupted power supply as well as redundant communications access and computer processors. We control our own points of presence in the Benelux which allows us immediate access to our equipment and network for rapid service restoration when necessary. We own our points-of-presence in Germany and VEW Energie maintains certain of these points-of-presence.

         We have a back-up network operations center in the event our primary network operations center is forced off-line. Our primary network operations center is located in our headquarters building in Amsterdam.

Versatel Internet

         During 2000, we reorganized our Internet activities. Zon, our residential Internet service provider, is now a separate business division. We have integrated our business Internet service providers, Vuurwerk, CS Net and ITinera, into the Versatel organization.

Zon

         Launched in August 1999, along with our marketing and distribution partners Radio 538, a leading commercial radio station in The Netherlands among 15 to 35 year olds, and Free Record Shop, a leading music retail chain in The Netherlands, Zon has rapidly become one of the largest residential Internet service providers in The Netherlands. Its number of registered subscribers has grown from approximately 275,000 at the end of 1999 to over 968,000 registered subscribers as of

December 31, 2000, and from approximately 639,000 at the end of June 30, 2000, to over 1,196,000 registered subscribers as of June 30, 2001. For the year ended December 31, 2000 and for the six months ended June 30, 2001, Zon customers generated over 1,676 million and 1,168 million terminating minutes for Versatel, respectively. Zon focuses primarily on individual Internet users in The Netherlands. Initially Zon only offered subscribers Internet access and e-mail without registration or subscription fees. These subscribers only pay local dial-in telephone costs.

         During 2000, Zon also launched a prepaid, flat fee service, payable in advance, to its customers. This service provides the subscriber with a fixed period of Internet access without paying any termination charges. In addition, Zon also introduced broadband Internet (“ASDL”) during the first quarter of 2001. This gives a subscriber unlimited access to broadband Internet for a monthly flat rate subscription fee. As of June 30, 2001 Zon had 3,378 ADSL customers, of which 713 were provisioned by Versatel and 2,665 provisioned by KPN.

Products and Services

         We currently offer a wide range of business and carrier products and services and continually evaluate potential product and service offerings, including competitors’ offerings, in order to retain and expand our customer base and to increase revenue per customer. We also offer products and services to residential customers. Our strategy is to bundle multiple voice, data and Internet services over our local access infrastructure to maximize customer satisfaction, revenues and margins.

Business Products and Services Offerings

         We currently offer the following products and services to business customers:

         Local and Long Distance Telephony. We offer local, international and national long distance telephony services to business customers in the Benelux and Germany. Our telephony service is offered through our “1611” carrier select code by dial-around and least-cost routing software installed in our customer PBXs in the Benelux and by carrier pre-selection in the Benelux and Germany.

         ISDN Services. We offer ISDN primary rate services to our customers in the Benelux and ISDN primary rate and basic rate services in Germany. These services are principally targeted at the business market with digital Private Branch Exchanges (“PBXs”) and high volumes of outgoing and incoming traffic. Currently, ISDN is the fastest growing service for business telephony in the Western European market.

         LAN to LAN Interconnect Services. We offer high speed LAN (local area network) to LAN interconnect services for multi-site business customers. This service addresses business customers that need to interconnect their multiple LANs to share centralized computer data and applications efficiently. We provide end-to-end management of the wide area network, including the routers, at customers’ premises.

         Frame Relay and Native ATM services. We offer high speed Frame Relay and ATM services mainly for large business customers. This service addresses business customers that need Wide Area Network capabilities between their multiple sites.

         Dedicated Internet Connectivity. We offer dedicated high speed Internet access services to business customers. This service provides high bandwidth access to the Internet, domain names, e-mail facilities, news feeds from news groups and web space for hosting websites.

         Remote Access Services. We offer efficient remote access services to business customers, enabling employees to access the corporate LAN from home. These home offices have secure access to the corporate network, data and applications.

         IP-based Electronic Transaction Services. We offer Internet-based, business-to-business transaction services to customers in similar industries that act as comprehensive sources of information, interaction and electronic commerce for their users.

         Dial-in Internet Access Services. We offer dial-in Internet access services for small- and medium-sized businesses and package it with our long distance telephony service.

         Web Hosting Services. We offer web-hosting services aimed at the business market. This service consists of an integrated package of a domain name, e-mail accounts, web space for hosting corporate websites and online web-site statistics.

         Toll-free (0800) Services. We offer both “on-net” and “off-net” toll-free (0800) services to our business customers. This service is positioned to serve both business customers as well as internal and external call centers.

         Data Centers and Central Office Facilities. We provide central office services for businesses that wish to extend and expand their networks by housing their own computing and telecommunications equipment inside our data centers and other central office facilities within the Benelux, northwest Germany, Frankfurt and London.

         Leased Circuit Services. We offer resilient E1, E3, T3 and Synchronous Transport Module (“STM-1”) leased lines to business customers within the Benelux. We provide high quality and managed “point-to-point” or “point-to-multipoint” circuits via our fiber and SDH network.

Residential Products and Services

         Local and Long Distance Telephony. We offer local, international and national long distance telephony services to residential customers in the Benelux and Germany. Our telephony service is offered through our “1611” carrier select code by dial-around in the Benelux and by carrier pre-selection in both the Benelux and Germany.

         ISDN Services. We offer ISDN primary rate and basic rate services in Germany. We intend to offer a similar service in the Benelux over the next 12 months.

         Internet Access Services. Our subsidiary Zon offers dial-up Internet access services to residential customers in the Benelux and introduced DSL Internet access service to residential customers in The Netherlands during the first quarter of 2001.

Carrier Products and Services

         We currently offer the following products and services to carrier customers:

         Call Termination Services. We offer switched services to other telecommunications service providers, including international and national call termination services in the Benelux and Germany. As we complete our international network, we will be able to offer competitive call termination services in France and the United Kingdom.

         Data Centers and Central Office Facilities. We provide central office services for carriers wishing to extend and expand their networks by housing their own computing and telecommunications equipment inside our data centers and other central office facilities within the Benelux, northwest Germany, Frankfurt and London.

         Network Capacity Facilities. We sell and trade rights-of-way, ducts, dark fiber, wavelength and high bandwidth SDH capacity to other carriers. We also provide tele-housing and interconnect facilities at our selected premises.

         Virtual Point-of-Presence Dial-In Services. We offer virtual point-of-presence services for telecommunications, data and Internet service providers in order to allow cost-efficient dial-in capability and effective remote access capabilities for their customers.

         Internet Transit Services. We offer Internet transit services to telecommunications and Internet service providers seeking transit services between major Internet exchanges.

         Leased Circuit Services. We offer resilient E1, E3, T3 and STM-1 leased lines to other carriers and services providers within the Benelux. We provide high quality and managed “point-to-point” or “point-to-multipoint” circuits via our fiber and SDH network.

         Carrier Preselect Hosting Services. We provide hosting facilities for carriers that want to offer carrier preselect telephony services.

         ISP Hosting Services. We provide hosting facilities for ISPs such as Zon, which offers residential Internet access services.

         Wholesale DSL Services. We offer Internet access and point-to-point IP connectivity based on ADSL technology.

Sales and Marketing

         We believe that we have created a prominent brand name in our target market that we expect to strengthen through further marketing campaigns and leverage our sales efforts in the Benelux and northwest Germany. We market the majority of our products and services under the Versatel brand name through several marketing channels, including database marketing, targeted telemarketing, brand and promotional advertising, direct mail and our sales force. In addition, among other brand names, we have established Zon in The Netherlands and continue to leverage the Komtel brand name in Germany given its strong regional recognition and historical brand equity.

         Our sales force is comprised of direct sales personnel, telemarketers, independent sales agents and systems integrators. As of June 30, 2001, we had 89 sales personnel in The Netherlands, 51 in Belgium and 62 in Germany. In the future, we expect to increase the number of our direct sales personnel and open additional sales offices in selected locations. Our sales personnel make direct calls to prospective and existing business customers, analyze business customers’ usage and service needs and demonstrate how our services may improve a customer’s communications capabilities and costs. Each member of our sales force is required to complete our intensive training program. In addition, we have a telemarketing group that screens prospective customers and monitors existing call volumes to identify prospective customers.

         Our sales force is generally organized in the following four groups to target the primary customer segments with a focused product portfolio that matches the needs of these customer segments:

         Large Accounts. Our large accounts sales force targets high-end corporate customers along our network and throughout our target market in the Benelux and northwest Germany. The customers targeted by this group access our network directly through our own fiber, DSL or leased lines and are offered a high bandwidth service package consisting of voice, data and Internet products. Given the size and service requirements of these customers, we generally custom tailor our product set to meet the needs of the service request which leads to larger contract amounts than our traditional small- and medium-sized business customer base, but also longer sales cycles and higher capital expenditures to connect these customers to our network and provision services.

         Medium Accounts. Our medium accounts sales force targets business customers throughout our target market. The customers targeted by this group access our network both directly through our own fiber, DSL or leased lines and indirectly through carrier preselection or our “1611” carrier select code. While we do custom tailor our product set for medium account customers, we focus our sales effort on existing product sets to limit sales cycles and create volume in our sales pipeline.

         Mass Market. Our mass market sales force targets business and residential customers throughout our target market. The customers targeted by this group access our network both directly and indirectly. We do not custom tailor our product set for mass market customers, but instead rely on our existing product set that was designed to address mass market service demands to create high sales volumes.

         Carrier Accounts. Our carrier services sales force markets our product portfolio to other telecommunications, data and Internet service providers in our target market and the countries reached by our international network. The customers targeted by this group access our network both directly and indirectly.

Customers

         We market our services on a retail basis to business and residential customers and on a wholesale basis to other carriers and service providers.

         Business customers. Our target customers are primarily business customers requiring high bandwidth data services. We focus particularly on business and industry segments that have required significant amounts of bundled voice, data and Internet services such as financial services and information technology services sectors. Although we have historically sought to take advantage of opportunities in underserved business segments like the small- and medium-sized business segment, with the density of our high bandwidth network and the strength of our brand name we began in 1999 to address the large corporate market as well.

         Carrier Customers. Our carrier customers are global and regional network operators, ISPs and switchless resellers serving specific market segments in the Benelux and Germany. We focus primarily on high capacity and high volume customers. We believe that both alternative carriers and foreign PTTs that provide voice, data or Internet services in the Benelux region and Germany will require quality carrier services and high bandwidth services to develop their market position. As our network has expanded, we have increased our marketing efforts in the carrier services segment to increase the use of our network and to capture additional revenues. Because many of the service providers to whom we provide carrier services have experienced financial difficulties, we actively monitor our credit exposure to other carriers and we have actively taken steps to reduce this risk. We currently provide services such as leased lines, transmission, IP uplink, central office and voice origination to other service providers such as COLT Telecom and Worldcom.

         Residential Customers. Our residential customers in The Netherlands are primarily subscribers to our ISP Zon. Zon offers dial-up Internet access services, e-mail and certain web-hosting services to residential subscribers as well as general information content. Zon receives fees from KPN Telecom based on the local call traffic generated by subscribers and generates advertising revenues from banner advertisements. We have also launched prepaid flat fee dial-in services and broadband ADSL services for Zon customers. Historically, in the Benelux, Versatel approached the residential market for voice services by providing carrier services such as carrier select hosting to resellers, who themselves target the residential market. Recently, we have limited the services we provide to other telecommunications service providers which solely focus on the voice resale market. This is as a result of recent financial difficulties experienced by certain of these service providers. In Germany, we believe market dynamics, including the high penetration of ISDN services, justify offering services directly to the residential market in selected situations. The companies we acquired in Germany have residential customers among their customer base and this has resulted in a substantial increase in our residential customer base.

Customer Service

         Our goal is to maintain an advantage over our competitors in our target markets by providing superior customer service. We believe that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We have dedicated customer service representatives who initiate contact with our customers on a routine basis to ensure customer satisfaction and market new products. Customer service representatives are available 24 hours a day, 365 days a year. In addition, we provide detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively.

         We also believe that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of high quality service to our customers. We seek to reduce technical risks as much as possible by buying proven products from world leaders in the applicable technology. We have installed sophisticated status-monitoring and diagnostic equipment at our network operations center and plan to install similar units on our SDH equipment and in our new network operations center. This equipment allows us to identify and remedy network problems before they are detected by customers. We believe that by providing superior customer service and through the effective use of technology, we can maintain a competitive advantage in our target markets.

Billing and Information Systems

         During 1999 and 2000 we replaced our billing, customer care and sales support systems. Sophisticated billing and information systems are vital to our growth and our ability to provision services, to bill and to receive payments from customers, to reduce our credit exposure and to monitor costs. Although we experienced multiple delays in the replacement of our old billing system with a billing system designed by Saville Systems, the implementation of our new billing system was completed in March 2000. We have planned and budgeted enhancements to our operational support and billing systems to handle the growth in the size and complexity of our business, our customer base and our product portfolio. An additional enhancement to our operational support system (“OSS”) will be the upgrade of ADC/Saville’s convergent billing platform (“CBP”) to Single View. We believe that this will provide an upgrade path to support future IP products and services.

Competition

         Until recently, the telecommunications market in each EU Member State was dominated by its respective PTT. Starting with the implementation of a series of European Commission directives in the beginning of the 1990’s, the EU Member States have liberalized their respective telecommunications markets, permitting alternative telecommunications providers to enter the market. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTTs as well as an increasing number of new market entrants. Competition in the European long distance telecommunications industry is driven by numerous factors, including price, customer service, type and quality of services and customer relationships.

         In The Netherlands, Belgium and Germany, we compete primarily with the national PTTs. As the former monopoly providers of telecommunications services in these countries, the PTTs have an established market presence, fully built networks and financial and other resources that are substantially greater than ours. In addition, the national PTTs own and operate significant portions of the infrastructure, which we must currently access to provide our services. We estimate that in each of these countries the national PTT still controls the vast majority of the telecommunications market, including the market with respect to DSL services.

         In addition, various new providers of telecommunications services have entered the market in each of these countries, targeting various segments of the market. Companies such as British Telecom, Global One Communications, Worldcom and Energis compete with KPN Telecom for contracts with large multinational companies in The Netherlands. Worldcom, British Telecom, AT&T, TeleNet, France Telecom, COLT Telecom, Unisource, a subsidiary of KPN Telecom, and Energis compete with Belgacom for contracts with large multinational companies in Belgium.

         The following table sets forth the important competitors in the areas of voice, data, Internet, carrier and DSL services:

Market	The Netherlands	Belgium	Germany

Voice	KPN Telecom COLT Telecom Worldcom British Telecom	Belgacom COLT Telecom KPN Telecom Telenet Worldcom British Telecom	Deutsche Telekom Worldcom Mobilcom Vodafone/Mannesmann British Telecom

Data and Business Internet	KPN Telecom COLT Telecom Global One/Equant Energis	Belgacom-Skynet COLT Telecom British Telecom KPN Telecom Codenet Telenet Movistar	Deutsche Telekom Worldcom COLT Telecom Vodafone/Mannesmann AOL Bertelsmann

Residential Internet	Planet Internet Het Net Tiscali Wanadoo Freeler Wish-NOKNOK	Belgacom-Skynet Telenet	T-Online AOL CompuServe Tiscali

Carrier Services	KPN Telecom COLT Telecom British Telecom Worldcom Level 3 Energis	Belgacom UUNET Worldcom COLT Telecom KPN Telecom Codenet	Deutsche Telekom Worldcom Vodafone/Mannesmann British Telecom

DSL Services	KPN Telecom Baby XL Novaaxess COLT Telecom Atlantic	Belgacom Easynet Wannadoo Eunet COLT Telecom	Deutsche Telekom Highway One QSC Riodata

Regulation

         In Europe, the traditional system of monopoly PTTs ensured the development of broad access to telecommunications services. However, it also restricted the growth of high-quality and competitively priced voice and data services. The liberalization of the European telecommunications market was intended to address these market deficiencies by ending PTTs’ monopolies, allowing new telecommunications service providers to enter the market and increasing competition within the European telecommunications market.

         The current regulatory framework in the EU and in the countries in which we provide our services is briefly described below. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect upon us, that national or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations, or that any changes in applicable laws or regulations will not have a material adverse effect on us.

European Union

         Starting in 1987, the EC Green Paper on the development of the common market for telecommunication services and equipment charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly infrastructure networks and the liberalization of services. These principles have been established in EU law via a number of directives.

         The Open Network Provision (“ONP”) Framework Directive of 1990 established the conditions under which competitors and users could gain cost-oriented access to the PTTs’ public networks. In the same year, the EC Services Directive abolished the existing monopolies on, and permitted the competitive provision of, all telecommunications services with the exception of voice telephony. In 1992, the EC approved the ONP Leased Line Directive, which required all telecommunications companies with significant market power on the relevant market to lease lines to competitors and end-users, and to establish cost accounting systems for those products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-oriented tariffs for leased lines.

         In 1996, the EC issued the Full Competition Directive, which requires EU Member States to permit alternative infrastructure providers, such as existing networks of cable companies, railroads, electric and other utility companies, to resell capacity on these networks for the provision of services other than voice telephony from July 1996. The Full Competition Directive also established January 1, 1998 as the date by which the EU Member States had to establish a legal framework, which removes all remaining restrictions on the provision of telecommunications services, including voice telephony.

         The Licensing Directive of 1997 established a common framework for general authorizations and individual licenses in the field of telecommunication services. In the same year, the Interconnection Directive was adopted, which governs the manner in which alternative network operators and service providers are permitted to interconnect with public telecommunications networks, including the PTTs’ public networks. Furthermore, the Interconnection Directive requires that parties with significant market power ensure that interconnection is provided for at cost-oriented rates in a non-discriminatory and transparent manner. Under the Interconnection Directive, the national regulatory authorities have the power to force suppliers of public telecommunications networks or services to interconnect, and in doing so, can determine the underlying conditions of such interconnection. The Numbering Directive, together with the amended Interconnection Directive, provided for carrier selection (ensuring that end-users can select the long distance or international carrier of their choice on a call-by-call basis) as of January 1, 1998, and carrier pre-selection (ensuring that end-users can select the long distance or international carrier of their choice prior to the time calls are made) and number portability (the ability of end-users to keep their numbers when changing operators) by January 1, 2000.

         The implementation, interpretation and enforcement of these EC directives differs among the EU Member States. While some EU Member States have embraced the liberalization process and at present have achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

         In 1999, the European Commission embarked on a major review process of the various instruments of the European Union regarding telecommunications. The drafts seek a higher level of harmonization and more focus on sustainable competition. We are actively participating in discussions on these drafts and have filed position papers together with various other new entrants to the European telecommunications market. We have no certainty of the outcome of this process, which is expected to lead to a new framework in 2002 or 2003.

         In December 2000, the European Parliament and the Council adopted a Regulation on Unbundled Access to the Local Loop, which has direct effect in the Member States. It provides a basis for unbundling the local loop, which is controlled by the national PTT’s and emphasizes the importance of access to foster competition in the local loop for the provision of Internet access.

         There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. Government authorities and agencies are considering laws and regulations that address issues such as user privacy, pricing, on-line content regulation and taxation of on-line products and services. In November 1995, the EC adopted a general directive regarding certain privacy rights of citizens of EU Member States and in December 1997, the EU adopted another directive designed to specifically address privacy rights in the area of telecommunications services. These directives impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing.

         An overview of the regulatory framework in the individual markets where we operate or intend to operate is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion of the more relevant regulations and current regulatory posture of these jurisdictions. We require licenses, authorizations or registrations to provide our services in all countries in which we operate. Licenses, authorizations and/or registrations have been obtained in The Netherlands, Belgium and Germany and we have received an International Facilities License in the United Kingdom. We also obtained licenses in France and Luxembourg in 2000.

The Netherlands

         The current regulatory framework in The Netherlands is provided by the Telecommunications Act of 1998. The Telecommunications Act became effective on December 15, 1998, and remedied the old legislative and regulatory patchwork that had existed as a result of the implementation of a series of EC directives. The Telecommunications Act contains provisions that give registered telecommunications service or network providers rights-of-way, subject to certain conditions, thereby facilitating the construction of the Versatel network. As part of the liberalization of the telecommunications market in The Netherlands, a new independent supervisory authority, OPTA, was established by the Ministry of Traffic and Waterways. OPTA’s main tasks include ensuring compliance with the telecommunications laws and regulations in The Netherlands, granting licenses for telecommunications activities, and resolving disputes among market participants, such as disputes regarding interconnection rates. OPTA’s performance and position has been reviewed and its role as the Dutch regulatory authority has been extended for an additional four years.

         In August 1997, we obtained one of the first Netherlands registrations to operate as a telecommunications service provider of public voice telephony (other than KPN Telecom). In September 1997, we obtained an infrastructure license with rights-of-way for the construction and operation of telecommunications facilities in a limited geographic area. In December 1998, we obtained the first authorizations under the new Telecommunications Act to operate as a public telecommunications services provider and network operator. Although we participated in the auction of licenses to provide third-generation UMTS technology mobile telecommunications licenses in The Netherlands, we were not able to obtain a license. We have various legal procedures currently pending which may lead to an annulment or a declaration of wrongful execution of the UMTS frequency auction.

         We were one of the first voice telephony competitors in The Netherlands to interconnect with KPN Telecom and to implement a carrier select code in all of KPN Telecom’s telephone switches.

The introduction of carrier pre-selection in The Netherlands, introduced on January 1, 2000, provides customers with the option of pre-selecting a carrier other than KPN Telecom for all their international and domestic long distance calls.

         In March 2001, OPTA granted our request for an operator controlled model. Our efforts to obtain lower interconnection rates from KPN Telecom are on-going. The terms and conditions of interconnection have had, and will continue to have, a material effect on Versatel’s competitive position. When OPTA initially implemented the bottom-up long run incremental cost (“BULRIC”) model for interconnection rates, the result was a set of lower interconnection rates for the 2001-2002 time frame. We also try to prevent interconnection price levels that lead to unfair price squeezes between wholesale and retail rates and saw OPTA develop and apply a test to prevent such behaviour by KPN Telecom.

         Since our founding in October 1995, we have adopted a proactive regulatory strategy. For example, in December 1998, Versatel filed a complaint with OPTA asserting that the limited access provided by KPN Telecom to the KPN Telecom network hampered Versatel’s growth. Our customers often experienced busy signals when they tried to dial into the Versatel Network through our access code. Other Netherlands telecommunications services providers expressed similar complaints. As a result, OPTA determined that KPN Telecom was required to allow us access to their entire interconnection network. However, if KPN Telecom would not be able to comply with this directive due to scarcity, OPTA ruled that KPN Telecom should in that case supply the requested capacity to Versatel in an alternative manner.

         In March 1999, OPTA issued a ruling, requiring KPN Telecom to offer unbundled access to local customer access lines at the MDF in KPN Telecom’s central exchange offices. Unbundled local access enables us to offer high-speed access to end-users that are not directly connected to our network. VersaPoint’s complaint of July 2000 regarding, denial of a sufficient number of central office sites, amongst other matters, led to a March 2001 decision by OPTA which was very favorable for Versatel.

         Since the end of 2000, Versatel, Telfort, Worldcom, Energis and Priority have cooperated in the informal association of competitive telecom operators (“ACT”). The parties take regulatory actions with respect to issues of common interest and seek to contribute to providing regulatory incentives to increase the competition in the telecommunications market.

Belgium

         Belgium started the liberalization of its telecommunications market in 1991 with an amendment to the Belgian public post and telecommunications act. At the same time a new regulatory body was introduced, the Belgium Institute for Post and Telecommunications (Belgisch Instituut voor Post en Telecommunicatie) (“BIPT”), under the Ministry of Economy and Telecommunications. The Belgian public post and telecommunications act was further amended by the Belgian Parliament in December 1997. The current legislative process is headed towards a new single regulatory framework, which includes reforms to and extensions of BIPT’s powers by increasing its independence from the Minister that is also responsible for state enterprises (such as Belgacom). The implementation of the new legislation is expected no earlier than February 2002.

         We were the first alternative telecommunications services provider to obtain a definitive license for the provision of voice services under the amended telecommunications act. We have also obtained an infrastructure license in Belgium and thereby obtained rights of way for all of Belgium. For marketing purposes, we have reserved the same carrier select code “1611” that we currently use in The Netherlands.

         Pursuant to the Numbering Directive, Belgacom was required to introduce number portability, carrier selection and carrier pre-selection for all services, beginning January 1, 2000. In accordance with a ruling of the BIPT, carrier selection and carrier pre-selection was to occur on a gradual basis after January 17, 2000, the result of which was the implementation of the last carrier pre-selection services (for fixed-to-mobile calls and local calls) in November 2000. Unfortunately, operators have experienced operational problems as a result of the complex and cumbersome procedures imposed by Belgacom.

         In September 1999, Belgacom introduced a number of new discount schemes which Versatel deemed to be anti-competitive. Belgacom granted discounts on combined revenues of its customers for local and long distance calls, whereas at that time, carrier pre-select and carrier select services were not opened to local calls. Versatel filed a complaint with the Belgian competition court requesting suspension of the discount schemes. The case was dropped in 2000 after Belgacom and Versatel reached an amicable settlement.

         In 1999, Versatel and other alternative operators filed another complaint with the Competition Council alleging that Belgacom abused its dominant position by imposing new interconnection and retail tariff conditions for a new internet access scheme via non-geographic numbers, accompanied by lower retail tariffs and lower interconnection rates to be paid by Belgacom to the alternative providers of telecommunication services transporting internet traffic for Belgacom’s customers. The new access scheme was not upheld by the court, which held that Belgacom engaged in impermissible discrimination by applying different retail rates and interconnection rates for internet access via geographic or non-geographic numbers. Unlike for geographic dial-in numbers, alternative operators do not receive termination revenues from Belgacom for internet access via non-geographic numbers (i.e., 1-800 or 1-900). A different but somewhat similar scheme was launched by Belgacom in 2000, but was again rejected by the courts after the scheme was challenged by Versatel and the other operators in November 2000. Belgacom has subsequently introduced two special internet packages, which according to the alternative providers of telecommunication services, were in violation of the previous judgment, and resulted in the commencement of enforcement procedures in respect of such judgment. Belgacom has opposed these enforcement procedures (Belgacom lost one case, which it is currently appealing, and their opposition to the other is on-going). There are continuing discussions between Belgacom, the other alternative operators and the BIPT regarding the implementation of the “collecting model” which is designed to remedy Belgacom’s efforts to decrease retail rates on the back of the alternative providers of telecommunication services.

         In July 2000, Versatel filed a complaint with the European Commission competition authorities in connection with Belgacom’s refusal to provide Versatel with access to its local loop following a request from Versatel on March 1, 2000. In November 2000, in anticipation of an imminent EC Regulation mandating full and shared access to local loops across Europe as of January 1, 2001, Belgacom extended a “commercial raw copper offer” which, although non-compliant with the draft text of the anticipated EC Regulation (for example, it excluded shared access and DSL), led to an agreement in December 2000 between Belgacom and Versatel, that allowed for a gradual ramp-up of Versatel’s DSL roll-out.

         As the result of the European Commission’s adoption of new regulations, along with a consultation process with BIPT, Belgacom was ordered to make numerous amendments to its initial reference offer. Belgacom is now required to provide full and shared access to its central office facilities without limitation as to the technologies that can be offered (i.e., DSL). The BIPT ruling also considerably reduced the roll out and provisioning timing limitations imposed by Belgacom under its initial commercial raw copper offer. After steps taken by Versatel and COLT Telecom, BIPT approved “co-mingling” as a cheaper and faster co-location method, thus allowing the alternative providers of telecommunication services to share Belgacom’s infrastructure for the installation of their DSL equipment. The terms, conditions and pricing of co-mingling are currently under discussion by BIPT, the alternative operators and Belgacom.

Germany

         The German Telecommunications Act of July 25, 1996, ended the legal monopoly of Deutsche Telekom AG for the provision of voice telephony and of public telecommunications networks, and immediately liberalized all telecommunications activities, but postponed effective liberalization of voice telephony until January 1, 1998. Since January 1, 1998, the German telecommunications market has been completely open to competition and a new regulatory authority, the Regulierungsbehörde für Telekommunikation und Post (“RTP”), was installed.

         Under the German regulatory scheme, the RTP can grant licenses in four license classes. A license is required for operation of transmission lines that extend beyond the limits of a property and that are used to provide telecommunications services for the general public. The licenses required for the operation of transmission lines are divided into three infrastructure license classes: mobile telecommunications (license class 1); satellite (license class 2); and telecommunications services for the general public (license class 3). In addition to the infrastructure licenses, an additional license is required for operation of voice telephony services on the basis of self-operated telecommunications networks (license class 4). A class 4 license does not include the right to operate transmission lines. We obtained both a class 3 license and a class 4 license for the whole of Germany in 2000.

         The RTP has approved, among other things, distance-based interconnection rates which Deutsche Telekom can charge alternative network operators to interconnect their network and route their traffic through the network of Deutsche Telekom. The RTP has extended the current rate regime, which expired on December 31, 1999, for an interim period until a new regime receives the RTP’s approval. Although a new interconnection regime containing element based rates instead of distance based rates could be beneficial to our operations we are not expecting these to be implemented in the near future. However, the RTP has indicated that it might not consider Deutsche Telekom as a market dominating carrier in all segments of the market. These segments would fall outside the scope of the rate regulation regime and Deutsche Telekom would no longer be obliged to request prior approval of its rates from the RTP.

         In the local loop, the market position of Deutsche Telekom is still extremely strong and only a limited number of competitors are currently operating. These alternative carriers primarily focus on business customers in the metropolitan areas. With the allocation of Wireless Local Loop point-to-multipoint frequencies to alternative carriers in the fall of 1999, it is expected that competition in the local loop will increase in the near future. In addition, Deutsche Telekom is in the process of selling its broadcasting cable network which has been split for this purpose into nine regions. The broadcasting network is considered after further investments by the new owners as the second alternative network in the local loop. These networks are expected to compete in the future with Versatel Deutschland’s network.

Intellectual Property

         We have registered the trademark “Versatel” with the Benelux trademark bureau (Benelux Merkenbureau). Applications for similar registrations are pending in several other European Countries. We have obtained rights to the Internet domain name “www.versatel.com” and several related domain names and initiated formal registration procedures with Internic, the European Union domain registration authority.

         We have been operating our free Internet service under the Zon name since September 1999 and have applied for trademark registration of the Zon name and logo. Sun Microsystems has contested our use of the Zon name and we are currently in discussion with them on this matter. We are not certain that we will reach a satisfactory agreement with Sun Microsystems enabling us to continue to use the Zon name, nor that our applications will be successful or that the Zon name and logo will not be successfully attacked by third parties alleging prior rights or that the trademark is otherwise valid.

Legal Proceedings

         In October 2000, we were informed by the public prosecutor in The Netherlands of potential civil and criminal tax liabilities relating to certain employee stock options granted prior to our initial public offering in July 1999. Although we consulted with our Dutch tax advisors and the Dutch tax authorities prior to issuing these options and we believe that the tax treatment of these options was correct, we are in negotiations with the public prosecutor to settle these charges (without admitting or denying guilt). The public prosecutor has indicated that he intends to seek a penalty and tax payment up to approximately €15.0 million. We have not yet made any provision for this potential exposure. Versatel intends to challenge the views of the Dutch tax authorities regarding the valuation of the aforementioned employee stock options.

         Versatel has filed complaints in the past with the European Commission, with OPTA and the Minister of Transport and Waterways in The Netherlands, and in Belgium, with the BIPT as part of its regulatory strategy. We also make routine filings with the regulatory agencies and governmental authorities in the countries in which we operate or intend to operate.

         Versatel is from time to time involved in routine litigation in the ordinary course of business. We believe that no currently pending litigation to which Versatel is a party will have a material adverse effect on our financial position or results of operations.

Organizational Structure

         Versatel Telecom International N.V. is a holding company that conducts its business operations through its subsidiaries. The table below sets forth, as of the date of this prospectus, the name, country of incorporation and percentage of ownership of our major direct and indirectly held subsidiaries.

	Country of	Percentage of
Name	Incorporation	Ownership

Versatel Telecom Europe B.V	The Netherlands	100%

Versatel Telecom Netherlands B.V	The Netherlands	100%

Versatel Belgium N.V	Belgium	100%

Vuurwerk Internet B.V	The Netherlands	100%

Versatel Deutschland GmbH & Co.KG	Germany	100%

Komtel Gesellschaft fur Kommunikations und Informationsdienste mbH (“Komtel”)	Germany	80%

Komtel Service GmbH	Germany	100%

Zon Nederland N.V	The Netherlands	92%

Property, Plants and Equipment

Network infrastructure

         As of June 30, 2001, we had completed construction of approximately 2,029 kilometers of fiber-ready duct for the Benelux overlay sections. As of June 30, 2001, we had also completed the construction of 50 business park rings, 28 city rings and 69 “near overlay sections”. Additionally, as of June 30, 2001, we had a total local access extension of 1,137 kilometers in the Benelux and 663 kilometers in Germany. To date, most of the initially planned construction of our backbone network has been completed. In addition, we have negotiated an IRU for approximately 400 kilometers of backbone fiber in the north of The Netherlands and we may continue to expand our backbone network if attractive business opportunities arise.

Properties

         We have also leased office space in 25 buildings in The Netherlands (41,026m2), 10 buildings in Belgium (10,794m2), and six buildings in Germany (9,877m2). We use these locations primarily as office space and for technical support to our network. Lease contracts for these buildings have expiry dates varying between 2001 and 2010.

         Our country head offices are located at the following addresses:

Address	Area m2	Expiry date of lease

Hullenbergweg 101, Amsterdam-Zuidoost, The Netherlands	13,100	March 2010

Koningin Astrid laan 164, Wemmel, Belgium	3,807	April 2009

Unterste Wilms Strasse 29, 44143 Dortmund, Germany	5,172	December 31, 2001

MANAGEMENT

         The members of the supervisory board and the management board of Versatel and other executive officers of Versatel and their respective ages and positions are set forth below.

Management Board

         Raj M. Raithatha is the sole managing director (statutair directeur) of Versatel.

Supervisory Board

Name	Age	Date of appointment	Position

R. Gary Mesch	48	September 29, 2000	Chairman

Leo W. A. M. van Doorne	42	December 1, 1995	Vice Chairman

Johan G. Wackwitz	46	August 14, 1998	Member

James R. Meadows	49	August 14, 1998	Member

Sander van Brummelen	59	July 23, 1999	Member

H.S. Jörg Mohaupt	34	May 12, 2000	Member

Executive Board

Name	Age	Date of appointment	Position

Raj M. Raithatha	39	September 29, 2000	Managing Director and Chief Executive Officer

Philippe Santin	47	October 23, 2000	Chief Financial Officer

Marc A. J. M. van der Heijden	49	June 6, 1998	Chief Regulatory Officer and Vice President Public Affairs

Aad T. Beekhuis	54	March 1, 2000	Chief Operations Officer

Jan A. van Berne	38	September 1, 2000	Chief Development Officer and General Counsel

Daniel Hayes	41	June 1, 2000	Chief Information Officer

Biographies

         R. Gary Mesch has served as Chairman of the Supervisory Board since September 2000. Prior to his appointment to the Supervisory Board he served as Managing Director of Versatel individually or through his position as President of Open Skies International Inc. (“Open Skies”) since October 1995. In 1991 he founded and became President of Open Skies, a telecommunications consultancy with operations based in Amsterdam, which provided consulting for early stage development of competitive European telecommunications businesses. From 1991 to 1995 Open Skies advised such clients as Unisource, PTT Telecom International, Inmarsat, NEC and Eurocontrol. In 1984 he founded and until 1990 he managed the commercial operations of NovaNet, a Denver-based provider of satellite-based data communications networks. NovaNet was acquired by ICG Communications in 1993. From 1981 to 1983 he served as director of sales for Otrona Advanced Systems, a Colorado-based manufacturer of high performance computer systems. From 1975 to 1981 he served as a senior systems engineer with Westinghouse Electric. Mr. Gary Mesch holds a B.S. in Electrical Engineering from the University of Colorado and an M.B.A. from Denver University.

         Leo W. A. M. van Doorne has served as a member of the Supervisory Board of Versatel since December 1995, until October 2000 in the capacity of Chairman. Since 1996, Mr. Van Doorne has been the Managing Director of NeSBIC Groep B.V., a venture capital company and a subsidiary of Fortis, an international group operating in the fields of insurance, banking and investments. From 1994 to 1996 he served as Managing Director of NeSBIC Venture Management B.V. From 1990 to 1994 he was Regional Director of Banque de Suez Nederland N.V. Mr. Van Doorne serves as a member of the supervisory board of various other companies. Mr. Van Doorne holds a degree in law from the University of Utrecht.

         Johan G. Wackwitz has served as a member of the Supervisory Board of Versatel since August 1998. Mr. Wackwitz is a member of the management board of COBEPA S.A. and Paribas Deelnemingen N.V. From 1991 to 1993 he was employed by Paribas in its capital markets division and responsible for the Benelux within the investment-banking group. From 1979 to 1991 he served at various management positions at Bankers Trust Company. Mr. Wackwitz serves as a member of the supervisory board of various other companies. Mr. Wackwitz holds a degree in economics from the Rijks Universiteit Groningen and an MBA from Columbia University.

         James R. Meadows has served as a member of the Supervisory Board of Versatel since August 1998. Mr. Meadows is a member of the Board of Directors of AshleyLaurent, a supplier of security software for the Internet. He is the founder of Direct International, Inc., a telecommunications company and the co-founder and former President and CEO (from 1997 until 2000) of PrimeTec International, a U.S.-based telecommunications services provider. From 1989 to 1997 he served as Director of Government Affairs at Capital Network System, Inc. (CNSI), a telecommunications services provider. Mr. Meadows is a member of the Board of Directors of Lone Star 2000, a public policy foundation. Mr. Meadows holds a degree in history from the University of Texas at Austin.

         Sander van Brummelen has served as a member of the Supervisory Board of Versatel since July 1999. Mr. Van Brummelen is a member of the Executive Board of PinkRoccade, an information and communication technology company since the end of 2000. Prior to this appointment, he served as Managing Director of GAK Holding beginning 1996. From 1992 to 1996 he served as a principal director of GAK and from 1982 to 1992 he served as IT director of GAK. From 1979 to 1982 he served in managing positions at KPN Telecom. Mr. Van Brummelen serves as a member of the supervisory boards of two other companies, CC Drive and M&I Partners. Mr. Van Brummelen holds a degree in technical engineering from the University of Delft.

         H.S. Jörg Mohaupt has served as a member of the Supervisory Board of Versatel since May 2000. Mr. Mohaupt is Managing Director and founder of Continuum Group Limited, a telecommunications infrastructure investment firm. From 1999 to 2000 he served as Executive Director in the Telecom Group at Morgan Stanley Dean Witter in London. From 1997 to 1999 he worked at Lehman Brothers in New York and London as Vice-President and later Director in the Telecom Group. From 1996 to 1997 he worked at Cowen & Company in New York. From 1994 to 1996 he worked as Senior Advisor Internal Business Development at KPN. From 1993 to 1994 he worked as a consultant at Coopers & Lybrand in the telecommunications group and from 1992 to 1993 as a business development manager at Cable & Wireless.

         Raj M. Raithatha has served as Chief Executive officer and Managing Director of Versatel since September 2000. From April 1998 to September 2000 he served as Vice President Finance and Chief Financial Officer of Versatel. From 1994 to April 1998 he served as Chief Financial Officer and Director of Business Development of ACC Corp.’s European Operations. From 1992 to 1994 he served as Finance Director of Bay Trading Company. From 1989 to 1992 he served as divisional finance director at Securiguard Group plc and from 1987 to 1989 he was financial controller at Harrison Willis. From 1983 to 1987 he was employed by KPMG Peat Marwick. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales.

         Philippe Santin has served as Chief Financial Officer of Versatel since November 2000. Prior to this time, he held the position of Chief Financial Officer with Impress Group B.V., a privately owned metal packaging organization with 7,200 employees operating in 13 countries, since its formation in 1997. Previous to his position at Impress Group he held several financial controller positions at Pechiney. At Pechiney, he worked in its subsidiaries Food Europe (1991-1997), Pechiney Corporation in the U.S. (1986-1991) and Aluminerie De Becancour in Quebec, Canada (1983-1986).

         Marc A.J.M. van der Heijden, co-founder of Versatel in 1995, became Versatel’s Chief Regulatory Officer and Vice President Public Affairs in 1998. During the period 1995 to the end of 1998 he served as outside regulatory counsel to Versatel on matters of telecommunications and regulatory policy. Prior to 1995 he was an independent consultant specialized in Telecommunications law and advisor to the European Commission and the governments of both The Netherlands and the United Kingdom. He also advised various other telecommunications companies such as France Telecom and KPN Telecom as well as financial institutions such as ABN AMRO and the Nederlandse Investerings Bank. He worked as an expert for KPMG Peat Marwick on bidding processes for mobile telephony and sale of cable companies. Marc van der Heijden holds a degree in law.

         Aad T. Beekhuis has served as Chief Operations Officer since March 2000. From April 1999 to March 2000 Mr. Beekhuis served as Project Director of KPN Telecom responsible for the strategy and rollout program for the ADSL network. From July 1998 to March 1999 he served as Project Director with Nokia where he was responsible for launch of the BEN mobile network in The Netherlands. From 1995 to 1998 Mr. Beekhuis served as a Project Manager responsible for rollout of the fixed communications network, and later as an interim manager responsible for TelFort’s rollout of its mobile network. From 1993 to 1995 Mr. Beekhuis served as a Managing Director with RAM Mobile Data C.V. From 1973 to 1993, he worked in strategic marketing, sales and other positions at KPN Telecom.

         Jan A. van Berne was appointed to Versatel’s Executive Board in September 2000 and currently holds the position of General Counsel and Chief Development Officer. Mr. Van Berne has been responsible for Versatel’s corporate legal affairs since December 1998. As of March 2001, he also assumed responsibility for corporate development. Prior to joining Versatel in December 1998, he worked at SAIT-Radio Holland N.V. in Belgium from 1991 to 1998 holding various positions: from January 1998 to December 1998 as programme manager Y2K of SAIT-Radio Holland N.V. and from 1997 to 1998 as manager legal affairs of SAIT-Radio Holland N.V. in Brussels. From 1994 to 1995 he was legal counsel of Radio Holland’s subsidiary Debitel Nederland. Jan van Berne holds a degree in law from the University of Amsterdam.

         Daniel Hayes joined Versatel in March 2000 on an interim basis from Andersen Consulting and permanently accepted the position of Chief Information Officer in May 2000. Mr. Hayes oversees all IT related activities and departments. Prior to joining Versatel, he was an Associate Partner in the Dallas, Texas office and part of the Global Communications Industry Group at Andersen Consulting. During the last seven years of his 15 year career with Andersen Consulting, he worked primarily with middle market accounts where he developed programs to improve basic infrastructures related to core OSS capabilities for communication companies. Prior to joining Andersen Consulting he worked in the retail industry for 13 years.

Functions of the Supervisory Board

         Under Netherlands law and the articles of association of Versatel, the management of Versatel is entrusted to the management board (Statutaire Directie) under the supervision of the supervisory board (Raad van Commissarissen). Under the laws of The Netherlands, supervisory directors cannot at the same time be managing directors of the same company. The primary responsibility of the supervisory board is to supervise the policies pursued by the management board and the general course of affairs of Versatel and its business. In fulfilling their duties, the members of the supervisory board are required to act in the best interests of Versatel and its business.

         Pursuant to the articles of association, the supervisory board consists of such number of members as may be determined by the general meeting of shareholders. The members of the supervisory board are appointed by the general meeting of shareholders. Resolutions of the supervisory board require the approval of a majority of the members. The holder of the priority share, if any, may nominate members for appointment to the supervisory board. The supervisory board meets each time this is deemed necessary by one of its members. Every retiring supervisory director may be re-appointed, provided that such supervisory director has not attained the age of 72. A member of the supervisory board must retire not later than on the day of the general meeting of shareholders held in the year in which such member reaches the age of 72.

         A member of the supervisory board may at any time be suspended or dismissed by the general meeting of shareholders. The members of the supervisory board will receive such remuneration as determined by the general meeting of shareholders.

         None of the members of the supervisory board of Versatel has an employment agreement with the Company or its subsidiaries.

Functions of the Management Board

         The management of Versatel is entrusted to the management board under the supervision of the supervisory board. The articles of association provide that the management board may lay down further rules and regulations with respect to its procedures and internal organization. These rules require the prior approval of the supervisory board. In addition, our articles of association provide for certain actions, which require prior approval of the supervisory board. Such actions include, among other things, the issuance of shares.

         The management board consists of such number of members as may be determined by the general meeting of shareholders. In addition, the general meeting of shareholders appoints the members of the management board. The holder of the priority share, if any, may nominate members for appointment to the management board.

         The general meeting of shareholders has the power to suspend or dismiss members of the management board. The supervisory board also has the power to suspend members of the management board. If a member of the management board is temporarily prevented from acting, the remaining members, if any, of the management board shall temporarily be responsible for the management of Versatel. If all members of the management board are prevented from acting, or if, following suspension, no other members are available, a person appointed by the supervisory board (who may be a member of the supervisory board) will be temporarily responsible for the management of Versatel. The compensation and other terms and conditions of employment of the members of the management board are determined by the supervisory board.

         Mr. Raj Raithatha was appointed to the management board of Versatel in September 2000 and is currently the sole member of the management board. Mr. Raithatha has been appointed for an indefinite term.

Potential Application of Rules on Large Companies

         Under Netherlands law, we would be required to modify our system of corporate governance after the end of the third consecutive financial year following the year in which we continuously satisfy the requirements under Dutch corporate law for large companies (Structuurvennootschappen) as set out in Sections 152 through 164 of Book 2 of the Dutch Civil Code (the “Large Company Rules”). The Large Company Rules shift authority from the shareholders to the supervisory board and grant employees a degree of codetermination of our affairs.

         Under the Large Company Rules, members of our supervisory board would no longer be elected by the shareholders at the general meeting of shareholders, but would be appointed by the supervisory board itself. Each of the general meeting of shareholders and the employees, through a works council, would have the right to:

         (i)  make non-binding recommendations for members of the supervisory board and

         (ii) object to proposed appointments of a members of the supervisory board, but such appointment would still take place if the objection were declared unfounded by the Enterprise Chamber of the Amsterdam Court of Appeal. The general meeting of shareholders and the works council must also be informed by the supervisory board of the names of the persons to be appointed to the supervisory board before such appointments become final.

         In addition, under the Large Company Rules the supervisory board appoints, and can suspend and dismiss, members of the management board. The supervisory board, however, cannot dismiss members of the management board, before the general meeting of shareholders has been consulted. Currently, the general meeting of shareholders appoints the members of our management board. The supervisory board would also adopt the annual accounts of the company under the Large Company Rules, but the general meeting of shareholders has the right to approve or not approve the annual accounts of the company. Furthermore, certain corporate actions, including the issuance of debt or equity, certain investments, the termination of a large number of employees and far-reaching changes in the working conditions of a large number of employees, require supervisory board approval under the Large Company Rules.

         We would be subject to the Large Company Rules and be required to revise our system of corporate governance three years after we or one of our subsidiaries institutes a work council under the Netherlands Works Council Act. Under Netherlands law, we are required to facilitate a works council for our employees, but no such works council currently exists. However, we expect to facilitate a works council in the future. We would be exempt from the Large Company Rules, however, if, among other things, the majority of our employees and those of our subsidiaries are employed outside The Netherlands. As of June 30, 2001, approximately 51% of our full-time employees were employed in The Netherlands. If we are exempt for this reason, however, this would not automatically mean that all of our Dutch subsidiaries are also exempt.

         A works council is a representative body of the employees of a Dutch company elected by the employees. The management board of any company with a works council must seek the non-binding advice of the works council before taking certain decisions such as those related to a major restructuring or a change of control. However, in certain of those cases, if the decision is not in line with the advice of the works council, the implementation of the relevant decision must be suspended for one month, during which period the works council may appeal the decision with the Enterprise Chamber of the Court of Appeals in Amsterdam. Other decisions directly involving employment matters which apply either to all employees, or certain groups of employees, such as those affecting employee compensation systems, or pension or profit sharing plans, may only be taken with the works council’s prior approval. Absent such prior approval, the decision may nonetheless be taken with the prior approval of the Cantonal Court(Kantongerecht). A works council may recommend a candidate for the supervisory board and may also object to the appointment of a proposed candidate to the supervisory board.

Board Committees

         Audit Committee. During the Supervisory Board Meeting of December 11, 2000, an Audit Committee was established. The Committee consists of Messrs. Leo van Doorne, Sander van Brummelen and Jörg Mohaupt. The Committee reviews the operating results with the CFO and independent auditors, considers the adequacy of internal controls and audit procedures and reviews non-audit services that are provided by the external auditors.

         Remuneration Committee. During the Supervisory Board Meeting of December 11, 2000, a Remuneration Committee was established. The Committee consists of Messrs. Gary Mesch, James Meadows and Hans Wackwitz. The Committee makes recommendations to the supervisory board concerning salaries and incentive compensation for our employees and consultants, including all executive officers and the Managing Director, including the assessment of the Versatel stock option plans.

         Financial Committee. During the Supervisory Board Meeting of December 11, 2000, a Financial Committee was appointed. The committee consists of Gary Mesch, Jörg Mohaupt and Philippe Santin. The Committee makes recommendations to the supervisory board regarding Versatel’s financial situation.

Compensation of Directors and Executive Officers

         The total aggregate compensation for the supervisory board of the Company as a group for 2000 was €0.1 million. The total aggregate compensation (including amounts paid pursuant to management and consulting agreements) of all executive officers (including the Managing Director) of Versatel as a group for 2000 was €1.8 million. During 2000, an aggregate of 650,000 options to purchase 650,000 ordinary shares were granted to executive officers under the 2000 Stock Option Plan. Of these options, 450,000 options have an exercise price of €0.02 and 200,000 have an exercise price of €79.19. All these options expire within seven years of the date the options were granted. No options have been granted to any of our supervisory board members.

         Included in the total aggregate compensation for our executive officers is €0.1 million to provide for pension and other retirement benefits for our executive officers.

Share Ownership

         The following table sets forth the number of shares and options beneficially held by, or granted to, the members of our supervisory board, management board and executive officers as of September 25, 2001.

	Shares	Options(1)

Supervisory Board

R. Gary Mesch(2)	3,429,894	—

Leo W. A. M. van Doorne	—	—

Johan G. Wackwitz	—	—

James R. Meadows	—	—

Sander van Brummelen	—	—

H.S. Jörg Mohaupt	—	—

Executive Officers

Raj M. Raithatha(2)	1,265,908	247,000

Philippe Santin(2)	*	*

Marc A. J. M. van der Heijden(2)	*	*

Aad T. Beekhuis(2)	*	*

Jan A. van Berne(2)	*	*

Daniel Hayes(2)	*	*

*	Less than one percent of the ordinary shares of the Company outstanding.

(1)	Each option entitles the holder thereof to acquire one ordinary share of the Company.

(2)	The number of shares held by all directors and executive officers as a group amounted to 6,486,000 shares. The aggregate number of options issued to the executive officers as a group amounted to 1,432,000. During 2000, an aggregate of 650,000 options were granted to executive officers under the 2000 Stock Plan Plan. Of these options, 450,000 options have an exercise price of €0.02 and 200,000 have an exercise price of €79.19. 710,000 of these options have an expiry date of June 2003 and an exercise price of €1.16, 400,000 options have an expiry date of June 2007 and an exercise price of €0.02, and 122,000 options have an expiry date of January 2008 and an exercise price of €0.02.

Option Plans

         Versatel has established the following stock option plans: the 1997 Stock Option Plan (the “1997 Plan”), the 1998 Stock Option Plan (the “1998 Plan”), the 1999 Stock Option Plan (the “1999 Plan”), the 2000 Stock Option Plan (the “2000 Employee Plan”) and the 2001 Stock Option Plan (the “2001 Plan”).

1997 Stock Option Plan

         In December 1996, Versatel’s shareholders approved the 1997 Stock Option Plan. The 1997 Plan provides for the grant of options to certain key employees of Versatel to purchase ordinary shares of Versatel. Under the 1997 Plan, no options have been granted with an expiration date of more than five years after the granting of the option. The option exercise price is determined in the particular grant of the option.

         As of the date of this prospectus, 398,000 options to purchase 398,000 ordinary shares had been granted under the 1997 Plan. As of the date of this prospectus, 335,500 options granted under the 1997 Plan had been exercised for a total of 335,500 shares. A further 12,500 options are still outstanding under the 1997 Plan. The remaining options that were previously granted under this stock option plan have subsequently been cancelled, in most cases upon the termination of the employment of the recipient of the options.

1998 Stock Option Plan

         In March 1998, Versatel’s shareholders approved the 1998 Stock Option Plan. The 1998 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence at the date of the grant and will last five years. The option exercise price is determined in the particular grant of the option.

         As of the date of this prospectus, 5,000,000 options to purchase 5,000,000 ordinary shares have been granted under the 1998 Plan. As of the date of this prospectus, 4,260,266 options granted under the 1998 Plan had been exercised for a total of 4,260,266 shares. A further 709,834 options are still outstanding under the 1998 Plan. The remaining options that were previously granted under this stock option plan have subsequently been cancelled, in most cases upon the termination of the employment of the recipient of the options.

1999 Stock Option Plan

         In January 1999, Versatel’s shareholders approved the 1999 Stock Option Plan. The 1999 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence at the date of the grant and will last five years. The option exercise price determined in the particular grant of the option.

         As of the date of this prospectus, 1,908,500 options to purchase 1,908,500 ordinary shares have been granted under the 1999 Plan. As of the date of this prospectus, 410,493 options granted under the 1999 Plan had been exercised for a total of 410,493 shares. A further 985,534 options are still outstanding under the 1999 Plan. The remaining options that were previously granted under this stock option plan have subsequently been cancelled, in most cases upon the termination of the employment of the recipient of the options.

2000 Stock Option Plan

         In December 1999, Versatel’s supervisory board approved the 2000 Stock Option Plan. The 2000 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence two years (except for an aggregate of 100,000 options which were immediately exercisable) after the date of the grant and will last five years. The option exercise price shall be determined by Versatel.

         As of the date of this prospectus, options to purchase 2,888,850 ordinary shares have been granted under the 2000 Plan. As of the date of this prospectus, 100,000 options granted under the 2000 Plan had been exercised for a total of 100,000 shares. A further 1,407,200 options are still outstanding under the 2000 Plan. The remaining options that were previously granted under this stock option plan have subsequently been cancelled, in most cases upon the termination of the employment of the recipient of the options.

2001 Stock Option Plan

         In May 2001, Versatel’s supervisory board approved the 2001 Stock Option Plan. The 2001 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence two years after the date of the grant and will last five years. The option exercise price shall be determined by Versatel.

         As of the date of this prospectus, options to purchase 1,253,600 ordinary shares have been granted under the 2001 Plan. We expect to grant up to an additional 846,400 options under the terms of the 2001 Plan. As of the date of this prospectus, none of the options granted under the 2001 Plan had been exercised.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

         As of September 30, 2001, 91,348,747 ordinary shares were issued and outstanding. On this date, none of the preference shares or the priority share were issued and outstanding. As of this date, 4,079,457 ADSs were issued and held by 19 record holders. The following table sets forth information regarding the beneficial ownership of the ordinary shares of Versatel as of September 30, 2001, by each beneficial owner of 5.0% or more of the ordinary shares. It also sets forth the beneficial ownership of ordinary shares that will be held by those beneficial owners after giving effect to the exchange offer, assuming that we issue 139.2 million ordinary shares in exchange for 90% in initial principal amount of each series of notes currently outstanding. All holders of ordinary shares are entitled to one vote per share. There are no cumulative voting rights.

		Percent of	Percent of Shares
	Number	Shares	Outstanding Adjusted
Name of Beneficial Owner	of Shares	Outstanding(1)	for Exchange Offer

NeSBIC Venture Fund C.V.(2)	12,357,521	13.5%	5.4%

Paribas Deelnemingen N.V.	5,934,992	6.5%	2.6%

(1)	Does not give effect to dilution from the exercise of warrants covering 708,502 ordinary shares issued in the first high yield offering and the second high yield offering that had not been exercised as of September 25, 2001 or to options outstanding to employees covering 4,369,368 ordinary shares (all as adjusted to give effect to the 2-for-1 stock split on April 13, 1999).

(2)	Includes 1,038,705 ordinary shares held by NeSBIC Converging Technology Europe Fund B.V., an affiliate of NeSBIC Venture Fund C.V.

Lock-up Arrangements

         At the time of our initial public offering, and pursuant to Euronext Amsterdam regulations then in effect, our shareholders and the members of our supervisory board and management board entered into lock-up agreements with ING Bank, our listing agent. Euronext Amsterdam regulations at that time prohibited any member of our supervisory board or management board, subject to the exceptions described below, from disposing, after the date of the initial public offering on July 23, 1999, of any ordinary shares acquired by such member before the date of the initial public offering. In addition, under such Euronext Amsterdam regulations, any holder of 5% or more of our outstanding share capital before the date of the initial public offering could not, for three years after the date of the initial public offering, sell (collectively with all other holders of 5% or more of our outstanding share capital acquired before the date of the initial public offering) in the aggregate more than 25% of the number of our ordinary shares outstanding before the date of the initial public offering. If we report a profit, this lock-up requirement also allowed such shareholders to dispose collectively of a maximum up to (i) 50% of the shares issued and outstanding before the date of the initial public offering if a profit was made for one year or (ii) 75% of the shares issued and outstanding before the date of the initial public offering if a profit was made for two years.

         Under Euronext Amsterdam regulations at the time of our initial public offering, holders of 5% or more of our outstanding share capital could dispose of their remaining interest if such disposition (i) is completed through a public secondary offering involving a due diligence investigation and the issuance of a prospectus, (ii) complies with the listing rules of Euronext Amsterdam and (iii) occurs at least one year after the date of the initial public offering. In addition, the lock-up arrangements do not prohibit any member of our supervisory board or management board from disposing of any ordinary shares acquired after the date of the initial public offering pursuant to the exercise of options which were granted under our stock option plans prior to the initial public offering.

         In November 2000, however, Euronext Amsterdam adopted new lock-up regulations which provide a substantial relaxation of the old regime. Under the new rules, the lock-up for shareholders and members of the supervisory board and management board expires one year after the date of the initial public offering. These new Euronext Amsterdam regulations may provide relief for our shareholders and members of our supervisory board and management board with respect to their existing lock-up arrangements.

Obligations of Shareholders to Disclose Holdings

         The 1996 Act on Disclosure of Holdings in Listed Companies applicable in The Netherlands (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) provides that any person who, directly or indirectly, acquires or disposes of an interest in the capital and/or the voting rights of a public limited liability company incorporated under Dutch law with an official listing on a stock exchange within the European Economic Area must give written notice of such acquisition or disposal, if as a result of such acquisition or disposal the percentage of capital interest or voting rights held by such person falls within another percentage range as compared to the percentage range held by such person prior to such acquisition or disposal. The percentage ranges referred to in the Disclosure of Holdings Act are 0% to 5%; 5% to 10%; 10% to 25%; 25% to 50%; 50% to 66 2/3%; and over 66 2/3%.

         Non-compliance with the obligations to the Disclosure of Holdings Act is an economic offense and can lead to criminal prosecution. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies in accordance with the Disclosure of Holdings Act. The company or one or more holders of shares who alone or together with others represent at least 5% of the issued share capital can institute a claim requiring that these measures be imposed. The measures that the civil court may impose include:

•	a court order requiring the person violating the Disclosure of Holdings Act to make disclosure in accordance with the Act;

•	suspension of voting rights in respect of such person’s shares for a period of up to three years as determined by the court;

•	nullification of a resolution adopted by the company’s general meeting of shareholders, if it determined that the resolution would not have been adopted but for the exercise of the voting rights of the person who is obliged to notify, or suspension of a resolution until such time as the company’s general meeting of shareholders has had an opportunity to make such a determination; and

•	an order to the person violating the Disclosure of Holdings Act to refrain, during a period of up to five years, as determined by the court, from acquiring shares in the capital of the company and/or voting rights.

         The Dutch Act on the Supervision of the Securities Trade(Wet Toezicht Effectenverkeer 1995) contains provisions regarding insider trading and provides, among other things, for an additional notification duty for shareholders holding (directly or indirectly) a capital interest of more than 25% in a listed company. Such shareholders are obliged to notify the Securities Board of The Netherlands of any and all transactions that they carry out or cause to be carried out in securities issued by the company in which they would hold an interest of over 25%. If a shareholder holding in excess of 25% of the shares is a legal entity and not an individual, the obligation is extended to the managing directors and supervisory directors of the legal entity.

         Furthermore, the Securities Board of The Netherlands has authority to impose administrative penalties (bestuurlijke boetes en dwangsommen) in the event of a violation of the Disclosure of Holdings Act and of the insider trading rules. Violation of insider trading rules can also lead to criminal sanctions.

Related Party Transactions

Transactions with Directors and Officers

         Versatel has loaned €266,000 to Mr. Aad Beekhuis, one of its executive officers, in connection with stock options granted to Mr. Beekhuis. As of the date of this prospectus, no other loans were outstanding from Versatel to any of its directors or executive officers.

         Versatel has entered into a consultancy agreement with Jacmel Ltd., a company controlled by Mr. Jörg Mohaupt, a member of the supervisory board, for consultancy services relating to Versatel’s financial restructuring. Under the agreement Jacmel will be paid €27,500 per month for a three month period. In addition, a success fee of between €250,000 and €500,000 will be paid upon successful completion of Versatel’s financial restructuring.

Dealer Managers

         Affiliates of the dealer managers currently hold a limited amount of our securities.

DESCRIPTION OF CAPITAL STOCK

         Versatel was incorporated under the law of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as besloten vennootschap met beperkte aansprakelijkheid or a B.V. Versatel converted its legal structure from a B.V. to a public company with limited liability, referred to as naamloze vennootschap or an N.V., on October 15, 1998. Versatel has its corporate seat in Amsterdam, The Netherlands. Versatel is registered under number 33272606 at the Commercial Register in Amsterdam, The Netherlands.

         Set forth below is a summary of the relevant provisions of the articles of association of Versatel and of relevant provisions of Netherlands law. Our articles of association were last amended on December 22, 1999. The following summary of certain provisions of our articles of association is qualified in its entirety by the articles of association which are incorporated by reference in this prospectus.

Corporate Object

         Article 3 of our articles of association provides that Versatel has as its corporate object:

•	to provide telecommunication services;

•	to incorporate, to participate in, to manage and to be financially involved in any other way in other companies and enterprises;

•	to provide administrative, technical, financial, economic and management services to other companies, persons and enterprises;

•	to acquire, to dispose of, to manage and to exploit movable and immovable properties and other properties, including but not limited to patents, trade marks, licenses, permits and other industrial ownership rights; and

•	to borrow or to lend money, to grant security-rights, to warrant performances by third parties or to undertake joint and several liability for third parties.

         All such acts as mentioned above, whether or not performed in co-operation with third parties and including the performance and promotion of all such acts connected therewith, whether directly or indirectly, and all in the widest sense of the word.

Share Capital

         The authorized share capital of Versatel is NLG 18.5 million (€8.4 million), consisting of 175 million ordinary shares with a par value of NLG 0.05 each, 20 million preference shares A with a par value of NLG 0.05 each, 175 million preference shares B with a par value of NLG 0.05 each and one priority share with a par value of NLG 0.05. Upon approval by the general meeting of shareholders at a meeting to be held prior to the completion of the exchange offer, the authorized share capital will be increased. The authorized capital of Versatel may further be increased by a shareholders’ resolution and subsequent amendment of the articles of association. The issued capital must at all times at least equal 20% of the authorized capital.

Ordinary Shares

         Holders of ordinary shares are entitled to one vote per share. There are no cumulative voting rights. Holders of ordinary shares have pre-emptive rights with respect to an issue of ordinary shares in proportion to the total par value of their individual shareholdings. Each ordinary share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of Versatel and, in each case, following distributions on preference shares A, preference shares B and the priority share, if issued.

         Ordinary shares may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The ordinary shares may, at the option of the shareholder, be in registered form or bearer form. The ordinary shares shall, however, be made out to bearer unless the shareholder indicates in writing to Versatel that it wishes to receive an ordinary share in registered form. Only ordinary shares in bearer form are eligible for trading on Euronext Amsterdam.

         On May 14, 2001 and for a period of two years, the shareholders approved that the board of management, under prior approval of the supervisory board, will be entitled to issue, and grant rights to subscribe for, ordinary shares, preference shares A and B as well as the priority share, up to the amount of the authorized capital, as well as to restrict or exclude the pre-emptive rights of shareholders.

         Ordinary Bearer Shares. Ordinary shares in bearer form are represented by a single global share certificate which may not be exchanged for single or other multiple physical securities, and which Versatel have lodged with NECIGEF for safe-keeping on behalf of the parties entitled to the underlying ordinary shares. The ordinary shares may only be transferred through the book-entry system maintained by NECIGEF and in accordance with the articles of association of Versatel.

         Ordinary Registered Shares. Holders of ordinary shares in registered form are entered in the register of shareholders, which is updated regularly. No share certificates are issued, however each shareholder may request Versatel to issue an extract from the shareholders’ register with respect to its right to one or more registered shares. Versatel is required to do this free of charge. A holder of an ordinary share in registered form may at all times have such shares made out to bearer as further described in the articles of association.

         As of September 30, 2001, 91,348,747 shares are issued and outstanding. Upon completion of this exchange offer and assuming that 90% of initial principal amount of each series of notes currently outstanding is exchanged for an aggregate of 139.2 million ordinary shares, 230.6 million ordinary shares will be issued and outstanding.

Preference Shares A

         Holders of preference shares A will be entitled to one vote per share. There are no cumulative voting rights. Preference shares A have no pre-emptive rights. Preference shares A are entitled to an annual dividend to be set by the corporate body authorized to issue the preference shares A.

         Preference shares A may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The preference shares A will be in registered form and share certificates will not be issued.

         As of the date of this prospectus, no preference shares A are issued or outstanding.

Preference Shares B

         Holders of preference shares B will be entitled to one vote per share. There are no cumulative voting rights. Preference shares B have no pre-emptive rights. Preference shares B are entitled to a cumulative annual dividend calculated on the basis of a fixed interest rate, as may be issued by the European Central Bank from time to time, on the paid up portion of the nominal value of the preference shares B, to the extent of the distributable profits, prior to any dividend distribution on any of our other shares being made.

         Preference shares B may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. Notwithstanding such delegation, an issue of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. The preference shares B will be in registered form and share certificates will not be issued.

         As of the date of this prospectus, no preference shares B are issued or outstanding.

Priority Share

         The holder of the priority share will be entitled to one vote. There are no cumulative voting rights. However the priority share will have certain special voting rights as described below. The priority share has no pre-emptive rights. The priority share is entitled to a nominal annual dividend of 20% of its nominal value, to the extent of distributable profits.

         The priority share may be issued pursuant to a resolution passed at a general meeting of the shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The priority share will be in registered form and share certificates will not be issued.

         As of the date of this prospectus, the priority share is not issued or outstanding.

         Holders of fully paid-up shares are not subject to or liable for any further capital calls by Versatel.

Reduction of Share Capital

         The general meeting of shareholders may pass a resolution for the reduction of our issued capital by (a) redeeming shares or (b) reducing the par value of the outstanding shares by amendment of the articles of association. Our issued and paid-in capital may not be reduced below the minimum capital prescribed by law at the time of the resolution. A resolution for the reduction of capital relating to preference shares A and/or B may only be passed with the prior or simultaneous approval of the meeting of said preference shares A and/or B. A resolution for the reduction of capital will require a majority of at least two-thirds of the votes cast, in case less than 50% of the issued and outstanding capital is represented at the general meeting.

Changes in the Rights of Shareholders

         The rights of shareholders may be changed by amendment of the articles of association. A resolution for an amendment of a provision in the articles of association whereby holders of preference shares have been granted any right or an amendment whereby any such right will be prejudiced, will only be valid upon approval of the holders of said shares.

Limitations on the Right to Own Shares

         Neither our articles of association nor Netherlands law impose any limitations on the rights of non-residents of The Netherlands to own shares in Versatel nor do they impose any limitation on the exercise of voting rights on such shares.

Warrants

         As of September 30, 2001, there were 53,135 outstanding warrants to purchase 708,502 ordinary shares at an exercise price of NLG 2.55 per share. All such warrants became exercisable upon the completion of our initial public offering.

Dividends

         The profits of Versatel are at the disposal of the shareholders at a general meeting. Dividends shall be paid after the adoption of the annual accounts of Versatel. We may only pay dividends up to the distributable part of our equity. Under Netherlands law, the sum of the called and paid-up capital and certain statutory reserves is not distributable. Subject to the same limitation, the general meeting of shareholders may resolve to pay dividends out of a reserve not required by Netherlands law. Each ordinary share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of Versatel. Preference shares A are entitled to an annual dividend, to be set by the corporate body authorized to issue such preference shares A, at the occasion of their first issuance. Preference shares B will be paid a cumulative annual dividend calculated on the basis of a fixed interest rate on the paid up portion of their nominal value, to the extent of distributable profits. The priority share will be entitled to a nominal annual dividend of 20% of the nominal value, to the extent of distributable profits.

         Any dividend not claimed within a period of five years after the date on which it became payable will accrue to the company.

Board

         For a description of the role of our management board and supervisory board in the management of our company, please see “Management”.

         According to our articles of association, in case of a conflict of interest between an individual member of the management board and Versatel, prior approval of the supervisory board is required before the management board can adopt the resolution in question.

         The supervisory board determines the compensation of individual members of the management board. The compensation of individual members of our supervisory board is determined by the general meeting of shareholders.

         A member of the supervisory board is required to resign from office at the end of the general meeting of shareholders during which our annual accounts are considered in the year in which he reaches the age of 72.

         Members of our management board and supervisory board are not required to own any of our shares to serve on the management board or supervisory board.

Annual Accounts

         Within five months after the end of our financial year, the board of managing directors is required to prepare the annual accounts. This period may be extended by the general meeting of shareholders for a period of six months on the basis of special circumstances. The annual accounts accompanied by an annual report must be submitted to the board of supervisory directors for signing and must thereafter be adopted by the general meeting of shareholders. The annual accounts and the annual report will be available to the shareholders and holders of depositary receipts of shares at the office of Versatel as from the date of its preparation by the board of managing directors. See “Where You Can Find More Information”.

General Meeting of Shareholders

         The annual general meeting of shareholders will be held within six months after the end of the financial year. Extraordinary general meetings of shareholders may be convoked when the management board or supervisory board deems such necessary. In addition, extraordinary meetings of shareholders will also be convoked if holders representing at least 10% of our outstanding capital so request in writing to the management board and/or supervisory board. Such request should specify the topics to be discussed.

         The management board or supervisory board will send a convening notice for a general meeting of shareholders at least 15 days prior to the day of the meeting. The notice will be published in a newspaper with nationwide distribution in The Netherlands as well as in such foreign newspapers as designated by the management board. The notice will state the topics to be discussed or will state where the agenda can be obtained. It will also state the locations where and the date on which shareholders can deposit documentary evidence of their shareholdings against a receipt which may serve as an admission ticket to the meeting. At the general meeting every share will carry the right to cast one vote.

         Resolutions are adopted at general meetings of shareholders by a majority of the votes cast (except where a different proportion of votes is required by our articles of association, or Dutch law), and there are generally no quorum requirements applicable to such meetings.

Amendments to the Articles of Association

         The general meeting of shareholders may pass a resolution to amend the articles of association or to dissolve Versatel. If the priority share is outstanding, a resolution as set forth in the previous sentence may only be adopted upon the proposal of the holder of the priority share.

Dissolution

         In the event of a dissolution of Versatel, the assets of Versatel, after payment of all outstanding debts, will be distributed as follows. First, the holders of preference shares A and B and the priority share will be paid the paid-in capital on such shares, plus any unpaid dividends for the current financial year as well as any unpaid dividends for preceding financial years in respect of preference shares B. The balance then remaining will be distributed to the holders of ordinary shares.

Anti-Takeover Provisions

         The issuance of preference shares and priority shares may have an anti-takeover effect and delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder’s best interests, including attempts that might result in a premium over the market price to be paid for the ordinary shares.

         Preference Shares. Our management board has obtained from the shareholders at a general meeting, the authority to issue, or grant rights to subscribe for, preference shares subject only to the prior approval of the supervisory board, until May 14, 2003. As a result, our management board has granted a call option on preference shares B, which will not exceed 100% of all our other outstanding shares, to an independent foundation, Stichting Continuïteit Versatel Telecom International, established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The minimum amount required to be paid on the preference shares upon issuance is 25% of the nominal amount issued.

         Notwithstanding any delegation by the shareholders at a general meeting of the power to authorize the issuance of any preference shares, a proposed issuance of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. In all instances where preference shares are issued without direct shareholder approval, the management board must explain the reason for the issuance within four weeks at a general meeting of shareholders. Within two years after the first issuance of preference shares, a general meeting of shareholders must be held to vote on whether the preference shares should be repurchased or canceled.

         Priority share. Our management board has obtained from the shareholders at a general meeting, the authority to issue, or grant a right to subscribe for, the priority share, subject only to the prior approval of the supervisory board, until May 14, 2003. As a result, our management board has granted a call option on the priority share to an independent foundation, Stichting Prioriteit Versatel Telecom International, established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The priority share can only be transferred with the approval of the management board and the supervisory board. The priority share carries the following special voting rights:

•	the right to nominate members for appointment to the management board and supervisory board, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital, and

•	the exclusive right to propose amendments to our articles of association, our merger or de-merger transactions or our dissolution.

TAXATION

United States Taxation

         The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders (as defined below) who tender their notes pursuant to the offer and of the ownership and disposition of the notes by non-tendering U.S. holders. This summary deals only with notes held as capital assets (generally, property held for investment). This summary is based on Dutch and U.S. tax laws, as applicable, the United States-Netherlands Income Tax Treaty currently in force, and U.S. Internal Revenue Service practice, including the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, rulings, judicial decisions and administrative pronouncements, all as in effect on the date of this offer, and all of which are subject to change or changes in interpretation, possibly on a retroactive basis.

         This summary is intended for general information only and, as such, does not address all of the tax considerations that may be relevant to the personal circumstances of an investor in notes (including, for example, the potential application of the alternative minimum tax). Moreover, it does not apply to investors that may be subject to special tax treatment, including U.S. expatriates, insurance companies, tax-exempt organizations, financial institutions, securities broker-dealers, persons holding notes as part of a straddle, hedging transaction or conversion transaction, persons owning (directly, indirectly or by attribution) 10% or more of the outstanding share capital of Versatel, and persons having a functional currency other than the U.S. dollar. Such holders may be subject to U.S. federal income tax consequences different from those set forth below. If a partnership holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If a U.S. holder is a partner in a partnership that holds notes, the holder is urged to consult his own tax advisor regarding the specific tax consequences of the offer.

         As used herein, a U.S. holder is a beneficial owner of notes that is, for U.S. federal income tax purposes, a citizen or individual resident of the United States; a corporation or certain other entities created or organized in or under the laws of the United States or of any state thereof; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust. In addition, this discussion applies to a U.S. holder who is eligible for benefits under the United States–Netherlands Income Tax Treaty. Each U.S. holder is urged to consult his own tax advisor concerning whether the U.S. holder is eligible for benefits under the United States-Netherlands Income Tax Treaty.

         U.S. holders are advised to consult their own tax advisors concerning the specific Dutch and U.S. federal, state and local tax consequences of the offer and of the ownership and disposition of the notes and ordinary shares in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

The Offer

Exchange of Notes

         It is anticipated that the exchange (except possibly with respect to the “euro OID notes”, as defined below) will be treated as a “recapitalization” for U.S. federal income tax purposes. As a consequence, a U.S. holder of senior U.S. dollar notes (“dollar notes” and “dollar OID notes”, as defined below) realizing gain on the exchange generally will recognize such gain only to the extent of the amount of cash received in the exchange, and will not be entitled to recognize any loss on the exchange of dollar notes or dollar OID notes for cash and shares.

         A U.S. holder of senior euro notes (“euro notes” and “euro OID notes”, as defined below) will be subject to special rules regarding gain or loss on foreign currency transactions. As a consequence, such U.S. holder will be required to recognize any foreign currency gain or loss on the exchange, notwithstanding “recapitalization” treatment.

         A U.S. holder that receives ordinary shares in exchange for notes pursuant to the offer generally will have a tax basis in the shares equal to the U.S. holder’s tax basis in the notes exchanged, decreased by the amount of cash received pursuant to the offer and the amount of loss recognized on the exchange, if any, and increased by the amount of gain recognized on the exchange.

Senior U.S. Dollar Notes (without OID)

         A U.S. holder’s tax basis in a senior U.S. dollar note without original issue discount (a “dollar note”) generally will be the purchase price of the dollar note, increased by any market discount (as defined below) previously included in the holder’s income, and decreased by any bond premium previously amortized and any principal payments previously received.

Exchange of Dollar Notes

         Upon the exchange of a dollar note pursuant to the offer, a U.S. holder generally will realize capital gain equal to the sum of the excess of the amount of cash and the fair market value of the ordinary shares received in the exchange (except to the extent such amount is attributable to accrued unpaid interest and, unless nonrecognition treatment prevents its recognition, accrued market discount not previously included in income, which will be taxable as ordinary income in accordance with the holder’s method of tax accounting) over the holder’s tax basis in the note, and will recognize such gain only to the extent of the amount of cash received in the exchange. A U.S. holder will not be entitled to recognize any loss realized on the exchange. Such gain generally will be treated as U.S. source gain, and will be treated as long-term capital gain if the dollar note has been held for more than one year at the time of the exchange. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates.

Market Discount

         If a U.S. holder purchases a dollar note for an amount that is less than the “stated redemption price at maturity” of such dollar note, the amount of the difference will be treated as “market discount” for U.S. federal income purposes, unless the difference is less than a specified de minimis amount. The “stated redemption price at maturity” of a dollar note generally will equal the sum of all payments provided by the dollar note other than interest payments. A U.S. holder will be required to treat any principal payment on, or any gain on the sale, retirement or other disposition of a dollar note (including any gain recognized on the exchange of dollar notes pursuant to the offer) as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. If a U.S. holder makes a gift of a dollar note, accrued market discount, if any, will be recognized as if the U.S. holder has sold such dollar note for a price equal to its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the dollar note or, in certain circumstances, the earlier disposition of the dollar note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the dollar note. Under regulations that are to be issued, gain attributable to accrued market discount would not be recognized in connection with certain nonrecognition transactions, including a recapitalization. Instead, accrued market discount would be carried forward and recognized in connection with a future taxable transaction. To date, specific regulations implementing this Internal Revenue Code rule have not been issued. U.S. holders of notes with market discount are urged to consult their own tax advisors with respect to the possible application of these rules in the context of the offer.

         Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the dollar note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder of a dollar note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Bond Premium

         A U.S. holder who purchases a dollar note for an amount greater than the principal amount payable at its maturity will be considered to have purchased the note with “bond premium” equal to the excess, and may elect (in accordance with applicable Internal Revenue Code provisions) to amortize the bond premium on a constant yield method over the remaining term of the dollar note. If no election to amortize bond premium on a dollar note is made, the bond premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the dollar note.

Senior U.S. Dollar OID Notes

         A U.S. holder’s tax basis in a senior U.S. dollar note with original issue discount (a “dollar OID note”) generally will be the purchase price of the dollar OID note, increased by any original issue discount (“OID”) (as defined below) previously included in the holder’s gross income and any market discount (as defined below) previously included in the holder’s income, and reduced by any acquisition premium (as defined below) previously amortized and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below).

Exchange of Dollar OID Notes

         Upon the exchange of a dollar OID note pursuant to the offer, a U.S. holder generally will realize capital gain equal to the excess of the sum of the amount of cash and the fair market value of the ordinary shares received in the exchange (except to the extent such amount is attributable to OID, accrued unpaid interest and, unless nonrecognition treatment prevents its recognition, accrued market discount not previously included in income, which will be taxable as ordinary income) over the holder’s tax basis in the note, and will recognize such gain only to the extent of the amount of cash received in the exchange. A U.S. holder will not be entitled to recognize any loss realized on the exchange. Such gain generally will be treated as U.S. source gain, and will be treated as long-term capital gain if the dollar OID note has been held for more than one year at the time of the exchange. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates.

Original Issue Discount

         The dollar OID notes were issued with OID and the following summary is based on the provisions of the Internal Revenue Code and on certain Treasury regulations relating to OID (the “OID regulations”). Regardless of their method of tax accounting, U.S. holders will be required to include in income an amount equal to the sum of the “daily portions” of OID attributable to each day during the taxable year in which the U.S. holder holds the dollar OID note for U.S. federal income purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

         The daily portions of OID required to be included in a U.S. holder’s gross income in a taxable year will be determined on a constant yield basis by allocating to each day a pro rata portion of the OID on such dollar OID note that is attributable to the “accrual period” in which such day is included.

Accrual periods with respect to a dollar OID note may be of any length selected by the U.S. holder and may vary in length over the term of the dollar OID note as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the dollar OID note occurs on either the first day or final day of an accrual period.

         The amount of OID attributable to each accrual period will be the difference between (1) the product of the “adjusted issue price” of the dollar OID note at the beginning of such accrual period and the “yield to maturity” of the dollar OID note (stated in a manner appropriately taking into account the length of the accrual period), and (2) “qualified stated interest” allocable to the accrual period. The “yield to maturity” is the discount rate that, when used in computing the present value of all payments to be made under the dollar OID note, produces an amount equal to the issue price of the dollar OID note. The adjusted issue price of a note at the beginning of an accrual period is equal to the issue price of the note, increased by any dollar OID accrued during prior accrual periods determined without regard to any reduction in income resulting from acquisition premium and decreased by any cash payment (other than qualified stated interest) received with respect to the dollar OID note on or before the first day of the accrual period. “Qualified stated interest” is defined as stated interest that is unconditionally payable in cash or property (other than in a debt instrument of the issuer) at least annually at a single fixed rate. Accordingly, a U.S. holder of a dollar OID note will be required to include OID thereon in gross income for U.S. federal income tax purposes in advance of the receipt of cash in respect of such income. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of OID allocable to the final accrual period at maturity of the note is the difference between (x) the amount payable at the maturity of the dollar OID note (other than qualified stated interest) and (y) the dollar OID note’s adjusted issue price as of the beginning of the final accrual period.

         OID earned by a U.S. holder will constitute foreign source income, and with certain exceptions, will be treated as “passive” income or “financial services” income, for purposes of computing the U.S. holder’s foreign tax credit allowable under U.S. federal income tax laws.

Market Discount

         If a U.S. holder purchases a dollar OID note for an amount that is less than the “revised issue price” at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income purposes, unless the difference is less than a specified de minimis amount. The “revised issue price” of a dollar OID note generally will equal the sum of its issue price and the total amount of OID includable in the gross income of all holders for periods before the acquisition of the debt obligation by the current holder (without regard to any reduction in OID income resulting from acquisition premium) and less any cash payments made in respect of the debt obligation (other than qualified stated interest). Under the OID regulations, a U.S. holder will be required to treat any principal payment on, or any gain on the sale, retirement or other disposition of a dollar OID note, including any gain recognized on the exchange of dollar OID notes pursuant to the offer, as ordinary income to the extent of the market discount that has not previously been included in income and is treated as having accrued on the note at the time of payment or disposition. If a U.S. holder makes a gift of a dollar OID note, accrued market discount, if any, will be recognized as if the U.S. holder has sold the dollar OID note for a price equal to its fair market value. In addition, the U.S. holder may be required to defer, until the maturity of the dollar OID note or, in certain circumstances, the earlier disposition of the dollar OID note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note. Under regulations that are to be issued, gain attributable to accrued market discount would not be recognized in connection with certain nonrecognition transactions, including a recapitalization. Instead, accrued market discount would be carried forward and recognized in connection with a future taxable transaction. To date, specific regulations implementing this Internal Revenue Code rule have not been issued. U.S. holders of notes with market discount are urged to consult their own tax advisors with respect to the possible application of these rules in the context of the offer.

         Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the dollar OID note, unless the U.S. holder elects to accrue market discount on a constant interest method. A U.S. holder of a dollar OID note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

Acquisition Premium

         A U.S. holder who purchases a dollar OID note for an amount that is greater than the adjusted issue price of the dollar OID note, but that is less than or equal to the sum of all amounts payable on the dollar OID note after the purchase date (other than payments of qualified stated interest), will be considered to have purchased the note at an “acquisition premium.” Under the acquisition premium rules of the Internal Revenue Code and the OID regulations, the amount of OID that the U.S. holder must include in its gross income with respect to the dollar OID note for any taxable year will be reduced for each accrual period by an amount equal to the product of (1) the amount of OID otherwise includable for the period and (2) a fraction, the numerator of which is the acquisition premium and the denominator of which is the OID remaining from the date the note was purchased to its maturity date.

Senior Euro Notes (without OID)

         A U.S. holder’s adjusted tax basis in a senior euro note without OID, (a “euro note”), generally will equal the U.S. dollar value of the foreign currency amount paid for the note determined on the date of purchase increased by any market discount previously included in the U.S. holder’s gross income, and decreased by any bond premium previously amortized and any principal payments previously received. Because the euro notes are traded on an established securities market, a cash basis U.S. holder (or an accrual-basis U.S. holder that makes a special election) will determine the U.S. dollar value of the cost of a euro note by translating the amount of the foreign currency paid for the euro note at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of the foreign currency to purchase a euro note generally will not result in taxable gain or loss for a U.S. holder.

Exchange of Euro Notes

         Upon the exchange of a euro note pursuant to the offer, a U.S. holder generally will realize gain or loss in an amount equal to the excess of the sum of the amount of cash and the fair market value of the ordinary shares received in the exchange (other than amounts attributable to accrued and unpaid interest and, unless nonrecognition treatment prevents its recognition, accrued market discount not previously included in income, which will be taxable as ordinary income in accordance with the U.S. holder’s method of tax accounting) over the U.S. holder’s adjusted tax basis in the euro note. A U.S. holder will (except as discussed below with regard to foreign currency gain or loss) recognize such gain only to the extent of the amount of cash received and will not (except as discussed below with regard to foreign currency gain or loss) be entitled to recognize any loss on the exchange. Because the notes are traded on an established securities market, a cash basis taxpayer (and if it elects, an accrual basis taxpayer) will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the settlement date of the sale. If an accrual method taxpayer makes such an election, the election must be applied consistently to all debt instruments from year to year and may not be changed without the consent of the Internal Revenue Service. A non-electing accrual basis taxpayer will determine the U.S. dollar value of the amount on the date of disposition.

         A U.S. holder generally will recognize foreign currency gain or loss on the principal amount of the euro note to which prior receipts of payments have not been attributed equal to the difference between (i) the U.S. dollar value of the holder’s purchase price for the euro note at the spot rate on the date of sale and (ii) the U.S. dollar value of the holder’s purchase price for the euro note at the spot rate on the date the holder acquired the euro note. This foreign currency gain or loss will be taxable as U.S. source ordinary income or loss, and will be recognized regardless of otherwise applicable nonrecognition provisions in respect of the exchange (such as the provisions relating to recapitalizations in general), but only to the extent of the total gain or loss realized on the exchange. Foreign currency gain or loss generally is not treated as interest income or expense.

         Except as discussed above with respect to foreign currency gain or loss, gain recognized upon the exchange of a euro note by a U.S. holder will be U.S. source capital gain, and generally will be treated as long-term capital gain if the euro note has been held for more than one year at the time of the sale. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates.

Payments of Interest

         Interest on the euro notes will be includable in a U.S. holder’s income at the time the interest is received or accrued, depending on the U.S. holder’s method of tax accounting. Interest paid on the euro notes will be foreign source income, and with certain exceptions, will be treated as “passive” income or “financial services” income, for purposes of computing the U.S. holder’s foreign tax credit allowable under U.S. federal income tax laws.

         A U.S. holder that uses the cash method of accounting for tax purposes will realize interest income equal to the U.S. dollar value of the interest payment, based on the exchange rate on the date of receipt, regardless of whether the payment in fact is converted into U.S. dollars.

         A U.S. holder that uses the accrual method of accounting for tax purposes, or who otherwise is required to accrue interest prior to receipt, will accrue interest income on the euro notes in euros and translate that amount into U.S. dollars at the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the U.S. holder’s taxable year). Alternatively, an accrual basis holder may make an election (which must be applied consistently to all debt instruments from year to year and may not be revoked without the consent of the Internal Revenue Service) to translate accrued interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year in the case of a partial accrual), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest. This foreign currency gain or loss will be treated as ordinary income or loss, and generally will not be treated as an adjustment to interest income or expense.

Market Discount

         In the case of a euro note with market discount, market discount will be determined in euros and taxable as ordinary income in accordance with the general market discount rules discussed above under the heading “Senior U.S. Dollar Notes (without OID) — Market Discount”. Accrued market discount (other than in the case of a holder that has elected to include market discount in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro note will be translated into U.S. dollars at the spot rate on the date of the payment or disposition. No part of the accrued market discount will be treated as foreign currency gain or loss.

         In the case of a U.S. holder that has elected to include market discount in current income for any accrual period, the accrued market discount will be translated into U.S. dollars at the average exchange rate in effect during each interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate (or other rate elected by the U.S. holder) for the partial period within the taxable year. Foreign currency gain or loss with respect to the accrued market discount will be determined upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro note in accordance with the rules discussed above relating to accrued income (see “Payments of Interest”). Under regulations that are to be issued, gain attributable to accrued market discount would not be recognized in connection with certain non-recognition transactions, including a recapitalization. Instead, accrued market discount would be carried forward and recognized in connection with a future taxable transaction. To date, specific regulations implementing this Internal Revenue Code rule have not been issued. U.S. holders of notes with market discount are urged to consult their own tax advisors with respect to the possible application of these rules in the context of the offer.

Bond Premium

         In the case of a euro note acquired with bond premium, the premium will be determined in euros and will reduce interest income in euros. A U.S. holder who elects to amortize bond premium will recognize exchange gain or loss equal to the difference between the U.S. dollar value of the bond premium with respect to a given period, determined on the date the interest attributable to the period is received, and the U.S. dollar value of the bond premium amortized during the period, determined on the date of the acquisition of the euro note. In the case of a U.S. Holder that does not elect to amortize bond premium, the bond premium will be taken into account in computing overall gain or loss on the note in connection with its sale, retirement or other disposition.

Senior Euro OID Notes

         A U.S. holder’s adjusted tax basis in a euro-denominated note with OID (a “euro OID note”), generally will equal the U.S. dollar value of the foreign currency amount paid for the note determined on the date of purchase, increased by any OID previously included in the holder’s gross income and any market discount previously included in the holder’s gross income, and decreased by any acquisition premium previously amortized, any principal payments previously received and any payments of stated interest that are not payments of qualified stated interest. Because the euro OID notes are traded on an established securities market, a cash basis U.S. holder (or an accrual-basis U.S. holder that makes a special election) will determine the U.S. dollar value of the cost of a euro OID note by translating the amount of the foreign currency paid for the euro OID note at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of the foreign currency to purchase a euro OID note generally will not result in taxable gain or loss for a U.S. holder.

Exchange of Euro OID Notes

         Given the terms of the euro OID notes, it is likely that they do not qualify as “securities” and that their exchange for cash and ordinary shares pursuant to the offer does not constitute a “recapitalization” for U.S. federal income tax purposes. The following discussion assumes this to be the case. As a result, upon the exchange of a euro OID note pursuant to the offer, a U.S. holder generally will recognize gain or loss in an amount equal to the excess of the sum of the amount of cash and the fair market value of the ordinary shares received in the exchange (other than amounts attributable to accrued unpaid interest and OID, and accrued market discount not previously included in income, which will be taxable as ordinary income in accordance with the U.S. holder’s method of tax accounting) over the U.S. holder’s adjusted tax basis in the euro OID note. Because the notes are traded on an established securities market, a cash basis taxpayer (and if it elects, an accrual basis taxpayer) will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the settlement date of the sale. If an accrual method taxpayer makes such an election, the election must be applied consistently to all debt instruments from year to year and may not be changed without the consent of the Internal Revenue Service. A non-electing accrual basis taxpayer will determine the U.S. dollar value of the amount on the date of disposition.

         A U.S. holder generally will recognize foreign currency gain or loss on the principal amount of the euro OID note to which prior receipts of payments have not been attributed equal to the difference between (i) the U.S. dollar value of the holder’s purchase price of the euro OID note at the spot rate on the date of sale and (ii) the U.S. dollar value of the holder’s purchase price of the euro OID note at the spot rate on the date the U.S. holder acquired the euro OID note. This foreign currency exchange gain or loss will be taxable as U.S. source ordinary income or loss, and will be recognized only to the extent of the total gain or loss realized on the exchange. Foreign currency gain or loss generally is not treated as interest income or expense.

         A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. Holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.

         Except as discussed above with respect to any foreign currency gain or loss and with respect to any market discount (as discussed below), gain or loss recognized upon the exchange of a euro OID note by a U.S. holder will be U.S. source capital gain or loss, and generally will be treated as long-term capital gain or loss if the euro OID note has been held for more than one year at the time of the sale. If the U.S. holder is an individual, any long-term capital gain generally will be subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations. U.S. holders should consult their own tax advisors as to the possibility that the offer could be treated as a “recapitalization” for U.S. tax purposes, in which case the recognition of gain (other than foreign currency gain) generally would be limited to the amount of cash received in the offer and loss (other than foreign currency loss) would not be recognized.

Payments of Stated Interest and OID

         Interest on the euro OID notes will be includable in a U.S. holder’s income at the time the interest is received or accrued, depending on the U.S. holder’s method of tax accounting. In the case of stated interest paid in euros to a U.S. holder that uses the cash method of tax accounting, the amount includable in income by the holder will be the U.S. dollar value of that interest payment, based on the spot rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No foreign currency gain or loss will be recognized with respect to the receipt of the stated interest payment. A cash basis U.S. holder may recognize foreign currency gain or loss with respect to accrued OID as discussed below.

         In the case of stated interest paid in euros to a U.S. holder that uses the accrual method of tax accounting, and in the case of OID for all U.S. holders, the holders will be required to include in income the U.S. dollar value of the amount of interest or OID income accrued on a euro OID note during an accrual period. U.S. holders may determine the amount of the interest or OID income to be recognized in accordance with either of two methods. Under the first method, the amount of interest or OID income accrued will be based on the average exchange rate in effect during the interest or OID accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second method, the holders may elect to determine the amount of interest or OID income accrued on the basis of the spot rate in effect on the last day of the accrual period or, in the case of an accrual period than spans two taxable years, the spot rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date that the interest or accrued OID payment is actually received, an electing U.S. holder instead may translate that accrued interest or OID at the spot rate in effect on the day of actual receipt. Any election to use the second method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and will be irrevocable without the consent of the U.S. Internal Revenue Service.

         A U.S. holder utilizing either of the foregoing two methods will recognize ordinary income or loss with respect to accrued interest or OID income on the date of receipt of the interest or previously accrued OID payment (including a payment attributable to accrued but unpaid interest or OID upon the sale or retirement of a euro OID note). The amount of ordinary income or loss will equal the difference between the U.S. dollar value of the foreign currency payment received (determined at the spot rate in effect on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest or OID income that has accrued during that accrual period (as determined under the method utilized by the U.S. Holder).

         Interest and OID on the euro OID notes will be foreign source income, and, with certain exceptions, will be treated as “passive” income or “financial services” income, for purposes of computing a U.S. holder’s foreign tax credit allowable under U.S. federal income tax laws.

Market Discount

         In the case of a euro OID note, any market discount will be determined in euros and taxable as ordinary income in accordance with the general market discount rules discussed above under the heading “Senior U.S. Dollar OID Notes —Market Discount.” Accrued market discount (other than in the case of a holder that has elected to include market discount in current income) taken into account upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro OID note will be translated into U.S. dollars at the spot rate on the date of the payment or disposition. No part of the accrued market discount will be treated as foreign currency gain or loss.

         In the case of a U.S. holder that has elected to include market discount in current income for any accrual period, the accrued market discount will be translated into U.S. dollars at the average exchange rate in effect during each interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate (or other rate elected by the U.S. holder) for the partial period within the taxable year. Foreign currency gain or loss with respect to the accrued market discount will be determined upon the receipt of any partial principal payment or upon the sale, retirement or other disposition of the euro OID note in accordance with the rules discussed above relating to accrued interest income (see “Payments of Stated Interest and OID”).

Acquisition Premium

         In the case of a euro OID note acquired with acquisition premium, the amount of the premium will be determined in euros and will offset OID in euros in a manner similar to that described above under the heading “Senior U.S. Dollar OID Notes – Acquisition Premium.”

Shares

Distributions

         Except as otherwise noted in the passive foreign investment company (“PFIC”) discussion below, the gross amount of any distribution by Versatel of cash or property (including any amounts withheld in respect of Netherlands withholding tax, but not including certain distributions, if any, of shares distributed pro rata to all shareholders of Versatel) with respect to shares will be includible in income by a U.S. holder as a dividend and taxable as ordinary income when received by its holder, to the extent that distribution is paid out of the current or accumulated earnings and profits of Versatel as determined under U.S. federal income tax principles. Such a dividend will not be eligible for the dividends received deduction generally allowed to corporate U.S. holders. To the extent, if any, that the amount of any distribution by Versatel exceeds Versatel’s current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted tax basis in the ordinary shares and thereafter as capital gain. Consequently, distributions in excess of Versatel’s current and accumulated earnings and profits would not give rise to foreign source income and a U.S. holder would not be able to use the foreign tax credit arising from any Netherlands withholding tax imposed on such distribution unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax purposes.

         Distributions paid in Netherlands guilders or euros (including the amount of any Netherlands withholding tax thereon) will be included in the gross income of a U.S. holder in an amount equal to the U.S. dollar value of the Netherlands guilders or euros calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the Netherlands guilders or euros are converted into U.S. dollars. If the Netherlands guilders or euros are converted into U.S. dollars on the date of receipt, a U.S. holder generally should not be required to recognize foreign currency gain or loss in respect of the distribution. If the Netherlands guilders or euros received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Netherlands guilders or euros equal to their U.S. dollar value on the date of receipt. Any gain or loss on a subsequent conversion or other disposition of the Netherlands guilders or euros will be treated as ordinary income or loss.

         Dividends received by a U.S. holder with respect to shares will be treated as foreign source income, which may be relevant in calculating that holder’s foreign tax credit limitation. Subject to certain conditions and limitations, the U.S. dollar value of Netherlands tax withheld on dividends may be deducted from taxable income or credited against a U.S. holder’s U.S. federal income tax liability. However, with respect to any withholding tax that may be imposed by The Netherlands, because Netherlands tax law may not require Versatel to remit the full amount of such withholding tax to the Netherlands tax authorities, U.S. holders may be limited in their ability to deduct or credit such Netherlands withholding tax for U.S. federal income tax purposes. The limitation on foreign tax eligible for the United States foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Versatel generally will constitute “passive income” or, in the case of certain U.S. holders, “financial services income”. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of “qualified passive income” and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). The foreign tax credit rules are complex and holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances.

         A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on distributions received on shares, unless that income is effectively connected with the conduct by that non-U.S. holder of a trade or business in the United States.

Sale or Exchange of Shares

         Except as otherwise noted in the PFIC discussion below, a U.S. holder generally will recognize capital gain or loss on the sale or other disposition (including a redemption) of shares equal to the difference between the amount realized on that sale or other disposition and the U.S. holder’s adjusted tax basis in the shares. Such gain generally will be treated as U.S. source gain, and will be long-term capital gain if the shares have been held for more than one year. If the U.S. holder is an individual, any long-term capital gain generally will be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

         A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of shares unless that gain is effectively connected with the conduct by that non-U.S. holder of a trade or business in the United States.

Passive Foreign Investment Company Status

         In general, a foreign corporation will be classified as a PFIC with respect to a U.S. holder if, for any taxable year in which the U.S. holder held ordinary shares, either (i) at least 75% of its gross income for the taxable year consists of passive income or (ii) at least 50% of the average value of the corporation’s assets (determined as of the close of each quarter), in a taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived from the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. Because a determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, it cannot at present be determined with certainty whether Versatel will become a PFIC in the current taxable year or in future taxable years. This will depend on the sources of Versatel’s income and the relative values of Versatel’s passive assets such as cash and its non-passive assets, including goodwill. Furthermore, since the goodwill of a publicly-traded corporation such as Versatel is largely a function of the trading price of its shares, the valuation of that goodwill is subject to significant change throughout the year. Therefore, it is possible that Versatel may become a PFIC due to changes in the nature of its income or its assets, or as the result of a decrease in the trading price of its shares. In addition, the consummation of the offer and the resulting reduction of Versatel’s outstanding liabilities may significantly affect the relative values of Versatel’s passive and active assets for PFIC purposes, due to the specific mechanics of the PFIC calculation. Based upon the projections of its income and expected assets after completion of the exchange offer, including cash on hand and goodwill, Versatel expects that it will not be a PFIC for 2001. However, as noted above, there can be no certainty in this regard until the close of the 2001 taxable year. Versatel will notify holders of its shares within 90 days of the close of its taxable year in the event that it determines that it is a PFIC.

         If Versatel were to become a PFIC in any taxable year, a special tax regime would apply to both (a) any “excess distribution” by Versatel (generally, the U.S. holder’s ratable share of distributions in any year that are greater than 125% of the average annual distributions received by such U.S. holder in the three preceding years or its holding period, if shorter) and (b) any gain realized on the sale or other disposition (including a pledge) of the shares. Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax as if (a) the excess distribution or gain had been realized ratably over the U.S. holder’s holding period, (b) the amount deemed realized had been subject to tax in each year of that holding period at the highest applicable tax rate in effect for that year, and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years.

         In addition, certain classes of investors, such as regulated investment companies, may be subject to special rules and should consult their own tax advisors concerning the application of U.S. federal income tax rules governing PFICs in their particular circumstances.

         A U.S. holder of shares could elect, provided Versatel complies with certain reporting requirements, to have Versatel treated, with respect to that U.S. holder’s shares, as a “qualified electing fund” (“QEF”). If such an election is made in the first taxable year that a U.S. holder holds or is deemed to hold Versatel’s stock and for which Versatel is determined to be a PFIC, such electing U.S. holder would include annually in gross income (but only for each year that Versatel actually meets the PFIC income or asset test) its pro rata share of Versatel’s annual earnings and annual net capital gains (at ordinary and capital gain rates, respectively), whether or not such amounts are actually distributed to the U.S. holder. These amounts would be included in income by an electing U.S. holder for its taxable year in which or with which Versatel’s taxable year ends. A U.S. holder’s basis in the shares of a qualified electing fund would be increased to reflect the amount of the taxed but undistributed income. Distributions of income that had previously been taxed would result in a corresponding reduction of basis in the shares and would not be taxed again as a distribution to the U.S. holder.

         The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. Versatel will supply the PFIC annual information statement to all shareholders for each year, if any, in which it determines that it is a PFIC.

         To date, Versatel has not had positive net earnings for any taxable year. The consummation of the offer, however, would give rise to substantial “cancellation of indebtedness income” for purposes of calculating Versatel’s earnings for U.S. federal income tax and QEF purposes for 2001.

As a result, all holders of Versatel shares are strongly cautioned to consult their tax advisors regarding the consequences of making a QEF election with respect to Versatel shares that is effective if Versatel is a PFIC for 2001, and any existing holders of Versatel shares with such an election in place should consult their tax advisors as to the potential consequences to them of the consummation of the exchange offer.

         Under certain circumstances, a U.S. holder may also obtain treatment similar to that afforded a qualified electing fund by making a QEF election in a year subsequent to the first year that a corporation qualifies as a PFIC and making an election to treat such holder’s interest in the corporation as subject to a deemed sale in such subsequent year, recognizing gain but not loss on such deemed sale in accordance with the general PFIC rules (including the interest change provisions) described above and thereafter treating such interest in the corporation as an interest in a qualified electing fund. This could permit a U.S. holder to avoid the potential adverse consequences of a QEF election in 2001 if Versatel were a PFIC for that year and were to recognize substantial net earnings in the form of cancellation of indebtedness income as a result of the exchange offer. U.S. holders are urged to consult their tax advisors regarding the advisability and consequences of making such an election.

         As an alternative to the qualified electing fund election, a so-called mark-to-market election may be made by a U.S. person who owns marketable stock in a passive foreign investment company at the close of such person’s taxable year, in which case such person would generally be required to include as ordinary income or, to the extent described in the next sentence, be allowed an ordinary loss deduction in an amount equal to the difference between the fair market value of such stock as of the close of such taxable year or the amount realized from a sale or other disposition and its adjusted basis, and certain additional rules would apply. An ordinary loss deduction will be allowed only to the extent that ordinary income was previously included under the mark-to-market election and was not substantially offset by ordinary loss deductions. The mark-to-market election is made with respect to marketable stock in a passive foreign investment company on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. The shares will be treated as marketable stock for these purposes provided that the shares continue to be traded on the Euronext Amsterdam or NASDAQ exchanges. U.S. holders are urged to consult their tax advisors regarding the consequences and advisability of making such an election.

         A U.S. holder that has not made a QEF or mark-to-market election (as described above) may elect to make a “purging” election pursuant to which the holder is treated as having sold his shares in the foreign corporation (subject to the interest charge regime described above) on the last day of the taxable year in which the corporation qualified as a PFIC. U.S. holders of shares are urged to consult their tax advisors regarding the consequences and advisability of making such an election.

         A shareholder in a PFIC who is a U.S. person is required to file a completed Form 8621 in each year that he owns shares in the PFIC, both with such shareholder’s tax return and with the Internal Revenue Center in Philadelphia.

         U.S. holders of ordinary shares are urged to consult their own tax advisors concerning the application of the PFIC rules (including the advisability and timing of making any election in connection with PFIC status).

U.S. Information Reporting and Backup Withholding

         Payments of interest (including OID) on and proceeds from the sale, retirement or other disposition of the notes may be subject to information reporting to the Internal Revenue Service and backup withholding at a rate of up to 30.5% on the gross proceeds received. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. persons who are required to establish their exempt status generally must provide Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification).

A Substitute Form W-9 is enclosed for the convenience of those tendering U.S. holders who may be subject to backup withholding. Persons in doubt as to the necessity of furnishing this form should consult their own tax advisors. Non-U.S. holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally on Internal Revenue Service Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

         Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

Netherlands Taxation of Note Holders

         The following discussion, subject to the limitations set forth therein, describes the material Netherlands tax consequences of the exchange of the notes and the acquisition, ownership and disposition of the shares and is the opinion of Arthur Andersen, special Netherlands tax counsel (belastingadviseurs) to Versatel. This opinion represents Arthur Andersen’s interpretation of existing law and jurisprudence. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation. This opinion does not address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss all the tax consequences that may be relevant to the holders in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in Versatel’s organizational structure or the manner in which Versatel conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THEIR EXCHANGE OF THE NOTES AND THEIR ACQUIRING, OWNING AND DISPOSING OF THE SHARES.

Substantial Interest

         A shareholder that owns, either via shares, warrants, conversion rights or options, directly or indirectly 5% or more of any class of shares, or 5% or more of the total issued share capital of a company (a “substantial interest”), is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. With respect to individuals, attribution rules exist in determining the presence of a Substantial Interest.

         In the situation that a shareholder has or is deemed to have a substantial interest in Versatel, then, inter alia, all the shares and/or warrants such shareholder holds will form a part of this substantial interest.

         Unless indicated otherwise, the term “holder”, as used herein, includes individuals and entities as defined under Netherlands tax law holding the shares and/or notes but does not include any such person having a substantial interest in Versatel.

Income Tax Consequences for Residents or Deemed Residents of The Netherlands of the exchange of Notes

Individual Income Tax

         The individual resident or deemed resident holder will be taxed on a deemed income from savings and investments (sparen en beleggen), unless:

1.	the notes are attributable to a trade or business carried on by the individual holder, or

2.	form part of a substantial interest, or

3.	the capital gains realized from the sale or exchange of the notes and/or the income derived from the notes qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultaat uit overige werkzaamheden).

         The deemed income from savings and investments amounts to 4% of the average of the individual’s yield basis (rendementsgrondslag) at the beginning of the year and the individual’s yield basis at the end of the year, insofar this average exceeds a certain threshold. The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual.

         The income from savings and investments is taxed annually at a flat rate of 30%, regardless whether any interest is received, capital gains are realized or capital losses are suffered.

         Capital gains/losses realized from the exchange of the notes by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates, if the notes are attributable to a trade or business carried on by the individual shareholder, or the capital gains/losses qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages.

Corporate Income Tax

         Capital gains/losses realized from the exchange of the notes by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Netherlands corporation tax on a net basis, generally if the notes are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder.

         If the notes are held by a qualifying pension fund, capital gains/losses realized from the exchange of the notes are exempt from Netherlands corporation tax.

Income Tax Consequences for Non-Residents of The Netherlands of the Exchange of Notes

         A non-resident holder of notes will not be subject to Netherlands income tax on capital gains/losses derived from the exchange or disposition of the notes provided such holder:

1.	does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the notes are attributable,

2.	does not hold and has not held a substantial interest in Versatel’s share capital or, in the event the non-resident holder holds or has held a substantial interest in Versatel, such interest is or was a business asset in the hands of the holder,

3.	does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned notes,

4.	does not carry out and has not carried out any activities which can be qualified as taxable income from one or more activities which do not generate taxable profit or taxable wages (belastbaar resultaat uit overige werkzaamheden) to which the holding of the notes was connected, and

5.	does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity with which the holding of the notes is or was connected.

         Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident shareholder from the exchange of notes is in many cases allocated to the shareholder’s country of residence.

         Income Tax Consequences for Residents or Deemed Residents of The Netherlands of the acquiring, owning and disposing of the shares.

Individual Income Tax

         The individual resident or deemed resident holder will be taxed on a deemed income from “savings and investments”(sparen en beleggen), unless:

1.	the shares are attributable to a trade or business carried on by the individual shareholder, or

2.	form part of a substantial interest, or

3.	the capital gains realized from the sale or exchange of the shares and/or the income derived from the shares qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages(belastbaar resultaat uit overige werkzaamheden).

         The deemed income from savings and investments amounts to 4% of the average of the individual’s yield basis(rendementsgrondslag) at the beginning of the year and the individual’s yield basis at the end of the year, insofar this average exceeds a certain threshold. The (net) yield basis consists of the fair market value of certain assets and liabilities of the individual.

         The income from savings and investments is taxed annually at a flat rate of 30%, regardless whether any dividend is received, capital gains are realized or capital losses are suffered.

         Capital gains realized from the sale or exchange of the shares and income derived from the shares by an individual resident shareholder are subject to tax on a net income basis at the progressive income tax rates, if the shares are attributable to a trade or business carried on by the individual shareholder, or the income and/or capital gains qualify as taxable income from one or more activities which do not generate taxable profit or taxable wages.

         Income derived from the shares and capital gains realized from the sale or exchange of the shares by an individual resident shareholder that holds a substantial interest are generally subject to income tax at a rate of 25% on a net basis.

Corporate Income Tax

         Dividends received from the shares and capital gains realized from the sale or exchange of the shares by a corporate shareholder that resides, or is deemed to reside, in The Netherlands are subject to Netherlands corporation tax on a net basis, generally if the shares are (deemed) attributable to a trade or business carried on (or deemed to be carried on) by the holder, unless that shareholding qualifies for the participation exemption.

         To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-up capital and meet other requirements.

         If the shares are held by a qualifying pension fund, income derived from the shares and capital gains realized from the sale or exchange of the shares are exempt from Netherlands corporation tax.

Income Tax Consequences for Non-Residents of The Netherlands of the Acquiring, Owning and Disposing of the Shares

         A non-resident holder of shares will not be subject to Netherlands income tax on income received from the shares or capital gains derived from the sale, exchange or disposition of the shares provided such holder:

1.	does not carry on and has not carried on a business in The Netherlands through a permanent establishment or a permanent representative to which the shares are attributable,

2.	does not hold and has not held a substantial interest in Versatel’s share capital or, in the event the non-resident holder holds or has held a substantial interest in Versatel, such interest is or was a business asset in the hands of the holder,

3.	does not share and has not shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned shares,

4.	does not carry out and has not carried out any activities which can be qualified as taxable income from one or more activities which do not generate taxable profit or taxable wages(belastbaar resultaat uit overige werkzaamheden) to which the holding of the shares was connected, and

5.	does not carry out and has not carried out employment activities in The Netherlands or serves or served as a director or board member of any entity resident in The Netherlands, or serves or served as a civil servant of a Netherlands public entity with which the holding of the shares is or was connected.

         Income derived from shares or capital gains derived from the sale or disposition of shares by a non-resident corporate shareholder, carrying on a business through a permanent establishment in The Netherlands, are not subject to Netherlands corporation tax, provided:

1.	the Netherlands participation exemption applies, and

2.	the shares are attributable to the business carried out in The Netherlands.

         To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-up capital and meet other requirements.

         Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of shares is in many cases allocated to the shareholder’s country of residence.

Dividend Withholding Tax

         Dividends that Versatel distributes are subject to withholding tax at a rate of 25%, unless:

1.	the participation exemption applies and the shares are attributable to the business carried out in The Netherlands, or

2.	dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

3.	the rate is reduced by treaty, or

4.	Surtax (see below) was due on the dividend distribution and the recipient is a resident of the Netherlands, the Netherlands Antilles or Aruba, a Member State of the European Union or a country with which the Netherlands has concluded a treaty for the avoidance of double taxation.

         Dividends may include:

•	distributions of cash;

•	distributions of property in kind;

•	constructive dividends;

•	hidden dividends;

•	liquidation proceeds in excess of our recognized paid-in capital;

•	consideration for the repurchase of the shares by Versatel (including a repurchase by a direct or indirect subsidiary of Versatel) in excess of our recognized average paid-in capital, unless such repurchase is for temporary investment, or exempt on the basis of article 4c Dividend Tax Act 1965;

•	proceeds from the redemption of the shares in excess of our recognized paid-in capital;

•	stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

•	the repayment of paid-in capital not recognized as capital.

         The term “recognized paid-in capital” or “share premium” relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

         Generally, a shareholder that resides, or is deemed to reside, in the Netherlands will be allowed a credit against Netherlands income tax or corporation tax for the tax withheld on dividends paid on the shares. A legal entity resident in The Netherlands that is not subject to Netherlands corporate income tax may, under certain conditions, request a refund of the tax withheld.

         Anti-abuse legislation relating to the beneficial ownership status of the dividend recipient has been proposed, however, this legislation has not entered into force yet. The measure, when entered into force, would disallow non-beneficial owner dividend recipients the credit of dividend withholding tax.

         Dividends Versatel pays to a resident corporate shareholder that qualifies for the “participation exemption” (as defined in Article 13 of The Netherlands Corporation Tax Act 1969 (the “Corporation Tax Act”)) will not be subject to the dividend withholding tax if the ordinary shares and/or ADSs are attributable to the shareholder’s business carried out in The Netherlands. A resident corporate shareholder will generally qualify for the participation exemption if, among other things, the resident shareholder owns at least 5% of the nominal paid-up capital.

         A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder’s country of residence and The Netherlands. Under most Netherlands income tax treaties, the withholding tax rate is reduced to 15% or less, provided that:

1.	the recipient shareholder does not have a permanent establishment in The Netherlands to which the shares are attributable, and

2.	the recipient shareholder is the beneficial owner of the dividends.

         Residents of the United States that qualify for, and comply with the procedures for claiming benefits under the income tax convention between the Netherlands and the United States (the “US/NL Income Tax Treaty”), generally are eligible for a reduction of the Netherlands withholding tax on dividend income to 15%, which rate may under certain conditions be reduced to 5% if the beneficial owner is a company which holds directly at least 10% of the voting power of Versatel. Generally, a holder of the shares will qualify for benefits under the US/NL Income Tax Treaty (subject to compliance with the procedures for claiming benefits) if the holder:

•	is the beneficial owner of the dividends paid; and

•	is resident in the United States according to the US/NL Income Tax Treaty; and

•	does not hold the shares in connection with the conduct of business in the Netherlands; and

•	is an individual, an estate, a trust, a company and any other body of persons as defined in the US/NL Income Tax Treaty; and

•	qualifies under article 26 of the U.S./NL Income Tax Treaty (Limitation on Benefits).

         The US/NL Income Tax Treaty provides a complete exemption for dividends received by exempt pension trusts and exempt organizations, under the conditions as defined therein.

         The withholding of tax on dividend distributions on shares to a non-resident corporate shareholder carrying on a business through a Netherlands permanent establishment is not required as long as:

1.	the Netherlands participation exemption applies, and

2.	the shares form a part of the permanent establishment’s business assets.

         To qualify for the participation exemption, this entity should generally hold at least 5% of our nominal paid-up capital and meet other requirements.

Surtax

         As a result of a major tax reform effective as of January 1, 2001, Versatel will be subject to 20% corporate income tax on “excessive” dividends distributed by Versatel in the period from January 1, 2001 up to and including December 31, 2005 (“surtax”).

         Dividends (to be understood in the widest sense, like distributions in cash, liquidation proceeds and proceeds at the event of repurchase) are considered to be excessive if in a certain calendar year the total amount of distributed dividends exceeds the highest of the following amounts:

1.	4% of the fair market value of the issued shares in Versatel at the beginning of that certain calendar year;

2.	twice the amount of the average annual amount of dividends regularly distributed, as indicated in the “surtax” legislation, by Versatel during the three calendar years immediately preceding January 1, 2001;

3.	Versatel’s result of the preceding book year (exclusive of certain results as indicated in the “surtax” legislation).

         The surtax is reduced pro rata to the extent that Versatel can demonstrate that at the time of the distribution, the shares were held, for an uninterrupted period of three years, by individuals or entities holding at least 5% of Versatel’s nominal paid-in capital and that these shareholders are resident of the Netherlands, the Netherlands Antilles or Aruba, a Member State of the European Union or a country with which the Netherlands has concluded a treaty for the avoidance of double taxation. ordinary shareholders holding 5% of the shares on September 14, 1999, are deemed to hold the shares for three years.

         The preceding paragraph does not apply to investment institutions (beleggingsinstellingen) as defined in the Corporate Income Tax Act 1969.

         The distribution tax is not levied to the extent that the distributions by Versatel exceed the retained earnings and silent reserves present on December 31, 2000.

Net Wealth Tax

         As of January 1, 2001 the net wealth tax has been abolished.

Gift Tax and Inheritance Tax

Residents or Deemed Residents of The Netherlands

         Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of shares from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of shares by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Netherlands national is deemed to have been resident in The Netherlands if he or she was a resident in The Netherlands at any time during the ten years preceding the date of the gift or the date of his or her death.

         For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months proceeding the date of the gift. The ten-year and 12-month residency rules may be modified by treaty.

         Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and his or her heir(s). Exemptions may apply under specific circumstances.

Non-Residents of The Netherlands

         A gift or inheritance of shares from a non-resident shareholder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident holder was not:

1.	a Netherlands national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period, the non-resident holder was not a Netherlands national at the time of gift or death;

2.	solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, tax will be due);

3.	engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets shares; and

4.	shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned shares.

Netherlands Taxation of Versatel

         Upon exchange of the notes for cash and shares we will realize a significant extraordinary gain. We have requested a ruling from the Netherlands tax authorities to the effect that the gain made upon the exchange of the notes should be treated as cancellation of irrecoverable debt income (kwijtscheldingswinst). This would mean that the profit upon the exchange of the notes would in principle be taxable, however, it would be exempt from taxation insofar as it exceeds the tax losses made by Versatel through the year in which this profit is made.

         If we do not receive a favorable tax ruling that the gain can be treated as cancellation of irrecoverable debt income, we believe that we will have sufficient present and future operating losses and other tax losses that could be used to offset the gain. As a result, we do not expect that the exchange of the notes will have a material adverse effect on Versatel.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

         We are incorporated under the laws of The Netherlands and substantially all of our assets are located outside the United States. In addition, most members of our management board, supervisory board and executive officers are not residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or Versatel judgments of U.S. courts predicated upon civil liabilities under the U.S. federal securities laws. The United States and The Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, so U.S. judgments are not directly enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or relitigation on the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands, and that such judgment does not concern the recognition of punitive damages, which have no bearing on the amount of damages incurred. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against Versatel, or executive officers or members of the management board or supervisory board, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal or state securities laws, or default judgments in general. Versatel has been advised by its Netherlands counsel, Stibbe, that there is doubt as to whether a Netherlands court would impose civil liability on Versatel, or on its executive officers or on the members of the management board or supervisory board in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against Versatel or such members.

GENERAL LISTING INFORMATION

         The exchange offer has been authorized and approved at a meeting of our supervisory board held on September 28, 2001. The increase of our authorized share capital and the issuance of the shares to be issued in this exchange offer is subject to approval at a meeting of our shareholders. All other consents, approvals, authorizations or other formalities required under Netherlands law to be obtained or satisfied in connection with these offerings have been obtained or satisfied.

         The latest audited financial information for Versatel contained in this prospectus is as of and for the year ended December 31, 2000. To the best of our knowledge, since that date, there has been no material adverse change to our financial condition that has not been disclosed in this prospectus.

         Versatel Telecom International N.V.’s outstanding ordinary share capital has been listed on the Official Market of Euronext Amsterdam’s stock market since July 23, 1999.

         We have taken appropriate measures to comply with the regulations on insider trading pursuant to the Dutch Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995).

         Our audited consolidated financial statements as of and for the years ended December 31, 2000, 1999 and 1998 are available in English and our articles of association will be available in Dutch and in English at our head office, located in Hullenbergweg 101, 1101 CL Amsterdam-Zuidoost, The Netherlands.

         The estimated aggregate costs, including discounts, commissions and expenses for the exchange offer, are approximately €20.0 million.

LEGAL MATTERS

         Certain legal matters regarding United States federal law will be passed upon for Versatel by Shearman & Sterling. Certain matters of Netherlands corporate law including the validity of the securities offered hereby will be passed upon for Versatel by Stibbe, Amsterdam, The Netherlands. Certain legal matters will be passed upon for the dealer managers by Simpson Thacher & Bartlett. Certain matters of Netherlands corporate law will be passed upon for the dealer managers by De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands.

EXPERTS

         The audited financial statements of Versatel as of December 31, 1999 and 2000 and for each of the three years ended December 31, 2000, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen Accountants, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to VEW Telnet GmbH as of and for the year ended December 31, 1999 and Komtel Gesellschaft für Kommunikations-und Informationsdienste mbH as of and for the year ended December 31, 2000 its opinion is based on the reports of other independent public accountants, namely BDO Nordwestdeutsche Treuhand Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft and BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprüfungsgesellschaft. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

         The financial statements of Komtel Gesellschaft für Kommunikations–und Informationsdienste mbH as of December 31, 2000 have been audited by BDO Nordwestdeutsche Treuhand Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft and the financial statements of VEW Telnet Gesellschaft für Telekommunikations und Netzdienste mbH as of December 31, 1999 have been audited by BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the Securities and Exchange Commission under the U.S. Securities Act of 1933. This registration statement covers the shares that we will issue to you if you exchange your notes for shares and cash in this exchange offer. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information in the registration statement from this prospectus. This prospectus is a summary of information and any statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. If we have filed such contract, agreement or other document as an exhibit to the registration statement, we urge you to read the exhibit carefully for a more complete understanding of the document or the matter involved. We qualify all of our statements by reference to the complete documents. The registration statement and its exhibits and schedules may be read at no cost to you and copied at the public reference section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on its public reference rooms. Also, the Securities and Exchange Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. We are also subject to the information and period reporting requirements of the Exchange Act of 1934 and, in accordance therewith, we file periodic reports and other information with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. Such periodic reports and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site of the Securities and Exchange Commission referred to above.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

OF VERSATEL TELECOM INTERNATIONAL N.V.

Report of Independent Public Accountants	F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999	F-5

Consolidated Statements of Operations for the years ended December 31, 2000, 1999 and 1998	F-7

Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998	F-8

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2000, 1999 and 1998	F-9

Notes to the Consolidated Financial Statements	F-10

Interim Unaudited Consolidated Balance Sheet as of June 30, 2001	F-25

Interim Unaudited Consolidated Statements of Operations for the Six Months Ended June 30, 2001	F-27

Interim Unaudited Consolidated Statements of Cash Flows for the Six Months Ended June 30. 2001	F-28

Interim Unaudited Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2001	F-29

Notes to the Interim Unaudited Consolidated Financial Statements	F-30

Report of independent public accountant

To Versatel Telecom International N.V.

         We have audited the accompanying consolidated balance sheets as of December 31, 1999 and 2000 of VERSATEL TELECOM INTERNATIONAL N.V. and the consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of VEW Telnet GmbH, as of and for the year ended December 31, 1999, not presented separately herein, which statements reflect total assets and total revenues of 7.1% and 2.7% of the related consolidated totals. We did not audit the financial statements of Komtel Gesellschaft für Kommunikations- und Informationsdienste mbH, as of and for the year ended December 31, 2000, not presented separately herein, which statements reflect total assets and total revenues of 2.7% and 15.3% of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Versatel Telecom International N.V. as of December 31, 1999 and 2000 and the result of their operations and their cash flows for each of the years in the period ended, in conformity with United States generally accepted accounting principles.

ARTHUR ANDERSEN

Amsterdam, The Netherlands

March 8, 2001

Report of independent public accountant

To Versatel Telecom International N.V.

         We have audited the balance sheet of Komtel Gesellschaft für Kommunikations- und Informationsdienste mbH, Flensburg, as of December 31, 2000 and the statements of operations, shareholders’ equity and cash flows for the nine months period ended December 31, 2000. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.

         80% of the shares in Komtel Gesellschaft für Kommunikations- und Informationsdienste mbH, Flensburg, are owned by Versatel group. The financial statements of the company were prepared for consolidation purposes. As described in Note 2, Versatel Deutschland Holding GmbH, Dortmund, the parent of Komtel Gesellschaft für Kommunikations- und Informationsdienste mbH, Flensburg, has guaranteed the continued financial support of the company in the future.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Komtel Gesellschaft für Kommunikations- und Informationsdienste mbH, Flensburg, as of December 31, 2000, and the results of its operations and cash flows for the nine months period ended December 31, 2000, in conformity with United States generally accepted accounting principles.

Flensburg, February 11, 2001

BDO Nordwestdeutsche Treuhand
Gesellschaft mit beschränkter Haftung
Wirtschaftsprüfungsgesellschaft
Steuerberatungsgesellschaft

Report of independent public accountant

To Versatel International N.V.

         We have audited the balance sheet of VEW Telnet Gesellschaft für Telekommunikation und Netzdienste mbH, Dortmund, as of December 31, 1999 and the statements of operations, shareholders’ equity and cash flows for the one month ended December 31, 1999. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with auditing standards generally accepted in Germany which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.

         VEW Telnet Gesellschaft für Telekommunikation and Netzdienste mbH, Dortmund is a wholly owned subsidiary of the Versatel group. The financial statements of the company were prepared for consolidation purposes. As described in Note 2, Versatel Telecom International N.V., Amsterdam, Niederlande, the ultimate Parent of VEW Telnet Gesellschaft für Telekommunikation und Netzdienste mbH, Dortmund, has guaranteed the continued financial support of the Company through January 1, 2001.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VEW Telnet Gesellschaft für Telekommunikation und Netzdienste mbH, Dortmund, as of December 31, 1999, and the results of its operations and cash flows for the one month ended December 31, 1999, in conformity with United States generally accepted accounting principles.

BDO Deutsche Warentreuhand
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Düsseldorf, Germany
February 11, 2000

VERSATEL TELECOM INTERNATIONAL N.V.

Consolidated balance sheets as of
December 31, 2000 and 1999

(Amounts in thousands of euro, except share and per share amounts)

	2000	1999

ASSETS

Current Assets:

Cash	1,177,867	984,782

Restricted cash, current portion	26,009	44,580

Accounts receivable, net	74,807	13,377

Inventory, net	9,804	2,028

Unbilled revenues	12,327	13,221

Prepaid expenses and other	51,568	29,594

Total current assets	1,352,382	1,087,582

Fixed Assets:

Property, plant and equipment, net	591,391	232,694

Construction in progress	175,766	81,803

Total fixed assets	767,157	314,497

Restricted cash, net of current portion	—	21,469

Capitalized finance costs, net	41,435	28,255

Other non-current assets	11,003	14,344

Goodwill, net	245,663	196,973

Total assets	2,417,640	1,663,120

See notes to the consolidated financial statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Consolidated balance sheets as of
December 31, 2000 and 1999

(Amounts in thousands of euro, except share and per share amounts)

	2000	1999

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	128,716	71,165

Accrued liabilities	218,152	73,249

Unearned revenue	16,461	2,359

Current portion of capital lease obligations	1,334	14,866

Total current liabilities	364,663	161,639

Capital lease obligations, net of current portion	1,369	27,214

Long-term liabilities	25,648	5,071

Long-term debt	1,684,642	961,527

Total liabilities	2,076,322	1,155,451

Shareholders’ Equity:

Ordinary shares, NLG 0.05 par value, 89,661,896 and 79,224,986 issued and outstanding as of December 31, 2000 and 1999, respectively	2,033	1,797

Additional paid-in capital	1,019,015	743,619

Warrants	722	2,088

Deferred compensation	(19,270)	—

Accumulated deficit	(661,182)	(239,835)

Total shareholders’ equity	341,318	507,669

Total liabilities and shareholders’ equity	2,417,640	1,663,120

See notes to the consolidated financial statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Consolidated statements of operations
for the years ended December 31, 2000, 1999 and 1998

(Amounts in thousands of euro, except share and per share amounts)

	2000	1999	1998

OPERATING REVENUE:	181,469	58,537	17,952

OPERATING EXPENSES:

Cost of revenues, excluding depreciation and amortization	133,565	45,657	14,439

Selling, general and administrative	213,394	82,807	21,660

Depreciation and amortization	91,518	26,412	2,937

Total operating expenses	438,477	154,876	39,036

Operating Loss	(257,008)	(96,339)	(21,084)

OTHER INCOME (EXPENSES):

Foreign currency exchange (losses) gains, net	(32,695)	(43,684)	2,335

Interest income	57,629	12,861	5,380

Interest expense- third parties	(168,761)	(71,373)	(17,026)

Interest expense- related parties	—	—	(66)

Result from investing activities	(3,131)	—	—

Other asset impairments	(12,751)	—	—

Other	(5,463)	—	—

Total other expenses, net	(165,172)	(102,196)	(9,377)

Loss before income taxes and minority interest	(422,180)	(198,535)	(30,461)

Credit from/(provision for) income taxes	41	437	(3)

Loss before minority interest	(422,139)	(198,098)	(30,464)

Minority interest	792	168	—

Net loss	(421,347)	(197,930)	(30,464)

Net loss per share (basic)	(4.92)	(3.89)	(0.93)

Weighted average number of shares outstanding

Basic	85,661	50,929	32,621

Diluted	105,231	60,957	37,927

See notes to the consolidated financial statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Consolidated statements of cash flows

for the years ended December 31, 2000, 1999 and 1998

(Amounts in thousands of euro, except share and per share amounts)

	2000	1999	1998

CASH FLOW FROM OPERATING ACTIVITIES:

Net loss	(421,347)	(197,930)	(30,464)

Adjustments to reconcile net loss to net cash used in operating activities Depreciation and amortization	91,518	26,412	2,937

Amortization of finance cost	7,928	1,817	567

Currency translation movement	30,628	40,633	67

Gain on sale of investments	(6,511)	—	—

Interest accrual on convertible notes	26,538	—	—

Stock based compensation	7,034	12,557	—

Changes in other operating assets and liabilities Accounts receivable	(53,675)	(3,579)	(2,767)

Inventory	(248)	(526)	(301)

Prepaid expenses and other	(9,236)	(33,753)	(4,953)

Accounts payable	27,107	47,593	8,712

Due to related parties	—	(366)	252

Unearned revenue	14,102	(1,479)	(200)

Accrued liabilities	95,123	38,528	9,218

Net cash used in operating activities	(191,039)	(70,093)	(16,932)

CASH FLOW FROM INVESTING ACTIVITIES:

Capital expenditures	(466,884)	(173,804)	(35,057)

Cash received from disposal of fixed assets	16,324	—	—

Finance costs capitalized	(19,499)	(17,025)	(13,613)

Acquisition of business, net of cash acquired	(103,540)	(281,702)	(2,169)

Net proceeds from sale of business	13,194	—	—

Net cash used in investing activities	(560,405)	(472,531)	(50,839)

CASH FLOW FROM FINANCING ACTIVITIES:

Payments under capital lease obligations	(39,377)	—	(135)

Repayment of subordinated convertible shareholder loans	—	—	(3,678)

Proceeds from short-term loans	16,061	6,975	—

Proceeds from long-term debt	15,504	5,070	304

Proceeds from senior notes and convertible loans	655,611	591,674	312,209

Restricted cash	48,768	46,368	(96,000)

Proceeds from exercised warrants	2,369	—	2,365

Proceeds from exercised options	2,745	—	—

Shareholder contributions	242,848	708,504	20,904

Net cash provided by financing activities	944,529	1,358,591	235,969

Net increase in Cash	193,085	815,969	168,201

Cash, beginning of the year	984,782	168,813	611

Cash, end of the year	1,177,867	984,782	168,812

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for—

Interest (net of amounts capitalized)	120,206	46,368	11,916

Income taxes	—	—	—

Acquisition of property through capital leases	—	40,088	—

See notes to the consolidated financial statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Consolidated statements of changes in shareholders’ equity
for the years ended December 31, 2000, 1999 and 1998
(Amounts in thousands of euro, except for share and per share amounts)

	Number of shares		Additional paid-in
	outstanding	Ordinary shares	capital	Warrants

		€	€	€

Balance, December 31, 1997	19,159,286	434	2,740	—

Shareholder contribution	19,695,524	447	20,307	2,365

Shares issued for acquisition	130,000	3	147	—

Net loss	—	—	—	—

Balance, December 31, 1998	38,984,810	884	23,194	2,365

Shareholder contributions	37,380,008	848	700,906	—

Shares issued for acquisition	425,000	10	4,241	—

Warrants exercised	495,168	11	265	(277)

Stock options exercised	1,940,000	44	1,915	—

Stock compensation charge	—	—	12,557	—

Issuance of subsidiary shares	—	—	541	—

Net loss	—	—	—	—

Balance, December 31, 1999	79,224,986	1,797	743,619	2,088

Shareholders contributions	5,100,000	116	238,411	—

Shares issued for acquisition	221,371	5	4,316	—

Stock options exercised	2,221,626	49	2,696	—

Warrants exercised	2,893,913	66	3,669	(1,366)

Deferred compensation	—	—	26,304	—

Amortization of deferred compensation	—	—	—	—

Net loss	—	—	—	—

Balance, December 31, 2000	89,661,896	2,033	1,019,015	722

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Deferred
	Compensation	Accumulated deficit	Total

	€	€	€

Balance, December 31, 1997	—	(11,440)	(8,266)

Shareholder contribution	—	—	23,119

Shares issued for acquisition	—	—	150

Net loss	—	(30,465)	(30,465)

Balance, December 31, 1998	—	(41,905)	(15,462)

Shareholder contributions	—	—	701,754

Shares issued for acquisition	—	—	4,251

Warrants exercised	—	—	(1)

Stock options exercised	—	—	1,959

Stock compensation charge	—	—	12,557

Issuance of subsidiary shares	—	—	541

Net loss	—	(197,930)	(197,930)

Balance, December 31, 1999	—	(239,835)	507,669

Shareholders contributions	—	—	238,527

Shares issued for acquisition	—	—	4,321

Stock options exercised	—	—	2,745

Warrants exercised	—	—	2,369

Deferred compensation	(26,304)	—	—

Amortization of deferred compensation	7,034	—	7,034

Net loss	—	(421,347)	(421,347)

Balance, December 31, 2000	(19,270)	(661,182)	(341,318)

See notes to the consolidated financial statements.

VERSATEL TELECOM INTERNATIONAL N.V.

notes to the consolidated financial statements

1. General

         Versatel Telecom International N.V. (“Versatel” or the “Company”), incorporated in Amsterdam on October 10, 1995, provides international and national telecommunication services in The Netherlands, Belgium and northwest Germany.

         As of January 1, 2000, the Company published its financial statements in euro. Prior to this date, the Company published its financial statements in Dutch guilders. We have restated the financial statements and the notes presented herein for the periods prior to January 1, 2000 in euro using the fixed conversion rate of NLG 2.20371 per €1.00 established in connection with the implementation of the third stage of European Monetary Union.

(a) Financial Condition and Operations

         Since its founding, Versatel has invested significant capital to build and operate its network and fund its operating losses and interest expense.

         In order to achieve positive Adjusted EBITDA, Versatel will need to grow its revenues, control its network costs by replacing leased lines and other temporary network elements with its own network, and efficiently manage selling, general and administrative costs. Adjusted EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). However, no assurance can be given that positive Adjusted EBITDA will be achieved or, if achieved, will be maintained.

         The ability to attract and provision new direct access and carrier services customers will have a significant impact on Versatel’s ability to achieve positive Adjusted EBITDA and eventual net profit. To date, the Company has made significant progress in connecting new buildings to its network. The Company continues to invest in strong sales and marketing efforts to attract new customers and enhance Versatel’s brand image in its target markets, but no assurances can be given by Versatel that it will be able to continue to attract new customers and connect them directly to its network.

         For the year ended December 31, 2000, the Company had a net loss of €421.3 million. In addition, the Company had an accumulated deficit of €661.2 million as of December 31, 2000.

         Although the Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the development and expansion of the Company’s network, the expansion of its marketing and sales organization and the introduction of new telecommunications services, it has a positive working capital of €987.7 million at December 31, 2000, which should enable it to continue its operations for the next 24 to 36 months.

(b) Principles of consolidation and changes in consolidated interest

         The accompanying consolidated financial statements include the operations of the following subsidiaries:

	Country of	Percentage of
Name	Incorporation	Ownership

Versatel Telecom Europe B.V.	The Netherlands	100%

Versatel Telecom Netherlands B.V.	The Netherlands	100%

Versatel Telecom Belgium N.V.	Belgium	100%

BizzTel Telematica B.V.	The Netherlands	100%

CS Net B.V.	The Netherlands	100%

CS Engineering B.V.	The Netherlands	100%

Numedi Net N.V.	Belgium	70%

7-Klapper Beheer B.V.	The Netherlands	100%

Vuurwerk Internet B.V.	The Netherlands	100%

VuurWerk Access B.V.	The Netherlands	100%

Itinera Services N.V.	Belgium	100%

Svianed B.V.	The Netherlands	100%

Versatel Deutschland Holding GmbH	Germany	100%

Versatel Deutschland Verwaltungs GmbH	Germany	100%

Versatel Deutschland GmbH & Co.KG	Germany	100%

Komtel Gesellschaft fur Kommunikations und Informationsdienste mbH (“Komtel”)	Germany	80%

Komtel Service GmbH	Germany	100%

Klavertel N.V.	Belgium	100%

Compath N.V.	Belgium	100%

Keys-Tone Communications N.V.	Belgium	100%

MMDI N.V.	Belgium	100%

Versatel Internet Group N.V.	The Netherlands	100%

Zon Nederland N.V.	The Netherlands	92%

Versatel Internet Group Belgium N.V.	Belgium	100%

Versatel 3G N.V.	The Netherlands	100%

VersaPoint N.V.	The Netherlands	100%

VersaPoint GmbH	Germany	100%

VersaPoint Private Ltd.	United Kingdom	100%

VersaPoint B.V.	The Netherlands	100%

VersaPoint N.V.	Belgium	100%

VersaPoint S.A.	France	100%

         The results of the subsidiaries are included from the respective dates of acquisition or incorporation by the Company. All significant intercompany accounts and transactions have been eliminated.

(c) Investments

         The Company holds certain investments accounted for under the equity method. The Company accounts for an investment under the equity method if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

         Additionally, as of December 31, 2000, the Company accounted for the following investments at the lower of cost or net realizable value:

	Country of	Percentage of
Name	Incorporation	Ownership

Hot Orange B.V.	The Netherlands	9%

Consumerdesk B.V.	The Netherlands	5%

DOKOM Gesellschaft für Telekommunikation mbH	Germany	10%

RuhrNET Gesellschaft für Telekommunikation mbH	Germany	24%

BORnet GmbH	Germany	5%

(d) Foreign Currency Transactions

         The Company’s functional currency is the euro. Transactions involving other currencies are converted into euro using the exchange rates that are in effect at the time of the transactions.

         At the balance sheet date, monetary assets and liabilities, which are denominated in other currencies, are adjusted to reflect the current exchange rates. Gains or losses resulting from foreign currency re-measurements are reflected in the accompanying statements of operations.

(e) Reclassifications

         Certain prior year balances have been reclassified to conform to the current year presentation.

2. Significant Accounting Principles

(a) Basis of Presentation

         The accompanying consolidated financial statements of the company have been prepared on the historical cost basis, in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

         The Company maintains its accounts under Dutch tax and corporate regulations and has made certain out-of-book memorandum adjustments to these records presenting the accompanying financial statements in accordance with U.S. GAAP.

(b) Use of estimates

         The preparation of the financial statements in accordance with generally accepted accounting principles requires the use of management’s estimates. These estimates are subjective in nature and involve judgements that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the fiscal year. Actual results could differ from those estimates.

(c) Cash and restricted cash

         Cash includes cash at hand and in hand at free utilization of the Company. Cash not available for free utilization by the company is classified as “restricted cash” in the accompanying balance sheet.

(d) Inventory

         Inventory is stated at the lower of cost or net realizable value with cost being determined on a first-in first-out basis.

(e) Property, plant and equipment

         Property, plant and equipment are stated at the historical cost less accumulated depreciation.

         Self-manufactured assets include all direct expenses incurred (e.g. work contracted out, direct labor, and material cost). Indirect expenses which can be attributed to this activity (e.g. finance expenses) are also capitalized.

         Depreciation is calculated using the straight-line method over the estimated useful life into account, taking into account residual values.

(f) Capitalized Finance Costs

         Capitalized finance costs are amortized over the debt term, and are recorded as interest expense in the financial statements.

(g) Goodwill

         Goodwill originating from the acquisition of investments represents the difference of the fair value of the net assets and the acquisition cost of the investments at the time of the acquisition. The goodwill is amortized on a straight-line basis over a period varying from 5 to 10 years.

(h) Recognition of Operating Revenues and Cost of Revenues

         Operating revenues are recognized when the service is rendered. Income is determined based on historical cost. Losses are recognized as soon as they are probable and measurable. Cost of revenues is recorded in the same period as the revenues are recorded.

(i) Recently Issued Accounting Standards

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for derivative instruments and hedging activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific accounting criteria are met. If a derivative instrument qualifies for hedge accounting, the gains or losses from the derivative may offset results from the hedged item in the statement of operations or other comprehensive income, depending on the type of hedge. To adopt hedge accounting, a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

         In June 2000 the Financial Accounting Standards Board (FASB) issued SFAS No. 138, Accounting for Certain Derivative Instruments an amendment of SFAS No. 133. Accounting for derivative Instruments and hedging Activities. SFAS No. 133 is effective for all years beginning after June 15, 2000. (January 1, 2001 for Versatel) SFAS No.133 requires that all derivative instruments be recorded on the balance sheet at their current value. Changes in current value of derivatives are recorded in the statement of operations as comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is the type of hedge transaction. SFAS 137 delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. A Company may implement the statements as of the beginning of any fiscal quarter after issuance; however, SFAS No. 133 cannot be applied retroactively.

3. Acquisitions

VersaPoint N.V.

         Versatel acquired Northpoint’s 50% stake in the joint venture VersaPoint. VersaPoint was formed as a 50/50 joint venture between Versatel and Northpoint and was accounted for by Versatel under the equity method. The acquisition of the remaining 50% share of the shares of VersaPoint on December 29, 2000 was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess purchase price over the estimated fair value of net assets acquired amounted to approximately €9.8 million, which has been accounted for as goodwill and is being amortized over ten years using the straight-line method. This allocation was based on preliminary estimates and may be revised at a later date. The accompanying consolidated statements of operations reflect the operating results of VersaPoint since the acquisition. The unaudited consolidated operating results of VersaPoint for the years ended December 31, 2000 and 1999, are summarized below:

	The year ended
	December 31

	2000	1999

	(unaudited)
Net sales	290	N/A

Net loss	(18,190)	N/A

Klavertel and its subsidiaries

         The acquisition in June 2000 of Klavertel N.V. and its subsidiaries Compath N.V., Keys-Tone N.V. and MMDI N.V. was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess purchase price over the estimated fair value of net assets acquired amounted to approximately €4.7 million, which has been accounted for as goodwill and is being amortized over 10 years using the straight line method. This allocation was based on preliminary estimates and may be revised at a later date. The accompanying consolidated statements of operations reflect the operating results of €(0.3) million since the acquisition. The unaudited consolidated operating results of Klavertel and its subsidiaries for the years ended December 31, 2000 and 1999, are summarized below:

	The year ended
	December 31

	2000	1999

	(unaudited)
Net sales	2,988	4,662

Net profit/(loss)	(1,363)	1,628

Komtel

         The acquisition in March 24, 2000 of Komtel GmbH was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The excess purchase price over the estimated fair value of net assets acquired amounted to approximately €69.9 million, which has been accounted for as goodwill and is being amortized over ten years using the straight line method. This allocation was based on preliminary estimates and may be revised at a later date. The accompanying consolidated statements of operations reflect the operating results of €(10.8) million since the acquisition. The unaudited consolidated operating results for Komtel for the years ended December 31, 2000 and 1999 are summarized below:

	The year ended
	December 31

	2000	1999

	(unaudited)
Net sales	37,749	30,688

Net loss	(17,846)	(9,021)

4. Restricted Cash

         Restricted cash balances of €26.0 million at December 31, 2000 include amounts restricted in connection with the payment of interest to the holders of the Senior Notes due May 15, 2001. On December 31, 1999, our restricted cash amounted to €66.1 million.

5. Accounts Receivable

         Accounts receivable are presented net of an allowance for doubtful accounts of €5.4 million and €0.7 million at December 31, 2000 and 1999, respectively. The movement of the allowance for doubtful accounts receivable during the years ended December 31, 2000, 1999 and 1998 was as follows:

	2000	1999	1998

	€	€	€
Balance on January 1,	735	157	29

Provision	4,229	676	222

Acquisitions	1,269	—	—

Utilization of allowance	(826)	(98)	(94)

Balance on December 31,	5,407	735	157

6. Prepaid Expenses and Other

         Prepaid Expenses and Other as of December 31, 2000, and December 31, 1999, include an amount of €27.7 million and €17.2 million respectively, which relates mainly to value added taxes.

7. Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful life of the related asset. Property and equipment operated by the Company under capital lease agreements are capitalized.

         Listed below are the major classes of property and equipment and their estimated useful lives in years as of December 31, 2000, 1999 and 1998:

	Useful Life	2000	1999	1998

		€	€	€
Leasehold improvements	5	15,454	5,334	1,613

Telecommunications equipment	2-20	594,385	140,410	16,909

Telecommunications equipment under a 30 years right to use agreement	30	57,769	36,795	—

Other	3-5	49,026	104,529	3,598

Property and equipment		716,634	287,068	22,120

Less: Accumulated depreciation		(125,243)	(54,374)	(4,601)

Property and equipment, net		591,391	232,694	17,519

8. Construction in Progress

         The Company continues to build out its network in the Benelux region and securing rights-of-way. The resulting assets as of December 31, 2000, have been recorded at cost under the caption “Construction in progress.”

         During the time of the construction, interest has been capitalized at an average rate of 12.56%, (1999 — 13.1%). Capitalized interest included in construction in progress as of December 31, 2000, and December 31, 1999, respectively, amounted to €8.8 million and €6.7 million.

9. Capital Lease Obligations

         The Company entered into a master lease agreement with a finance company to lease certain telecommunications and EDP equipment.

         Commitments for minimum rentals under non-cancelable leases at the end of 2000 are as follows:

2001	1,585

2002	762

2003	762

Total minimum lease payments	3,109

Less amount representing interest	(406)

Present value of net minimum lease payments	2,703

         Property, plant and equipment at December 31, 2000 and 1999 include the following amounts for capitalized leases:

	2000	1999

	€	€
Telecommunications equipment at book value	34,200	41,931

Other	969	13

	35,169	41,944

10. Senior Debt

         On July 23, 1999, the Company issued two tranches of Senior Notes for, US$180 million and €120 million, with an interest rate of 11 7/8% due 2009.

         The discount on the Senior Notes is netted against the Notes and will be amortized over a period equal to the Senior Note. The amortization charge is included in interest expenses using the effective interest rate method as interest expense in the Statement of Operations.

         On December 9, 1999, the Company issued 4% Senior Convertible Notes for €300 million due 2004. The Convertible Notes can be converted into common shares of the Company at a conversion price of €43.40. In addition to the regular interest payments, the principal of the notes accretes at 4.5% per year. However, if the conversion right is exercised, the growth of the principal lapses. No notes were converted at year-end.

         On March 30, 2000, the Company issued €300 million 11 1/4% Senior Notes due 2010.

         The Company also issued €360 million 4% Senior Convertible Notes due 2005. The Convertible Notes can be converted into common shares of the Company at a conversion price of €60.76. In addition to the normal interest, the principal of the loan accretes at 4.5% per year. However, if the conversion right is exercised, the growth of the principal lapses. No notes were converted at year-end.

         SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” required disclosure of fair value information about financial instruments whether or not recognized in the balance sheet. The carrying amounts reported in the consolidated balance sheets for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. As of December 31, 2000, the fair value of the Company’s borrowings under the long-term debt amounts to approximately €968.0 million. As of December 31, 1999, the carrying amount of the company’s borrowings under the long-term debt agreement approximated fair value.

11. Ordinary shares and stock split

         On April 13, 1999, a two-for-one stock split was effected, resulting in all per share and weighted average share amounts being restated to reflect this stock split.

         On July 14, 1999, a general meeting of shareholders approved an amendment to Versatel’s articles of association to provide for, among other things, a consolidation of its Class A shares and Class B shares into one single class of ordinary shares and the possible issuance of preference shares A, preference shares B and a priority share.

         The authorized share capital of Versatel was increased on December 22, 1999 to NLG 18.5 million, consisting of 175 million ordinary shares with a par value of NLG 0.05 each, 20 million preference shares A with a par value of NLG 0.05 each, 175 million preference shares B with a par value of NLG 0.05 each and one priority share with a par value of NLG 0.05.

         On March 30, 2000, the Company sold 5,100,000 shares at €49.00 per share. The aggregate net proceeds amounted to €238.5 million after offering expenses.

         As of December 31, 2000, 89,661,896 (1999: 79,224,986) ordinary shares are issued and outstanding.

12. Employee Benefit Plans

         The Company has established four stock option plans: the 1997 Stock Option Plan (the “1997 Plan”), the 1998 Stock Option Plan (the “1998 Plan”), the 1999 Stock Option Plan (the “1999 Plan”) and the 2000 Stock Option Plan (the “2000 Plan”).

1997 Stock Option Plan

         In December 1996, the Company’s shareholders approved the 1997 Stock Option Plan. The 1997 Plan provides for the grant of options to certain key employees of Versatel to purchase ordinary shares of Versatel. Under the 1997 Plan, no options have been granted with an expiration date of more than five years after the granting of the option. The option exercise price is determined in the particular grant of the option.

         As of December 31, 2000 398,000 options to purchase 398,000 ordinary shares had been granted under the 1997 Plan and Versatel does not intend to grant any more options under the 1997 Plan. As of December 31, 2000, 323,000 options granted under the 1997 Plan had been exercised for a total of 323,000 shares.

1998 Stock Option Plan

         In March 1998, the Company’s shareholders approved the 1998 Stock Option Plan. The 1998 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence at the date of the grant and will last five years. The option exercise price is determined in the particular grant of the option. The Company reserved 5,000,000 ordinary shares for issuance under the 1998 Stock Option Plan.

         As of December 31, 2000, 5,000,000 options to purchase 5,000,000 ordinary shares have been granted under the 1998 Plan and the Company does not intend to grant any more options under the 1998 Plan. As of December 31, 2000, 3,435,716 options have been exercised for a total of 3,435,716 shares.

1999 Stock Option Plan

         In January 1999, the Company’s shareholders approved the 1999 Stock Option Plan. The 1999 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence at the date of the grant and will last five years. The option exercise price determined in the particular grant of the option. The Company reserved 2,500,000 ordinary shares for issuance under the 1999 stock option plan.

         As of December 31, 2000 1,908,500 options to purchase 1,908,500 ordinary shares have been granted under the 1999 Plan. The Company does not expect to grant any more options under the 1999 Plan. The company expects to grant the remaining 591,500 options under the terms and conditions of the 2000 Plan. As of December 31, 2000, 335,910 options granted under the 1999 Plan had been exercised for a total of 335,910 shares.

2000 Stock Option Plan

         In December 1999, the Company’s supervisory board approved the 2000 Stock Option Plan. The 2000 Plan allows Versatel to grant options to employees to purchase ordinary shares of Versatel. The option period will commence two years after the date of the grant and will last five years. The option exercise price shall be determined by Versatel. We have reserved 3,000,000 ordinary shares for issuance under the 2000 Plan.

         As of December 31, 2000, 2,538,850 options to purchase 2,538,850 ordinary shares have been granted under the 2000 Plan. Versatel expects to grant the remaining 461,150 options under the 2000 Stock Option Plan along with the 591,500 options remaining under the 1999 plan, in 2001. As of December 31, 2000, 67,000 options granted under the 2000 Plan had been exercised for a total of 67,000 shares.

         In October 1995, FASB Statement No. 123 “Accounting for Stock-Based Compensation” was issued. The Company has adopted the disclosure provisions of FASB Statement No. 123, but opted to remain under the expense recognition provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for options granted under the Stock Option Plans. Accordingly, for the years ended December 31, 1997 through

December 31, 2000 no compensation expense was recognized for options granted under these schemes. Had compensation expense for share options granted under these schemes been determined based on fair value at the grant dates in accordance with FASB Statement No. 123, the Company’s net income and earnings per share for 2000, 1999 and 1998 would have been reduced to the following pro forma amounts shown below:

	2000	1999	1998

	€	€	€
Net income:

As reported	(421,437)	(197,929)	(30,465)

Pro Forma	(433,217)	(199,139)	(31,494)

Net loss per share (Basic and diluted): As reported	(4.92)	(3.88)	(0.93)

Pro Forma	(5.06)	(3.88)	(0.93)

         The movement in options outstanding during the three years ended December 31, 1998, December 31, 1999 and December 31, 2000 is summarized in the following table:

	Number of Shares	Weighted Average
	subject to option	exercise price

		€
Outstanding at January 1, 1998	398,000	0.25

Exercised during 1998	—	—

Lapsed during 1998	—	—

Granted during 1998	5,000,000	1.03

Outstanding at December 31, 1998	5,398,000	0.97

Exercised during 1999	(1,940,000)	1.01

Lapsed during 1999	(161,740)	2.00

Granted during 1999	1,908,500	3.40

Outstanding at December 31, 1999	5,204,760	1.75

Exercised during 2000	(2,221,626)	1.24

Lapsed during 2000	(276,391)	3.40

Granted during 2000	2,538,850	26.77

Outstanding at December 31, 2000	5,245,593	14.06

         The weighted average fair value of options granted in the year ended December 31, 2000, was estimated at €5.70 (1999: €2.27) as at the date of grant using the Black-Scholes stock option-pricing model. The following weighted average assumptions were used: dividend yield of 0.00% (1999: 0.00%) per annum, annual standard deviation (volatility) of 95% (1999: 81.62%), risk free interest rate of 4.76% (1999: 3.42%) and expected term of five years.

         The exercise prices for options outstanding on December 31, 2000, ranged from €0.02 to €79.19, (1999: €0.00 to €3.40) with a weighted average exercise price of €15.06 (1999: €1.75) and a remaining contractual life of 3.87 (1999: 3.65) years.

         All costs related to stock option plans are included in selling, general and administrative expenses.

         The following table summarizes information about the stock options outstanding December 31, 2000:

Options outstanding				Options currently exercisable

		Weighted average
Range of exercise		Remaining	Weighted average		Weighted average
prices	Number	Contractual life	Exercise price	Number	exercise price

€ 0.02 — 1.00	658,000	4.91	0.03	—	—

€ 1.00 — 5.00	2,748,743	1.77	2.10	1,280,520	0.57

€35.00	1,368,850	6.50	35.00	—	—

€79.19	200,000	4.16	79.19	34,000	79.19

13. Taxes

         The Company had income tax carry forwards of approximately €81.7 million at December 31, 1999 and €420.0 million at December 31, 2000, which may be utilized to reduce future income taxes payable mainly in The Netherlands.

         These income tax carry forwards do not expire and can be utilized indefinitely under Netherlands tax legislation. A valuation allowance has been established for the entire amount of the net operating loss carry forwards due to the uncertainty of its recoverability.

14. Segmental Reporting

         Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information” has been issued and is effective for years beginning after December 15, 1997. SFAS No. 131 requires certain disclosures about business segments of an enterprise. Until 1999, the Company essentially managed its business as one segment. The Company’s substantial growth during 2000 led the company to formally manage its business by different segments on a service per customer type level and on a geographical basis. Accordingly, these segments are presented below.

Revenues

         The Company’s revenues on a service by customer type is divided as follows:

	2000	1999	1998

	(euro in thousands)
Business customers

Telephony	70,833	31,695	15,643

Data	25,909	14,109	—

Internet	26,378	4,942	407

Residential customers

Telephony	9,012	405	175

Internet	11,650	286	—

Carrier Services customers

Telephony	18,098	5,194	1,727

Data	10,982	1,906	—

Other	8,607	—	—

Total	181,469	58,537	17,952

         The Company’s revenues presented on a geographical basis is divided as follows:

	2000	1999	1998

	(euro in thousands)
The Netherlands	116,804	52,323	17,844

Belgium	21,634	4,417	108

Germany	43,031	1,797	—

Total	181,469	58,537	17,952

         The company has a substantial business relationship with the Gak-Group. For the years ended December 31, 2000 and 1999, the Gak-Group accounted for 14.7% and 15.6% of Operating Revenue amounting to €26.7 million and €9.1 million in the respective years. No Operating Revenue from the Gak-Group was realized in the year ended 1998.

Adjusted EBITDA

         Due to the integrated nature of the Company’s activities a meaningful breakdown of the Adjusted EBITDA between services per customer type is not presented here.

         The Company’s Adjusted EBITDA presented on a geographical basis is divided as follows:

	2000	1999	1998

	(euro in thousands)
The Netherlands	(88,460)	(59,832)	(18,147)

Belgium	(19,183)	(9,165)	—

Germany	(57,847)	(930)	—

Total	(165,490)	(69,927)	(18,147)

Fixed assets

         Due to the integrated nature of our activities a meaningful breakdown of the fixed assets between services per customer type is not presented here.

         The Company’s fixed assets presented on a geographical basis is divided as follows:

	2000	1999	1998

	(euro in thousands)
The Netherlands	346,494	142,317	17,520

Belgium	76,634	10,968	—

Germany	168,263	79,409	—

Total	591,391	232,694	17,520

15. Advertising Expenses

         Advertising costs are expensed as incurred and amounted to €20.4 million, €5.9 million and €2.4 million in 2000, 1999 and 1998 respectively.

16. Result from Investing Activities

         Result from investing activities amounted to €(3.1) million for the year ended December 31, 2000. Included in this amount is the Company’s pro-rata result from the Company’s 50% equity stake in the VersaPoint participation for the period April 29, 2000 to December 29, 2000 of €(9.1) million. We also realized a profit with the sale of Telebel in Germany of €4.1 million, and a profit with the sale of Speedport of €1.9 million. We did not realize any profits or losses from investing activities during 1999.

17. Other assets impairments

         On 29 December 2000, the Company made a one-time payment to NorthPoint of €7.0 million in order to purchase NorthPoint’s 50% stake in VersaPoint. In conjunction with this transaction, the Company has restructured the VersaPoint business to facilitate integration. Accordingly, The Company performed a strategic review of VersaPoint and the pan-European and wholesale scope of the original VersaPoint venture has been altered to match The Company’s retail operations in the Benelux and Northwestern German regions. The strategic review triggered an impairment review of long-lived assets on the 50% stake already owned by the Company. The Company wrote-down VersaPoint’s long-lived assets based on detailed review of usable assets. Accordingly, the Company recorded a noncash impairment charge of €12.8 million.

18. Other

         The Company also wrote down its minority interest in Hot Orange and Consumer Desk amounting to €2.3 million. An additional loss of €3.1 million of dialer equipment was recognized in 2000. We did not realize any other income or expenses during 1999.

19. Rent and Operating Lease Commitments

         Future minimum commitments in connection with rent and other operating lease agreements are as follows at December 31, 2000:

2001	14,141

2002	11,195

2003	10,274

2004	7,863

2005	6,008

2006 and further	28,604

Total	78,085

         Rent and operating lease expenses amounted to approximately €0.9 million in 1998, €2.1 million in 1999 and €15.2 million in 2000. The main part of future commitments relates to the renting of Points-of-Presence for a ten-year period.

20. Commitments not reflected in the Balance Sheet

         Commitments in connection with the rollout of the Company’s network, not yet recorded on the balance sheet amount to approximately €36.9 million as of December 31, 2000.

         The Company has entered into earn-out arrangements with the former shareholder of ITinera Services N.V., which will require the company to issue shares of the Company to the former shareholders of ITinera, if certain revenue and income thresholds are met. On December 31, 2000, 12,500 shares relating to the earnout agreement were still outstanding. Accordingly, no such adjustments have been recorded related to the earn-out arrangements.

         The issued guarantees at December 31, 2000 on behalf of third parties amount to €7.6 million.

21. Legal Proceeding

Taxation on share option plan

         In October 2000, the Company was informed by the public prosecutor of potential civil and criminal tax liabilities relating to certain employee stock options granted prior to the Company’s initial public offering in July 1999. Although the Company consulted with its Dutch tax advisors and the Dutch tax authorities prior to issuing these options and believes that its tax treatment of these options was correct, the Company is in negotiations with the public prosecutor to settle these charges (without admitting or denying guilt). The public prosecutor has indicated that he intends to seek a penalty and tax payment up to approximately €15.0 million. The Company intends to vigorously challenge both the tax payment as well as the payment of any significant penalty amount.

         Versatel is from time to time involved in routine litigation in the ordinary course of business. We believe that no currently pending litigation to which Versatel is a party will have a material adverse effect on our financial position or results of operations.

Cromwilld settlement agreement finalized in 1999

         Cromwilld, one of the shareholders of the Company, objected to the 1998 recapitalization as described in footnote 5 and to the issuance of the two tranches of units consisting of warrants and senior notes as described in footnote 12, and threatened to challenge in court certain of the Company’s actions in connection therewith. In January 1999, Cromwilld filed, pursuant to article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of the Company. In May 1999, the Enterprise Chamber denied Cromwilld’s request.

         On July 20, 1999, the Company entered into, along with its shareholders and certain other parties, a Settlement Agreement with Cromwilld Limited, in order to resolve disputes arising out of our shareholders’ agreement and other matters. The major terms of the Settlement Agreement provide for:

•	the transfer of 146,988 of our ordinary shares held by Telecom Founders B.V. to Cromwilld;

•	the issuance of 200,000 shares of the Company on July 20, 1999 to Cromwilld at a price of NLG 7.50 per ordinary share;

•	the ability for Cromwilld to include 1,800,000 of its ordinary shares in initial public offering of the Company;

•	certain piggyback registration rights in favor of Cromwilld that will take effect 180 days from the date of the initial public offering of the Company;

•	the payment by us of $300,000 from Cromwilld’s fees and expenses related to the Settlement Agreement and certain other matters;

•	the acknowledgment by all parties to the shareholders’ agreement of the Company that the shareholders’ agreement will be terminated concurrently with the closing of the initial public offering of the Company;

•	the withdrawal by Cromwilld of its pending legal proceedings against the Company and its shareholders;

•	Cromwilld’s full cooperation with the initial public offering of the Company; and

•	the obligation of the Company’s shareholders, including Cromwilld, to procure the resignation or dismissal of Cromwilld’s nominee, Denis O’Brien, from Supervisory Board of the Company, after the completion of the initial public offering.

         As of December 31, 2000, all of the terms of the Settlement Agreement, except with respect to certain piggyback registration rights provided to Cromwilld (which have not yet taken effect), have been completed.

         The expense related to this legal proceeding was classified as “Other expense, net” in the income statement for the year ended December 31, 1999. This agreement had no effect on the results for the year ended December 31, 2000.

22. Subsequent Events

         We have initiated an organizational restructuring which is expected to lead to a reduction of approximately 300 employees. We have implemented our organizational restructuring in order to realize synergies existing in our operations resulting from our increased scale.

         As a result of this restructuring, Versatel expects to recognize a one-time charge of approximately €7.5 million in the first quarter of 2001 to cover employee termination costs. Total annual savings in sales, general and administrative expenses are estimated to be approximately €15.0 million with €10.0 million, of such savings to be realized in 2001.

VERSATEL TELECOM INTERNATIONAL N.V.

Interim unaudited consolidated
balance sheet as of June 30, 2001

(Amounts in thousands)

	June 30, 2001

	(unaudited)
	€	US$
ASSETS

Current Assets:

Cash and cash equivalents	53,797	45,588

Marketable securities	903,346	765,495

Restricted cash, current portion	—	—

Accounts receivable, net	78,044	66,135

Inventory, net	13,079	11,083

Unbilled revenues	9,808	8,311

Prepaid expenses and other	36,421	30,863

Total current assets	1,094,495	927,475

Fixed Assets:

Property, plant and equipment, net	686,946	582,118

Construction in progress	187,838	159,174

Total fixed assets	874,784	741,292

Investment, at cost	120	102

Capitalized finance costs, net	38,043	32,237

Other non-current assets	5,549	4,703

Goodwill, net	232,016	196,610

Total assets	2,245,007	1,902,419

See notes to the Interim Unaudited Consolidated Financial Statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Interim unaudited consolidated
balance sheet as of June 30, 2001

(Amounts in thousands, except for share amounts)

	June 30, 2001

	(unaudited)
	€	US$
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	129,370	109,628

Accrued liabilities	199,679	169,208

Unearned revenue	18,468	15,650

Current portion of capital lease obligations	1,422	1,205

Total current liabilities	348,939	295,691

Capital lease obligations, net of current portion	6,010	5,093

Long-term liabilities	27,564	23,358

Long-term debt	1,754,830	1,487,043

Total liabilities	2,137,343	1,811,185

Shareholders’ Equity:

Ordinary shares, NLG 0.05 par value, 91,331,737 and 89,661,986 issued and outstanding as of June 30, 2001 and December 31, 2000 respectively	2,073	1,757

Additional paid-in capital	1,021,271	865,425

Warrants	336	285

Deferred compensation	(15,517)	(13,150)

Accumulated deficit	(900,499)	(763,083)

Total shareholders’ equity	107,664	91,234

Total liabilities and shareholders’ equity	2,245,007	1,902,419

See notes to the Interim Unaudited Consolidated Financial Statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Interim unaudited consolidated statements of operations
for the six months ended June 30, 2001 and June 30, 2000

(Amounts in thousands, except for per share amounts)

	Six Months Ended June 30,

	2000	2001

	€	€	US$
OPERATING REVENUES	75,679	124,774	105,733

OPERATING EXPENSES:

Cost of revenues, excluding depreciation	55,284	79,540	67,402

Selling, general and administrative	89,728	91,547	77,577

Restructuring expense	—	7,500	6,356

Depreciation and amortization	36,653	65,412	55,430

Total operating expenses	181,665	243,999	206,765

Operating Loss	(105,986)	(119,225)	(101,032)

OTHER INCOME (EXPENSES):

Foreign currency exchange gains (losses), net	(25,325)	(61,730)	(52,309)

Interest income	23,524	26,308	22,293

Interest expense	(73,172)	(90,689)	(76,850)

Result from investments	2,267	147	125

Total other income (expenses)	(72,706)	(125,964)	(106,741)

Loss before income taxes, minority share and extraordinary item	(178,692)	(245,189)	(207,773)

Credit from income taxes	41	—	—

Net loss before minority share and extraordinary item	(178,651)	(245,189)	(207,773)

Minority share	792	—	—

Net loss before extraordinary item	(177,859)	(245,189)	(207,773)

Extraordinary item	—	5,872	4,976

Net loss	(177,859)	(239,317)	(202,797)

Net loss per share before Extraordinary Item (Basic and Diluted)	(2.14)	(2.71)	(2.30)

Net loss per share after Extraordinary Item (Basic and Diluted)	(2.14)	(2.65)	(2.24)

Weighted average number of shares outstanding Basic	83,016	90,397	90,397

Diluted	101,386	109,052	109,052

See notes to the Interim Unaudited Consolidated Financial Statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Interim unaudited consolidated statements of cash flows
for the six months ended June 30, 2001 and June 30, 2000

(Amounts in thousands)

	Six Months Ended

	June 30, 2000	June 30, 2001

	€	€	US$
Cash Flows from Operating Activities:

Net loss	(177,859)	(239,317)	(202,797)

Adjustments to reconcile net loss to net cash used in operating activities Depreciation and amortization	36,653	65,412	55,430

Amortization finance cost	3,063	3,510	2,974

Loss (profit) on disposal of fixed assets	2,826	(7,801)	(6,611)

Accreted interest on convertible notes	10,890	15,864	13,443

Stock based compensation	—	3,752	3,179

Deferred income	2,825	(4,209)	(3,567)

Profit on extinguishment of debt	—	(5,872)	(4,976)

Exchange loss on long-term debt and restricted cash	32,235	61,730	52,310

Changes in other operating assets and liabilities Accounts receivable	(29,346)	(3,237)	(2,743)

Inventory	(3,022)	(3,275)	(2,775)

Prepaid expenses and other	(12,589)	22,749	19,278

Accounts payable	13,972	662	562

Accrued liabilities	27,701	(14,653)	(12,417)

Net cash used in operating activities	(92,651)	(104,685)	(88,710)

Cash Flows from Investing Activities:

Capital expenditures	(177,152)	(139,349)	(118,084)

Finance costs of senior notes and convertible notes	(19,728)	—	—

Acquisition of business, net of cash acquired	(93,764)	(120)	(102)

Purchase of marketable securities	(1,572,491)	(824,743)	(698,887)

Sales of marketable securities	632,558	1,037,646	879,301

Net cash used in (from) investing activities	(1,230,577)	73,434	62,228

Cash Flows from Financing Activities:

Payments under capital lease obligations	(34,468)	(1,658)	(1,404)

Proceeds from (redemption of) short-term loans	12,534	(3,270)	(2,771)

Proceeds from long-term debt	25,414	1,917	1,624

Proceeds from (redemption of) senior notes and convertible notes	667,299	(3,569)	(3,024)

Restricted cash paid as interest	14,161	28,100	23,812

Warrants exercised	1,615	293	248

Proceeds exercised options	1,486	1,093	926

Shareholder contributions	241,109	524	444

Net cash provided by financing activities	929,150	23,430	19,855

Net Increase (Decrease) in Cash	(394,078)	(7,821)	(6,627)

Cash, beginning of the period	824,315	61,618	52,215

Cash, end of the period	430,237	53,797	45,588

Supplemental Disclosures of Cash Flow Information:

Cash paid for— Interest (net of amounts capitalized)	44,934	77,897	66,010

See notes to the Interim Unaudited Consolidated Financial Statements.

VERSATEL TELECOM INTERNATIONAL N.V.

Interim unaudited consolidated statement of changes in
shareholders’ equity for the six months ended June 30, 2001

(Amounts in thousands of euros, except for share and per share amounts)

	Number of		Additional
	shares	Ordinary	paid-in		Deferred	Accumulated
	outstanding	shares	capital	Warrants	Compensation	deficit	Total

		€	€	€	€	€	€
Balance, December 31, 1999	79,224,986	1,797	743,619	2,088	—	(239,835)	507,669

Shareholders contributions	5,100,000	116	238,411	—	—	—	238,527

Shares issued for acquisition	221,371	5	4,316	—	—	—	4,321

Stock options exercised	2,221,626	49	2,696	—	—	—	2,745

Warrants exercised	2,893,913	66	3,669	(1,366)	—	—	2,369

Deferred compensation	—	—	26,304	—	(26,304)	—	—

Amortization of deferred compensation	—	—	—	—	7,034	—	7,034

Net loss	—	—	—	—	—	(421,347)	(421,347)

Balance, December 31, 2000	89,661,896	2,033	1,019,015	722	(19,270)	(661,182)	341,318

Shares issued for acquisition	7,500	1	524	—	—	—	525

Stock options exercised	927,633	17	1,070	—	—	—	1,087

Warrants exercised	734,718	22	662	(386)	—	—	298

Amortization of deferred compensation	—	—	—	—	3,753	—	3,753

Net loss	—	—	—	—	—	(239,317)	(239,317)

Balance June 30, 2001	91,331,747	2,073	1,021,271	336	(15,517)	(900,499)	107,664

See notes to the Interim Unaudited Consolidated Financial Statements.

VERSATEL TELECOM INTERNATIONAL N.V.

notes to the interim unaudited consolidated financial statements as of June 30, 2001 for the six months ended June 30, 2000 and 2001

1. Financial Presentation and Disclosures

                  In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Versatel Telecom International N.V. and its wholly owned subsidiaries (the “Company”) have been prepared in conformity with U.S. generally accepted accounting principles (“US GAAP”) and contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company’s consolidated financial position as of June 30, 2001, and the results of operations and cash flows for the six months ended June 30, 2000 and 2001.

                  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company’s 2000 audited financial statements and the notes related thereto, filed on Form 20-F. The results of operations for the three and six months ended June 30, 2001 may not be indicative of the operating results for the full year.

                  1.1 Subsidiaries and Investments

                  The consolidated financial statements include the accounts of the Company and all entities in which the Company has a controlling voting interest (“Subsidiaries”). The results of these Subsidiaries are included from the respective dates of acquisition or incorporation by the Company. All significant intercompany transactions have been eliminated.

                  Minority interest in the consolidated statement of operations represents the minority shareholders’ share of the income or loss of the consolidated subsidiaries. The minority interest in the consolidated balance sheet reflect the original investment by these minority shareholders in the consolidated subsidiaries, adjusted for their proportional share of the income or loss of the subsidiary. When the minority interest amount in the consolidated balance sheet is fully offset by losses of the subsidiary, the Company recognized the entire net loss of such subsidiary.

                  Investments are stated at the lower of cost and net realizable value.

         1.2 Recently issued Accounting Standards

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001. SFAS No. 141 requires intangible assets to be recognised if they arise from contractual or legal rights or are “separable”, i.e., it is feasible that they may be sold, transferred, licensed, rented, exchanged or pledged. As a result, it is likely that companies will recognise more intangible assets under SFAS No. 141 than its predecessor, APB Opinion No. 16 although in some instances previously recognised intangibles will be subsumed into goodwill.

         Under SFAS No. 142, goodwill will no longer be amortised on a straight-line basis over its estimated useful life, but will be tested for impairment on an annual basis and whenever indicators of impairment arise. The goodwill impairment test, which is based on fair value, is to be performed on a reporting unit level. A reporting unit is defined as a SFAS No. 131 operating segment or one level lower. Goodwill will no longer be allocated to other long-lived assets for impairment testing under SFAS No. 121, Accounting for the Impairment of long-lived Assets and for long-lived Assets to be Disposed of. Additionally, goodwill on equity method investments will no longer be amortised; however, it will continue to be tested for impairment in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in

Common Stock. Under SFAS No. 142 intangible assets with indefinite lives will not be amortised. Instead they will be carried at the lower cost or market value and tested for impairment at least annually. All other recognised intangible assets will continue to be amortised over their estimated useful lives.

         SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 although goodwill on business combinations consummated after July 1, 2001 will not be amortised. On adoption the company may need to record a cumulative effect adjustment to reflect the impairment of previously recognised intangible assets. In addition, goodwill on prior business combinations will cease to be amortised. The company has not yet quantified the impact of adopting SFAS 141 and SFAS 142 on the financial statements.

         1.3 Recently adopted Accounting Standards

                  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for derivative instruments and hedging activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative’s fair value be recognized currently in earnings unless specific accounting criteria are met. If a derivative instrument qualifies for hedge accounting, the gains or losses from the derivative may offset results from the hedged item in the statement of operations or other comprehensive income, depending on the type of hedge. To adopt hedge accounting, a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

                  In June 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 138, Accounting for Certain Derivative Instruments, an amendment of SFAS No. 133. Accounting for derivative Instruments and hedging Activities. SFAS No. 133 is effective for all years beginning after June 15, 2000. (January 1, 2001 for Versatel) SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their current value. Changes in current value of derivatives are recorded in the statement of operations as comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is the type of hedge transaction. SFAS 137 delayed the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company subsequently implemented these statements as of January 1, 2001 without any material impact on its financial position or results of operations.

         1.4 Extraordinary item

                  The company extinguished some of its long-term debt instruments and realized an extraordinary profit of €5.9 million on these transactions.

         1.5 Reclassification

                  Certain prior period balances have been restated to conform to current year presentation.

2. Current Events

                  During January 2001, the Company granted 150,000 stock options and during June 2001 the Company granted 1,253,600 stock options under the 2000 Stock Option Plan. As of June 30, 2001, the Company has granted 2,937,100 of the 3,000,000 options under the 2000 Stock Option Plan as approved by the Supervisory Board. The Company expects to grant the remaining 62,900 options, along with the remaining 591,500 options under the 1999 Stock Option Plan, under the terms of the 2000 Stock Option Plan during the remainder of 2001.

3. Organizational Restructuring

                  In March 2001, the Company initiated a restructuring plan for its operations in The Netherlands and Germany. Under the plan, the Company identified approximately 300 employees to be terminated. The restructuring was initiated to enable the Company to realize synergies existing in its operations resulting from its increased operations.

                  As a result of this restructuring, Versatel recognized a one-time charge €7.5 million in the first quarter of 2001 to cover restructuring costs. Versatel incurred cash payments amounting to €1.8 million during the quarter ended June 30, 2001 to cover employee termination cost and idle office space. It is expected that the remaining restructuring payments will be incurred during the remainder of 2001 and 2002.

                  Total annual savings in selling, general and administrative expenses and cash flows are estimated to be approximately €15.0 million, with €10.0 million of such savings expected to be realized in 2001.

4. Foreign Currency Transactions

                  The Company’s functional currency is the euro. Transactions involving other currencies are converted into euro using the exchange rates that are in effect at the time of the transaction.

                  At the balance sheet date, monetary assets and liabilities, which are denominated in other currencies, are adjusted to reflect the current exchange rates. Gains or losses resulting from foreign currency re-measurements are reflected in the accompanying statements of operations.

         For the six months ended June 30, 2001, the Company realized a net exchange loss of €61.7 million. An exchange loss of €64.0 million was realized on the U.S. Dollar denominated long-term debt ($225,000,000 13 1/4% Senior U.S. Dollar notes due 2008, $150,000,000 13 1/4% Senior U.S. Dollar notes due 2008 and $180,000,000 11 7/8% Senior U.S. Dollar notes due 2009). In the same period, an exchange gain of €1.7 million was realized on cash denominated in U.S. dollars in the amount of €13.6 million and an exchange gain of €0.6 million was realized on other activities.

5. Restricted Cash

         On May 15, 2001, the Company’s funds that had been placed in escrow to cover interest payments on the high yield notes issued in 1998 had been exhausted. The Company will need to substantially increase its net cash flow in order to meet its debt service obligations.

6. Financial Condition and Operations

                  For the three and six months ended June 30, 2001, the Company had a loss of €108.1 million and €239.3 million respectively. In addition, the Company had an accumulated deficit of €900.5 million as of June 30, 2001.

         Although the Company expects to incur operating losses and net losses for the foreseeable future, it has a positive working capital of €745.6 million at June 30, 2001, and cash and cash equivalents and marketable securities balances of €957.1 million which, together with other available financing and cash flows from operations, will provide the Company with sufficient capital to fund its planned capital expenditures, as well as for acquisitions and anticipated losses until the beginning of 2004. Although the Company currently maintains significant cash balances, it may require additional capital earlier than anticipated to continue funding the expansion and development of its network and service offerings as well as for acquisitions.

7. Segmental reporting

                  Until 1999, the Company essentially managed its business as one segment. The Company’s substantial growth during 2000 led the Company to formally manage its business by different segments on a service per customer type level and on a geographical basis. Accordingly, these segments are presented below. As an indicator of our level of activity, gross billings are also included in the tables below.

Revenues

                  The Company’s revenues on a service by customer type is divided as follows:

	Six Months Ended
	June 30,

	2000	2001

	(euro in thousands)
Revenues

Business customers

Voice	31,780	42,885

Data	12,412	24,275

Internet	13,253	20,557

Residential customers

Voice	3,277	7,462

Internet	2,447	5,964

Carrier Services customers

Voice (1)	6,590	8,966

Data	2,550	4,365

Other	3,370	10,300

Total	75,679	124,774

(1)Gross Billings	6,590	14,458

         The Company’s revenues presented on a geographical basis is divided as follows:

	Six Months Ended
	June 30,

	2000	2001

	(euro in thousands)
Revenues

The Netherlands	45,562	75,857

Belgium	8,744	17,432

Germany (1)	21,373	31,485

Total	75,679	124,774

(1)Gross Billings	21,373	36,977

Adjusted EBITDA

                  Adjusted EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization, restructuring expense, deferred compensation and foreign exchange gain (loss).

                  Due to the integrated nature of the Company’s activities a meaningful breakdown of the Adjusted EBITDA between services per customer type is not presented here.

                  The Company’s Adjusted EBITDA presented on a geographical basis is divided as follows:

	Six Months Ended
	June 30,

	2000	2001

	(euro in thousands)
The Netherlands (1)	(48,010)	(23,013)

Belgium	(9,242)	(14,403)

Germany	(12,081)	(16,397)

Total	(69,333)	(53,813)

Amortization of deferred compensation	—	3,752

Adjusted EBITDA after deferred compensation adjustment	(69,333)	(50,061)

(1)	Includes all corporate overhead and network service components

Fixed assets

                  Due to the integrated nature of our activities a meaningful breakdown of the fixed assets between services per customer type is not presented here.

                  The Company’s fixed assets presented on a geographical basis is divided as follows:

June 30, 2001

(euro in thousands)
The Netherlands	416,741

Belgium	78,642

Germany	191,563

Total	686,946

                  8. Commitments not reflected in the Balance sheet

                  Commitments in connection with the rollout of the Company’s network not yet recorded on the balance sheet amount to approximately €20.7 million as of June 30, 2001.

                  The guarantees issued as of June 30, 2001 on behalf of third parties amount to €5.4 million.

PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY

Versatel Telecom International N.V.
Hullenbergweg 101
1101 CL Amsterdam-Zuidoost
The Netherlands

INDEPENDENT AUDITORS

Arthur Andersen
Prof. W.H. Keesomlaan 8
1183 DJ Amstelveen
The Netherlands

LEGAL ADVISERS

To the Company as to U.S. Law Shearman & Sterling Broadgate West 9 Appold Street London EC2A 2AP England	To the Company as to Dutch Law Stibbe Strawinskylaan 2001 1077 ZZ Amsterdam The Netherlands

To the Dealer Managers as to U.S. Law Simpson Thacher & Bartlett One Ropemaker Street City Point London EC2Y 9HU England	To the Dealer Managers as to Dutch Law De Brauw Blackstone Westbroek N.V. Tripolis 300 Burgerweeshuispad 301 1076 HR Amsterdam The Netherlands

EXCHANGE AGENT

The Bank of New York
One Canada Square
London E14 5AL
England

INFORMATION AGENT

D.F. King & Co., Inc. 77 Water Street New York, New York 10005 U.S.A. Banks and Brokers call collect: (1 212) 269 5550	D.F. King (Europe) Limited 2 London Wall Buildings London Wall London EC2M 5PP England Call collect:

All Others Call Toll Free: (1 800) 431 9633	(44 20) 7920 9700

DEALER MANAGERS

Lehman Brothers One Broadgate London EC2M 7HA England	Morgan Stanley 25 Cabot Square Canary Wharf London E14 4QA England

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Netherlands law does not prohibit indemnification of directors, employees and agents of corporations. The Company has obtained liability insurance for its directors, employees and agents. Under Netherlands law, the legal reasonableness and fairness test means that such indemnity cannot be relied on where the individual has been grossly negligent, fraudulent or dishonest.

Item 21. Exhibits and Financial Statement Schedules

         (a)  Exhibits

Exhibits		Description
3.1(1)	—	Deed of Incorporation and Articles of Association (as amended) of the Company

4.1(2)	—	Form of Note for the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008 (contained in Indenture filed as Exhibit 4.2)

4.2(2)	—	Indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated May 27, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.3*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated May 27, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.4(3)	—	Form of Note for the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008 (contained in Indenture filed as Exhibit 4.4)

4.5(3)	—	Indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated December 3, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.6*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated December 3, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.7(4)	—	Form of Note for the Registrant’s 11 7/8% Senior U.S. Dollar Notes due 2009 (contained in Indenture filed as Exhibit 4.6)

4.8(4)	—	Indenture relating to the Registrant’s 11 7/8% Senior U.S. Dollar Notes due 2009, dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.9*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 11 7/8% Senior U.S. Dollar Notes due 2009, dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.10(4)	—	Form of Note for the Registrant’s 11 7/8% Senior Euro Notes due 2009 (contained in Indenture filed as Exhibit 4.8)

4.11(4)	—	Indenture relating to the Registrant’s 11 7/8% Senior Euro Notes due 2009, dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.12*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 11 7/8% Senior Euro Notes due 2009 dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.13(5)	—	Form of Note for the Registrant’s 11 1/4% Senior Euro Notes due 2010 (contained in Indenture filed as Exhibit 4.10)

4.14(5)	—	Indenture relating to the Registrant’s 11 1/4% Senior Euro Notes due 2010, dated March 30, 2000, between the Company and The Bank of New York, as Trustee

4.15*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 11 1/4% Senior Euro Notes due 2010, dated March 30, 2000, between the Company and The Bank of New York, as Trustee

4.16(6)	—	Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, dated December 17, 1999, between the Company and ING Bank N.V.

4.17*	—	Form of Amended Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, between the Company and ING Bank N.V. relating to the Registrant’s 4% Senior Convertible Notes due 2004

4.18(6)	—	Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, dated March 20, 2000, between the Company and ING Bank N.V.

4.19*	—	Form of Amended Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, between the Company and ING Bank N.V. relating to the Registrant’s 4% Senior Convertible Notes due 2005

5.1*	—	Opinion of Shearman & Sterling regarding the legality of the securities being registered

5.2*	—	Opinion of Stibbe regarding the legality of the securities being registered

8.1*	—	Opinion of Shearman & Sterling regarding tax matters

12.1	—	Statements re computation of earnings to fixed charges

21.1	—	List of subsidiaries

23.1	—	Consent of Shearman & Sterling (included as part of Exhibit 5.1)

23.2	—	Consent of Stibbe (included as part of Exhibit 5.2)

23.3	—	Consent of Arthur Andersen

23.4	—	Consent of BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftprüfungsgesellschaft

23.5	—	Consent of BDO Nordwestdeutsche Treuhand Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

24.1	—	Power of Attorney (included on the signature pages of this Registration Statement)

99.1*	—	Letter of Transmittal

99.2*	—	Notice of Guaranteed Delivery

*	To be filed by Amendment

(1)	Previously filed as exhibit to the Company’s Registration Statement on Form F-1 (File number 333-81333) initially filed with the Commission on June 23, 1999 and incorporated herein by reference.

(2)	Previously filed as exhibit to the Company’s Registration Statement on Form F-4 (File number 333-59979) initially filed with the Commission on July 27, 1998 and incorporated herein by reference.

(3)	Previously filed as exhibit to the Company’s Registration Statement on Form F-4 (File number 333-70449) filed with the Commission on January 12, 1999 and incorporated herein by reference.

(4)	Previously filed as exhibit to the Company’s Registration Statement on Form F-1 (File number 333-81329) initially filed with the Commission on June 22, 1999 and incorporated herein by reference.

(5)	Previously filed as exhibit to the Company’s Registration Statement on Form F-4 (File number 333-43938) filed with the Commission on August 16, 2000 and incorporated herein by reference.

(6)	Previously filed as exhibit to the Company’s Registration Statement on Form 20-F (File number 333-59979) filed with the Commission on March 30, 2001 and incorporated herein by reference.

(b)	Financial Statement Schedules

(1)	Financial Statements

         The financial statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

(2)	Schedules

         The financial statement schedules of the Company have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

Item 22 Undertakings

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, State of The Netherlands, on the 12th day of October 2001.

Versatel Telecom International N.V.

By: /s/ Raj M. Raithatha Raj M. Raithatha Managing Director and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Company’s Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of October, 2001. Each person whose signature appears below hereby authorizes Raj Raithatha, with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints Raj Raithatha, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with any exhibits thereto and other documents in connection therewith.

Signature	Title

/s/ RAJ M. RAITHATHA Raj M. Raithatha	Managing Director (principal executive officer)

/s/ PHILIPPE SANTIN Philippe Santin	Chief Financial Officer (principal financial and accounting officer)

/s/ R. GARY MESCH R. Gary Mesch	Supervisory Director

/s/ LEO W.A.M.VAN DOORNE Leo W.A.M. van Doorne	Supervisory Director

/s/ SANDER VAN BRUMMELEN Sander van Brummelen	Supervisory Director

/s/ HANS G. WACKWITZ Hans G. Wackwitz	Supervisory Director

/s/ JAMES R. MEADOWS James R. Meadows	Supervisory Director

/s/ H.S. JöRG MOHAUPT H.S. Jörg Mohaupt	Supervisory Director

AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned in the capacity indicated on the 12th day of October 2001.

Name	Capacity

/s/ DONALD J. PUGLISI Donald J. Puglisi	Managing Director of Puglisi & Associates

INDEX TO EXHIBITS

Exhibits		Description
3.1(1)	—	Deed of Incorporation and Articles of Association (as amended) of the Company

4.1(2)	—	Form of Note for the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008 (contained in Indenture filed as Exhibit 4.2)

4.2(2)	—	Indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated May 27, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.3*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated May 27, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.4(3)	—	Form of Note for the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008 (contained in Indenture filed as Exhibit 4.4)

4.5(3)	—	Indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated December 3, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.6*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 13 1/4% Senior U.S. Dollar Notes due 2008, dated December 3, 1998, between the Company and U.S. Trust Company of New York, as Trustee

4.7(4)	—	Form of Note for the Registrant’s 11 7/8% Senior U.S. Dollar Notes due 2009 (contained in Indenture filed as Exhibit 4.6)

4.8(4)	—	Indenture relating to the Registrant’s 11 7/8% Senior U.S. Dollar Notes due 2009, dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.9*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 11 7/8% Senior U.S. Dollar Notes due 2009, dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.10(4)	—	Form of Note for the Registrant’s 11 7/8% Senior Euro Notes due 2009 (contained in Indenture filed as Exhibit 4.8)

4.11(4)	—	Indenture relating to the Registrant’s 11 7/8% Senior Euro Notes due 2009, dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.12*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 11 7/8% Senior Euro Notes due 2009 dated July 23, 1999, between the Company and U.S. Trust Company of New York, as Trustee

4.13(5)	—	Form of Note for the Registrant’s 11 1/4% Senior Euro Notes due 2010 (contained in Indenture filed as Exhibit 4.10)

4.14(5)	—	Indenture relating to the Registrant’s 11 1/4% Senior Euro Notes due 2010, dated March 30, 2000, between the Company and The Bank of New York, as Trustee

4.15*	—	Form of Supplemental Indenture, supplementing the indenture relating to the Registrant’s 11 1/4% Senior Euro Notes due 2010, dated March 30, 2000, between the Company and The Bank of New York, as Trustee

4.16(6)	—	Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, dated December 17, 1999, between the Company and ING Bank N.V.

4.17*	—	Form of Amended Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, between the Company and ING Bank N.V. relating to the Registrant’s 4% Senior Convertible Notes due 2004

4.18(6)	—	Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, dated March 20, 2000, between the Company and ING Bank N.V.

4.19*	—	Form of Amended Principal Paying Agent, Conversion Agent, Conversion Calculation Agent and Registrar Agreement, between the Company and ING Bank N.V. relating to the Registrant’s 4% Senior Convertible Notes due 2005

5.1*	—	Opinion of Shearman & Sterling regarding the legality of the securities being registered

5.2*	—	Opinion of Stibbe regarding the legality of the securities being registered

8.1*	—	Opinion of Shearman & Sterling regarding tax matters

12.1	—	Statements re computation of earnings to fixed charges

21.1	—	List of subsidiaries

23.1	—	Consent of Shearman & Sterling (included as part of Exhibit 5.1)

23.2	—	Consent of Stibbe (included as part of Exhibit 5.2)

23.3	—	Consent of Arthur Andersen

23.4	—	Consent of BDO Deutsche Warentreuhand Aktiengesellschaft Wirtschaftprüfungsgesellschaft

23.5	—	Consent of BDO Nordwestdeutsche Treuhand Gesellschaft mit beschränkter Haftung Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft

24.1	—	Power of Attorney (included on the signature pages of this Registration Statement)

99.1*	—	Letter of Transmittal

99.2*	—	Notice of Guaranteed Delivery

*	To be filed by Amendment.

(1)	Previously filed as exhibit to the Company’s Registration Statement on Form F-1 (File number 333-81333) initially filed with the Commission on June 23, 1999 and incorporated herein by reference.

(2)	Previously filed as exhibit to the Company’s Registration Statement on Form F-4 (File number 333-59979) initially filed with the Commission on July 27, 1998 and incorporated herein by reference.

(3)	Previously filed as exhibit to the Company’s Registration Statement on Form F-4 (File number 333-70449) filed with the Commission on January 12, 1999 and incorporated herein by reference.

(4)	Previously filed as exhibit to the Company’s Registration Statement on Form F-1 (File number 333-81329) initially filed with the Commission on June 22, 1999 and incorporated herein by reference.

(5)	Previously filed as exhibit to the Company’s Registration Statement on Form F-4 (File number 333-43938) filed with the Commission on August 16, 2000 and incorporated herein by reference.

(6)	Previously filed as exhibit to the Company’s Registration Statement on Form 20-F (File number 333-59979) filed with the Commission on March 30, 2001 and incorporated herein by reference.